UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

RENAISSANCE LEARNING, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Renaissance Learning, Inc.
(2)	Aggregate number of securities to which transaction applies:
29,393,348 shares of Common Stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of: (A) 29,363,477 (as of August 31, 2011) shares of Common Stock (including restricted stock and restricted stock units) multiplied by $14.85 per share; and (B) options to purchase 29,871 shares of Common Stock with exercise prices less than $14.85 per share multiplied by $1.45 (which is the difference between $14.85 and the weighted average exercise price of $13.39 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $436,090,946.40
(5)	Total fee paid: $50,630.16

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

RENAISSANCE LEARNING, INC.

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
_______________, 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Renaissance Learning, Inc., a Wisconsin corporation (“Renaissance”), to be held at ___________________ on __________, 2011 at _________, Central Time.

On August 15, 2011, Renaissance entered into an Agreement and Plan of Merger (the “merger agreement”), with Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Renaissance, upon the terms and conditions of the merger agreement, with Renaissance surviving as an indirect wholly owned subsidiary of Parent. Parent and Merger Sub were formed at the direction of investment funds advised by Permira Advisers LLC. If the merger is completed, you will be entitled to receive $14.85 in cash, without interest, for each share of Renaissance common stock you own as of the time the merger becomes effective. The Renaissance board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, fair to and in the best interests of shareholders.

An affirmative vote of the holders of a majority of the shares of our common stock outstanding as of close of business on [__________________], the record date for the special meeting, is required to adopt and approve the merger agreement. Pursuant to a shareholders agreement, certain shareholders, including our chairman and co-chairman, have agreed to vote shares representing approximately [_________]% of the Renaissance common stock outstanding, as of the record date, in favor of the proposal to adopt and approve the merger agreement. Therefore, while the shareholders agreement is in effect, the merger agreement will be adopted and approved regardless of how other shareholders vote. The Renaissance board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement.

The Securities and Exchange Commission recently adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to Renaissance’s executive officers in connection with the merger. Accordingly, at the special meeting, you will be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger. For purposes of this proposal, “golden parachute” compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the proposed merger pursuant to arrangements entered into with Renaissance. The Renaissance board of directors unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger.

Your vote is important, regardless of the number of shares of Renaissance common stock you own. Whether or not you plan to attend the meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the meeting. If you fail to vote your shares or abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement. A failure to vote or an abstention will have no effect on the proposal regarding “golden parachute” compensation. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares of Renaissance common stock without instructions from you. You should instruct your broker, bank or other nominee how to vote your shares of Renaissance common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of Renaissance common stock “FOR” the proposal to adopt and approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt and approval the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement, including the appendices, carefully.

Our board of directors and management appreciate your support of Renaissance and we hope you will support this transaction.

Sincerely,

[__________________________]
[Title]

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated _______________, 2011, is first being mailed to shareholders on or about _______________, 2011.

RENAISSANCE LEARNING, INC.

2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD _______________, 2011
________________________________________

Notice is hereby given that a special meeting of the shareholders of Renaissance Learning, Inc., a Wisconsin corporation (“Renaissance”), will be held at ________________________________________ on __________, 2011 at __________, Central Time, for the following purposes:

1.
To vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 15, 2011 (the “merger agreement”), by and among Renaissance, Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), as more fully described in the merger agreement.

2.
To cast a non-binding advisory vote to approve “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and

3.	To vote on any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Shareholders of record as of close of business on [___________], 2011 are entitled to notice of, and to vote at, the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement, including the appendices, carefully.

You are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. It is important that all shareholders vote their shares by taking this action as promptly as possible.

By Order of the Board of Directors,

[__________________________]
Mary T. Minch, Secretary

_______________, 2011

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR RENAISSANCE COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE [●] OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOUR BROKER, BANK OR OTHER NOMINEE WILL BE UNABLE TO VOTE YOUR SHARES OF RENAISSANCE COMMON STOCK WITHOUT INSTRUCTION FROM YOU.

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the material terms of the transaction detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page [●].

In this proxy statement, the terms “we,” “us,” “our,” “Renaissance” and the “company” refer to Renaissance Learning, Inc. We refer to:

•	Raphael Holding Company as “Parent,”

•	Raphael Acquisition Corp. as “Merger Sub,”

•	Goldman, Sachs & Co. as “Goldman Sachs,” and

•	Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. collectively as the “Funding Parties.”

•	The Proposed Transaction (Page [●])

The proposed transaction is the acquisition of Renaissance by Parent pursuant to the Agreement and Plan of Merger, dated as of August 15, 2011 (the “merger agreement”), by and among Renaissance, Parent and Merger Sub. Upon the terms and subject to the conditions set forth in the merger agreement, the acquisition will be effected by the merger of Merger Sub, an indirect wholly owned subsidiary of Parent, with and into Renaissance, with Renaissance being the surviving corporation and becoming an indirect wholly owned subsidiary of Parent. The parties currently expect to complete the merger in the fourth quarter of 2011, subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions of Merger” beginning on page [●].

•	Renaissance Will Hold a Special Meeting of its Shareholders (Page [●])

Date, Time and Place (Page [●]). The special meeting will be held at _____________________________ on __________, _______________, 2011 at __________, Central Time. At the special meeting, you will be asked to (i) vote on a proposal to adopt and approve the merger agreement; (ii) cast a non-binding advisory vote to approve “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and (iii) vote on any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Record Date and Voting (Page [●]). Only shareholders who hold shares of Renaissance common stock as of close of business on [______________], 2011, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Renaissance common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were ___________ shares of Renaissance common stock outstanding.

Vote Required (Page [●]). Adoption and approval of the merger agreement requires the affirmative vote of a majority of the shares of Renaissance common stock outstanding on the record date. Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger under their existing agreements with Renaissance requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Share Ownership of Directors and Executive Officers (Page [●]); Shareholders Agreement (Page [●]). As of the record date, Renaissance directors, including Terrance D. Paul and Judith Ames Paul (who we refer to as “the Pauls”) and executive officers beneficially owned and are entitled to vote, in the aggregate, ___________ shares of Renaissance common stock, representing approximately _____% of the shares of Renaissance common stock outstanding as of the record date. The directors and executive officers have informed us that they intend to vote all of their shares “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger under their existing agreements with Renaissance. Concurrently with the execution of the merger agreement, and as a condition to Parent’s and Merger Sub’s willingness to enter into the merger agreement, Renaissance entered into a shareholders agreement (the “shareholders agreement”), by and among Renaissance, Parent, Merger Sub and certain shareholders of Renaissance, including Terrance D. Paul and Judith Ames Paul, the Chairman and Co-Chairman, respectively, of the Renaissance board of directors, along with certain family members and affiliated trusts and entities (who we refer to collectively as, the “Paul Shareholders”). Pursuant to the shareholders agreement, while the shareholders agreement is in effect, the Paul Shareholders have agreed to vote all shares of Company common stock beneficially owned or controlled by them “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, except that their obligation to do so will be suspended if and for so long as the board of directors has changed its recommendation to Renaissance’s shareholders in favor of the merger agreement in light of an “intervening event,” as defined in the merger agreement. The shareholders agreement, including the Paul Shareholders’ obligation to vote in favor of the merger agreement, will automatically terminate upon any termination of the merger agreement. As of the record date, the Paul Shareholders owned, in the aggregate, _______ shares of Renaissance common stock, representing approximately _____% of the shares of Renaissance common stock outstanding as of the record date.

i

•	If the Merger is Completed, Renaissance’s Shareholders Will Receive $14.85 in Cash For Each Share of Renaissance Common Stock They Own (Page [●])

If the merger is completed, each share of Renaissance common stock issued and outstanding immediately prior to the effective time, other than shares owned by Renaissance (or held in its treasury), and shares owned by Parent, Merger Sub or any other subsidiary of Parent, will cease to be outstanding and will be converted into the right to receive $14.85 in cash, which we refer to in this proxy statement as the “merger consideration”. Shares that are not so converted in the merger will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange for them. The total merger consideration that is expected to be paid to holders of Renaissance common stock in the merger is approximately $[___________].

•	How Outstanding Stock Options, Restricted Stock Awards and the Employee Stock Purchase Plan Will Be Treated (Page [●])

Options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash (without interest) equal to the excess (if any) of $14.85 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised less any applicable withholding taxes. All options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $14.85 per share, will be cancelled as of the effective time of the merger for no consideration.

Shares of restricted stock granted under Renaissance stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest at the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $14.85 per share, less any applicable withholding taxes.

Restricted stock units granted under Renaissance stock incentive plans that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to (a) receive an amount in cash equal to $14.85 per share, less any applicable withholding taxes or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $14.85, less any applicable withholding taxes, for each share received.

Prior to the effective time of the merger, (i) Renaissance, the board of directors and the applicable committee administering Renaissance’s Amended and Restated Employee Stock Purchase Plan, as applicable, shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares. The Amended and Restated Employee Stock Purchase Plan shall terminate immediately following the effective time of the merger.

•	Recommendation of the Board of Directors (Page [●])

The Renaissance board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of the holders of Renaissance common stock and has adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. The Renaissance board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger under their existing agreements with Renaissance. The board of directors reached its determination based on various factors, as more fully described in this proxy statement.

•	Opinion of Renaissance’s Financial Advisor (Page [●])

Goldman Sachs delivered its opinion to the Renaissance board of directors that, as of August 15, 2011 and based upon and subject to the factors and assumptions set forth therein, the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated August 15, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Renaissance’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Renaissance and Goldman Sachs, Renaissance has agreed to pay Goldman Sachs a transaction fee of approximately $7.8 million, all of which is payable upon consummation of the merger.

•	Financing of the Merger; Equity Financing; Debt Financing (Page [●])

Parent has obtained an equity financing commitment letter from the Funding Parties and Merger Sub has obtained a debt commitment letter from Royal Bank of Canada (“RBC”) in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately $466.7 million. These funds, in addition to Renaissance’s and the surviving corporation’s cash, as the case may be, are expected to be sufficient to pay merger consideration in the amount of approximately $[_________] to our shareholders. The funding of these equity and debt financings is subject to the satisfaction of the conditions set forth in the financing letters pursuant to which the financing will be provided.

Equity Financing. Parent has received an equity commitment letter from the Funding Parties to purchase common equity securities of Parent for an aggregate purchase price up to approximately $196.7 million (the “equity financing”). In the event that Parent does not require all of the equity for which the Funding Parties made a commitment, the equity financing will be reduced accordingly.

Debt Financing. Merger Sub has received a debt commitment letter for debt financing in an aggregate principal amount of up to $270.0 million from RBC, consisting of a $175.0 million senior first lien term loan facility, a $20.0 million senior first lien revolving credit facility and a $75.0 million second lien term loan facility (the “debt financing” and together with equity financing, the “financing”).

Financing Cooperation. Upon the reasonable request of Parent, Renaissance has agreed to, and has agreed to cause its subsidiaries to, use its reasonable best efforts to cooperate with Parent in connection with obtaining the financing, or any permitted replacement, amended, modified or alternative financing (collectively with the financing, the “available financing”) as more fully described in “The Merger — Financing of the Merger; Equity Financing; Debt Financing” below. Parent has agreed to (i) reimburse Renaissance for all reasonable and out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Renaissance and its subsidiaries in connection with such cooperation, and (ii) indemnify and hold harmless Renaissance and its subsidiaries, and their respective affiliates and representatives against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the available financing except to the extent such losses, damages, claims, costs or expenses arise from such parties’ gross negligence, bad faith or willful misconduct.

•	Our Directors and Executive Officers Have Interests in the Transaction That are Different From, or in Addition to, Interests of Renaissance’s Shareholders Generally (Page [●])

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest including the accelerated vesting of stock options, restricted stock and restricted stock units; continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger; severance payments payable to Glenn R. James in the event his employment is terminated following completion of the merger; the execution of a license agreement for the benefit of the family and the descendants of the Pauls under which the family and the descendants of the Pauls can use the current products of Renaissance and certain benefits conferred to employees generally as set forth in the merger agreement, as described in greater detail under “Terms of the Merger Agreement — Interests of Renaissance’s Directors and Executive Officers in the Merger”. In addition, if (a) Mr. James purchases a home in the Boulder, Colorado area at any time within two and one half years after entering into such employment agreement, (b) he is terminated without cause within ten years of entering into such employment agreement, and (c) subsequent to such termination, he decides to sell his home but is unable to do so within 120 days from the date of his termination, Mr. James has the option to cause Renaissance to purchase the home from him at the original purchase price. Mr. James has purchased a home in the Boulder, Colorado area as contemplated by the terms of his employment agreement. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Renaissance’s shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	How the Merger Agreement May Be Terminated (Page [●])

Parent and Renaissance may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. The merger agreement contains certain other termination rights, including the right of Renaissance to terminate the merger agreement prior to shareholder adoption of the merger agreement to accept a “superior proposal” as defined in the merger agreement. Other circumstances under which Parent or Renaissance may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page [●].

•	Termination Fees; Expenses (Page [•])

The merger agreement provides that, upon termination of the merger agreement by Parent or Renaissance upon specified conditions, Renaissance will be required to pay Parent a termination fee of $13.0 million, and upon termination of the merger agreement by Renaissance upon specified conditions, Parent will be required to pay Renaissance a termination fee equal to $26.0 million, plus, in each case under certain circumstances, specified reimbursable expenses.

•	Parent Funding Agreement (Page [•])

On August 15, 2011, the Funding Parties, Parent and Renaissance entered into the Parent Funding Agreement (the “funding agreement”) pursuant to which the Funding Parties agreed, on the terms and subject to the conditions therein, to pay to Parent amounts necessary to satisfy any obligations incurred by Parent to pay a termination fee, certain reimbursable expenses of Renaissance (subject to a maximum amount of $1.75 million) and Parent’s indemnification obligation under the merger agreement up to the aggregate amount of any such obligations.

•	U.S. Tax Considerations For Renaissance’s Shareholders (Page [●])

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of Renaissance common stock receiving cash in the merger will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Renaissance common stock surrendered.

•	Renaissance’s Shareholders Will Not Have Dissenters’ Rights (Page [●])

Under Wisconsin law, Renaissance’s shareholders will not have the right to exercise dissenters’ rights in connection with the merger.

PROXY STATEMENT

v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	Why am I receiving these materials?

A:
You are receiving this proxy statement and proxy card because you own shares of Renaissance common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

The Merger and Related Transactions

Q:	What is the proposed transaction?

A:
The proposed transaction is the acquisition of Renaissance by Parent pursuant to the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, upon completion of the merger, Merger Sub will be merged with and into Renaissance, with Renaissance being the surviving corporation and becoming an indirect wholly owned subsidiary of Parent. After the merger is completed, Renaissance common stock will cease to be traded on the NASDAQ Global Select Market (“NASDAQ”).

Q:	What will I receive if the merger is completed?

A:
You will have the right to receive $14.85 in cash, which we refer to as the “per share consideration,” without interest and less any required withholding taxes, for each share of Renaissance common stock that you own immediately prior to the effective time of the merger.

Q:	What vote is required to approve the merger agreement?

A:
Adoption and approval of the merger agreement requires the affirmative vote of a majority of the shares of Renaissance common stock outstanding on the record date. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement. As of the record date, there were ___________ shares of Renaissance common stock outstanding. The directors and executive officers of Renaissance (including the Pauls) beneficially owned and are entitled to vote, in the aggregate, ___________ shares, representing _____% of the outstanding shares of Renaissance common stock as of the record date. The directors and executive officers have informed Renaissance that they intend to vote all of their shares of Renaissance common stock “FOR” the proposal to adopt and approve the merger agreement.

Q:	When do you expect the merger to be completed?

A:
The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is adopted and approved by Renaissance’s shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in the fourth quarter of 2011, although there can be no assurance that the parties will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:
If the merger is completed, you will receive a letter of transmittal with instructions on how to send your shares of Renaissance common stock to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Renaissance common stock are held for you in “street name” by your broker or other nominee, you will receive instructions from your broker or other nominee as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	What happens if the merger is not completed?

A:
If the proposal to adopt and approve the merger agreement is not approved by Renaissance’s shareholders or if the merger is not completed for any other reason, Renaissance’s shareholders will not receive any payment for their shares in connection with the merger. Instead, Renaissance common stock will, upon termination of the merger agreement, continue to be listed and traded on NASDAQ. As described under “Terms of the Merger Agreement—Fees and Expenses,” the merger agreement contains certain other termination rights, including, the right of Renaissance to terminate the merger agreement to accept a “superior proposal” as defined in the merger agreement. The merger agreement provides that, upon termination of the merger agreement by Parent or Renaissance upon specified conditions, Renaissance will be required to pay Parent a termination fee of $13.0 million, and upon termination of the merger agreement by Renaissance upon specified conditions, Parent will be required to pay Renaissance a termination fee equal to $26.0 million, plus, in each case under certain circumstances, specified reimbursable expenses.

Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held at ______________________________ on ______________________, __, 2011 at __________, Central Time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption and approval of the merger agreement;

•
approval, on a non-binding advisory basis, of the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and

•	any other proposals as may properly come before the special meeting.

Q:	How does the board of directors recommend that I vote?

A:
After careful consideration, our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance.

Q:
Why am I being asked to cast a non-binding advisory vote to approve the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance?

A:
The Securities and Exchange Commission, which we refer to as the SEC, recently adopted rules that require Renaissance to seek a non-binding advisory vote with respect to certain payments that will or may be made to the named executive officers of Renaissance in connection with the merger.

Q:
What vote is required to approve the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger?

A:
Approval of the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger requires the affirmative vote of the majority of votes cast on the proposal at the special meeting. Accordingly, a failure to vote or an abstention will have no effect on this proposal.

Q:	What will happen if our shareholders do not approve the “golden parachute” compensation at the special meeting?

A:
Approval of the “golden parachute” compensation payable under existing agreements that certain executive officers of Renaissance will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Renaissance. Therefore, if the merger agreement is adopted and approved by our shareholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due.

Q:	How do I vote my shares of Renaissance common stock?

A:
Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You may vote your shares in one of four ways:

•	By mail. Complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

•
By telephone. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm or other nominee or custodian, rather than the enclosed proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone. If you hold your shares in “street name” and your bank or brokerage firm is participating in the telephone voting program, then your bank or brokerage firm will provide you with instructions for voting by telephone on the voting form. If your bank or brokerage firm does not provide you with a voting form, but you instead receive the enclosed proxy card, then you should mark the enclosed proxy card, date it and sign it, and return it in the enclosed postage paid return envelope as soon as possible.

2

•
Via the Internet. Most shareholders who hold their shares in “street name” through a broker, nominee, fiduciary or other custodian will receive a voting form from their bank or brokerage firm or other nominee or custodian, rather than the enclosed proxy card. A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote via the Internet. If you hold your shares in “street name” and your bank or brokerage firm is participating in the online voting program, then your bank or brokerage firm will provide you with instructions for voting via the Internet on the voting form. If your bank or brokerage firm does not provide you with a voting form, but you instead receive the enclosed proxy card, then you should mark the enclosed proxy card, date it and sign it, and return it in the enclosed postage paid return envelope as soon as possible.

•
In person. Written ballots will be available from Renaissance’s Secretary before the special meeting commences. If your shares are held in the name of a bank, broker or other nominee or holder of record, you must obtain a proxy, executed in your favor, from the record holder in order to vote your shares in person at the special meeting. However, if you send in the enclosed proxy card, and also attend the special meeting, you do not need to vote again unless you wish to revoke your proxy.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:
If you properly return your proxy card, but do not include instructions on how to vote, your shares of Renaissance common stock will be voted “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance. Renaissance’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:
Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt and approve the merger agreement but will have no effect on the proposal to approve, on a non-binding basis, the “golden parachute” compensation proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Renaissance common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of Renaissance at the address specified below stating that you would like to revoke your proxy;

•	by completing and delivering a later-dated proxy card by mail to the Secretary of Renaissance at the address specified below; or

•
by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of Renaissance at the following address: 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attn: Corporate Secretary.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:
Your broker or other nominee will not be able to vote your shares of Renaissance common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to adopt and approve the merger agreement, but will have no effect on the proposal to approve the “golden parachute” compensation.

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Q:	What does it mean if I receive more than one set of materials?

A:
This means you own shares of Renaissance common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Should I send in my stock certificates now?

A:
No. If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Renaissance common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact [____________________], our proxy solicitor, toll-free at [____________].

4

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Renaissance’s current estimates and assumptions and, as such, involve uncertainty and risk. For each of these statements, we claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including Renaissance’s annual report on Form 10-K for the fiscal year ended December 31, 2010. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain shareholder approval of the merger agreement or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	future conditions that affect demand for our services;

•	general economic conditions;

•
Parent’s failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or the failure of such financing to be sufficient to complete the merger and transactions contemplated thereby;

•	diversion of management’s attention from ongoing business concerns;

•	the possible adverse effect on Renaissance’s business and the price of its common stock if the merger is not completed in a timely fashion or at all;

•	future levels of competing services;

•	potential loss of key personnel due to uncertainties associated with the merger;

•	compliance with laws and regulations, including those relating to antitrust matters; and

•
other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K and including, but not limited to, the risks detailed in the section entitled “Risk Factors.”

Except to the extent required under the federal securities laws, Renaissance does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and has not been independently verified by Renaissance.

5

 PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Renaissance

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
(715) 424-3636

Renaissance Learning, Inc., a Wisconsin corporation, is a provider of computer-based assessment technology and school improvement programs for pre-kindergarten through senior high schools (pre-k - 12) and districts. Renaissance’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance’s products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. Renaissance products are backed by research studies that support the demonstrated effectiveness of the products. The products and services are primarily focused on the areas of reading, writing, and math. Accelerated Reader, STAR Reading, STAR Early Literacy and Successful Reader comprise Renaissance’s reading products. The math products include Accelerated Math, STAR Math and Math Facts in a Flash. NEO laptops and related software are Renaissance’s primary writing and keyboarding products.

Detailed descriptions about Renaissance’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page [●] of this proxy statement.

Parent and Merger Sub

Raphael Holding Company
c/o Permira Advisers LLC
64 Willow Place, Suite 101
Menlo Park, CA 94025
(650) 681-4704

Raphael Acquisition Corp.
c/o Permira Advisers LLC
64 Willow Place, Suite 101
Menlo Park, CA 94025
(650) 681-4704

Raphael Holding Company, or Parent, a Delaware corporation, and Raphael Acquisition Corp., or Merger Sub, a Wisconsin corporation and an indirect wholly owned subsidiary of Parent, were both formed at the direction of investment funds advised by Permira Advisers LLC (“Permira”), a European private equity firm, for the purpose of effecting the merger and the other transactions contemplated by the merger agreement. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Neither Parent nor Merger Sub has conducted any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

6

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of the Renaissance board of directors for use at a special meeting of shareholders to be held on __________________, ___, 2011, at __________, Central Time, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at _____________________________. Renaissance intends to mail this proxy statement and the accompanying proxy card on or about _______________, 2011 to all shareholders entitled to vote at the special meeting.

The purposes of the special meeting are to consider and vote on the following:

•	the adoption and approval of the merger agreement;

•
the approval of, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and

•	any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Renaissance does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

The Renaissance board of directors (i) determined that the merger agreement and the transactions contemplated thereby are in the best interests of Renaissance and its shareholders, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, (iii) approved the shareholders agreement and the transactions contemplated thereby, and (iv) resolved to recommend to the Renaissance shareholders that they vote in favor of adopting and approving the merger agreement.

Record Date and Voting Information

Shareholders of record of Renaissance common stock on [ ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. As of the record date, ___________ shares of Renaissance common stock were outstanding and entitled to vote. A list of shareholders will be available for review at Renaissance’s executive offices during ordinary business hours for a period beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting. Each holder of record of Renaissance common stock on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of Renaissance common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting. In order to receive the merger consideration, you must hold shares of Renaissance common stock immediately prior to the effective time of the merger.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption and approval of the merger agreement and approval of the proposal to approve certain “golden parachute” compensation. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of Renaissance common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of Renaissance common stock held in treasury by Renaissance are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

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Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

The affirmative vote of a majority of the shares of Renaissance common stock outstanding on the record date, is required to adopt and approve the merger agreement. Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that certain executive officers will or may be received in connection with the merger requires the affirmative vote of a majority of the votes cast on the proposal.

As of [______________], 2011, the record date, the directors and current executive officers of Renaissance beneficially owned and are entitled to vote, in the aggregate, _________ shares of Renaissance common stock, representing approximately _____% of the outstanding shares of Renaissance common stock. The directors and current executive officers have informed Renaissance that they intend to vote all of their shares of Renaissance common stock “FOR” the proposal to adopt and approve the merger agreement and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger. Pursuant to the shareholders agreement, while the shareholders agreement is in effect the Paul Shareholders have agreed to vote all shares of Company common stock beneficially owned or controlled by them “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, except that their obligation to do so will be suspended if and for so long as the Renaissance board of directors has changed its recommendation to Renaissance’s shareholders in favor of the merger agreement in light of an “intervening event,” as defined in the merger agreement. The shareholders agreement, including the Paul Shareholders’ obligation to vote in favor of the merger agreement, will automatically terminate upon the termination of the merger agreement. As of the record date, the shareholders subject to the shareholders agreement owned , in the aggregate, _______ shares of Renaissance common stock, representing approximately _____% of the shares of Renaissance common stock outstanding as of the record date.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against the proposal to adopt and approve the merger agreement but will have no effect on the proposal to approve certain “golden parachute” compensation.

Voting by Proxy; Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, including the appendices, each shareholder of record, as of the record date, of Renaissance common stock should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed postage pre-paid return envelope, or submit a proxy by telephone or through the Internet by following the instructions included with the enclosed proxy card, in each case, as soon as possible so that those shares of Renaissance common stock may be voted at the special meeting, even if such holder plans to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. Your broker or other nominee may also permit proxy submission by telephone or through the Internet. Please contact your broker or nominee to determine how to vote your proxy.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” adoption and approval of the merger agreement and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the special meeting.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you have not voted through a broker or other nominee, you may revoke your proxy before it is voted by:

•	filing a written notice of revocation with the Secretary of Renaissance at 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, Attn: Corporate Secretary;

•	submitting in writing to the Secretary of Renaissance at the address specified above a proxy bearing a later date;

•	providing subsequent telephone or Internet voting instructions; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, by itself, revoke a proxy.

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If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Renaissance stock certificates for the payment of the per share merger consideration.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Renaissance will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy card and any additional information furnished to shareholders. Renaissance has engaged the services of [________________________] to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Renaissance, [____________] has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Renaissance has agreed to pay [___________] a fee of $______ plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Renaissance common stock beneficially owned by others to forward to these beneficial owners. Renaissance may reimburse persons representing beneficial owners of Renaissance common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Renaissance. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

9

THE MERGER

Background of the Merger

For the past several years, our board of directors and senior management have periodically reviewed and assessed Renaissance’s strategic plan and considered various strategic alternatives. In July 2007, our board of directors retained Goldman Sachs as exclusive financial advisor to explore various strategic alternatives, including a possible sale of Renaissance. Our board of directors decided to retain Goldman Sachs as our financial advisor based on Goldman Sachs’ reputation and experience as an investment banking firm generally and knowledge in the education sector in particular. At the direction of our board of directors, Goldman Sachs in November 2007 contacted two strategic parties, which we refer to as Strategic Party A and Strategic Party B, to see if they were interested in pursuing a potential transaction with Renaissance. Each of these strategic parties informed Goldman Sachs that they were not interested in pursuing an acquisition of Renaissance. After learning from Goldman Sachs that neither one was interested, and after considering Renaissance’s prospects as a stand-alone company at the time, our board of directors concluded that remaining independent was in Renaissance’s best interests at that time. Mayer Brown LLP, which we refer to as Mayer Brown, represented Renaissance in connection with the review of strategic alternatives during 2007 and into January 2008.

In early 2010, the Pauls discussed with our board of directors the possibility of making an offer to take Renaissance private by purchasing the shares of Renaissance held by unaffiliated public shareholders. At this time, the independent members of our board of directors engaged Sidley Austin LLP, which we refer to as Sidley, as legal counsel in connection with the consideration of the potential going private transaction. On March 5, 2010, the Pauls informed our board of directors that they had determined not to move forward with a buyout of the unaffiliated public shareholders of Renaissance.

From time to time, representatives of Goldman Sachs and Permira have had discussions about various industries and industry participants. In early December 2010, Permira expressed to Goldman Sachs an interest in learning more about Renaissance and subsequently requested an introduction to Renaissance to explore a potential acquisition opportunity with Renaissance. Following this discussion, Goldman Sachs informed Mr. Paul that Permira would like to have a discussion regarding Permira's potential interest in a transaction with Renaissance.

On February 16, 2011, our board of directors met for a regularly scheduled meeting. The Pauls informed our board of directors about Permira’s potential interest regarding a possible acquisition of Renaissance. The Pauls indicated that they would like to discuss with Permira its interest in such a transaction. After discussion, our board of directors determined that they had no objection to the Pauls and Permira having preliminary discussions regarding a possible acquisition of Renaissance.

On February 17, 2011, Permira and the Pauls met to discuss Permira’s interest in the possible acquisition of Renaissance. The Pauls indicated to Permira that they might be willing to consider such a transaction and advised Permira that Goldman Sachs would likely follow up with it after the Pauls discussed the matter with our board of directors. Mr. Paul promptly updated our board of directors regarding the meeting with Permira and indicated that he and Ms. Paul were interested in beginning a process to explore Permira’s interest in a transaction with Renaissance. Our board of directors agreed with the approach outlined by Mr. Paul and directed Goldman Sachs to communicate to Permira that if it was interested in a possible acquisition of Renaissance, it should provide a written indication of interest to our board of directors. Goldman Sachs then communicated to Permira that while Renaissance would be willing to consider a possible transaction with Permira, Permira should provide a written indication of interest to our board of directors so that our board could consider any such interest appropriately.

From February 23 to March 21, 2011, Permira and Goldman Sachs engaged in discussions regarding the next steps to be taken in pursuing a possible acquisition of Renaissance.

On April 8, 2011, Renaissance entered into a nondisclosure agreement with Permira. From April 11 to April 26, 2011, members of our senior management made presentations to Permira that included a product demonstration and a management presentation regarding Renaissance’s business. Renaissance also provided Permira with a detailed five-year financial model that contained certain financial projections that had been previously prepared by our management, which we refer to as the five-year financial model. See the section of this proxy statement titled “—Financial Projections.”

On April 26, 2011, Permira delivered to our board of directors a written initial indication of interest regarding its desire to pursue a possible acquisition of Renaissance at a price per share of between $14.00 and $14.50 in cash, subject to completion of diligence, approval of Permira’s investment committee and obtaining third party financing. On the last trading day prior to receipt of the initial indication of interest, the closing price of our common stock was $11.47 per share.

On May 2, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey & Kahn, S.C., counsel to Renaissance, which we refer to as Godfrey, Sidley, counsel to the independent members of our board of directors, and Mayer Brown, counsel to the Pauls, also participated. Goldman Sachs reviewed the financial and other terms of the initial indication of interest from Permira. Our board of directors discussed the indication of interest, as well as Renaissance’s prospects as a stand-alone company. Goldman Sachs also reviewed the outlines of a potential process of exploring a sale. Goldman Sachs then discussed a list of potential financial and strategic acquirors that could be contacted if our board of directors were to pursue such a process, and its views as to the likely level of interest of different parties and the advantages and disadvantages of each potential participant. In evaluating whether to approach additional parties, our board of directors considered and discussed its views that the confidentiality of any such process should be maintained, as well as the competitive concerns that could arise in connection with contacting certain parties and the increase in the likelihood of the process not remaining confidential as the number of parties contacted increased. Godfrey and Sidley reviewed with our board of directors the fiduciary principles relevant to the decisions to be made by our board if it determined to explore a possible sale of Renaissance. After discussion and consultation with its financial and legal advisors, our board of directors determined to explore a possible sale of Renaissance by responding to Permira regarding its proposal, including providing feedback on price and communicating that our board of directors would be soliciting indications of interest from a number of other parties, and further by contacting Strategic Party A, Strategic Party B, Strategic Party C and four financial sponsors in addition to Permira. Our board of directors instructed Goldman Sachs to respond to Permira and begin contacting those other parties. In evaluating which parties to contact, our board of directors selected each strategic party based on, among other things, such strategic party’s financial resources and presence or strategic interest in the education, publishing, media and software sectors. Our board of directors selected each financial sponsor based on such financial sponsor’s financial resources and knowledge of the education, publishing, media and software sectors. Our board of directors also requested Mr. Paul to direct members of our management involved in the exploration of a possible sale not to engage in discussions with potentially interested parties about future employment or compensation arrangements with Renaissance following a sale, if one were to occur.

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On May 3, 2011, Goldman Sachs called Permira to convey the response from our board of directors that it expected Permira to raise its price for Renaissance and that Goldman Sachs would be contacting a number of other parties to solicit indications of interest.

On May 6, 2011, Permira called Goldman Sachs to express interest in continuing the process of exploring a possible acquisition of Renaissance.

From May 6 to May 10, 2011, Goldman Sachs approached Strategic Party A, Strategic Party B, Strategic Party C and the four additional financial sponsors to assess their interest in pursuing a potential acquisition of Renaissance. Drafts of nondisclosure agreements were provided to each of these parties to facilitate their due diligence review of Renaissance.

On May 10, 2011, Permira, the Pauls and Goldman Sachs met in London to discuss, among other things, Renaissance’s growth initiatives and a general update of Renaissance’s business and perspective on its industry.

On May 13, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. At that meeting, Goldman Sachs updated our board of directors on the status of discussions with the parties the board had authorized Goldman Sachs to contact in addition to Permira. Of those contacted, at that time nondisclosure agreements had been entered into or were being negotiated with the four additional financial sponsors. Strategic Party B and Strategic Party C had declined to consider the potential transaction, and Strategic Party A was still discussing its interest internally. Goldman Sachs identified for our board of directors additional strategic parties that could be interested in exploring a possible acquisition of Renaissance and reviewed an assessment of the likely level of interest of these potential additional parties, the characteristics of the parties contacted to date and the potential additional parties, including their existing education assets and the status of their education strategies. In discussing the merits of approaching additional parties, our board of directors discussed the need to maintain the confidentiality of the process. Our board of directors authorized Goldman Sachs to approach two additional strategic parties on a “no names” basis to assess the status of their education strategy and to report back as to whether either party was likely to have any interest in exploring a possible transaction with Renaissance. Our board of directors also authorized Goldman Sachs to provide the same information to the financial sponsors once they had entered into nondisclosure agreements as had been previously provided to Permira and to take appropriate action to ensure that each of the other potentially interested parties was given the opportunity to advance their due diligence inquiries such that they would be in a position to submit preliminary indications of interest (if the board decided to request such indications) at the same time as Permira. Goldman Sachs indicated that if one or more strategic parties joined the process, to address competitive concerns, Goldman Sachs would discuss in advance with our management what information would be provided, in particular whether the five-year financial model would be provided.

Representatives of Goldman Sachs then left the meeting, and Godfrey reviewed for our board of directors the terms of Goldman Sachs’ engagement letter with Renaissance that had been entered into in July 2007 and amended in March 2010 to exclude the going private transaction that had been considered in 2010 as a transaction to which Goldman Sachs would be entitled to compensation. During this discussion, Mr. Paul reminded our board of directors that Goldman Sachs provided certain personal banking services to the Pauls, but that he did not believe that any of the individuals providing investment banking services to Renaissance relating to the sale process were involved in providing the Pauls’ personal banking services. Our board of directors discussed the Pauls’ personal banking relationship with Goldman Sachs and concluded that such relationship did not create a conflict of interest or otherwise cause an issue with respect to Goldman Sachs’ role as Renaissance’s financial advisor in connection with a potential sale of Renaissance.

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On May 19, 2011, Permira and members of Renaissance management met to discuss Renaissance’s business and prospects.

On May 20, 2011, Permira and members of our management team conducted business due diligence sessions in Chicago.

On May 26, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. At that meeting, Goldman Sachs updated our board of directors on the status of discussions with the parties that had expressed an interest in exploring a possible transaction with Renaissance. Goldman Sachs noted that in addition to Permira, one of the financial sponsors in the process, which we refer to as Financial Sponsor A, had received a product demonstration and management presentation and the three other financial sponsors in the process, which we refer to as Financial Sponsor B, Financial Sponsor C and Financial Sponsor D, had diligence sessions with management and Goldman Sachs scheduled in the next two weeks. Goldman Sachs noted that, at the direction of our management, due to competitive sensitivities, upon execution of a nondisclosure agreement, Strategic Party A would be provided with a conference call as opposed to a management presentation, and selected financial projections as opposed to the five-year financial model. Goldman Sachs also reported that, as instructed at the May 13, 2011 board of directors meeting, it had contacted the two additional strategic parties on a “no names” basis and that these two parties did not show interest in exploring a transaction. Our management reviewed the five-year financial model, and the revisions that had been made to the model since our board of directors last reviewed the model in July 2010. Our board of directors then directed Goldman Sachs to send bid instruction letters regarding the submission of initial indications of interest to Financial Sponsor A, Financial Sponsor B, Financial Sponsor C, Financial Sponsor D and Strategic Party A.

On May 31, 2011, Renaissance entered into a nondisclosure agreement with Strategic Party A.

On June 2, 2011, as directed by our board of directors, Goldman Sachs sent bid instruction letters to Financial Sponsor A, Financial Sponsor B, Financial Sponsor C, Financial Sponsor D and Strategic Party A, requesting the parties to submit written indications of interest by June 14, 2011. Goldman Sachs also communicated to Permira to submit a revised indication of interest by June 14, 2011.

On June 14, 2011, Permira submitted a revised written indication of interest and Financial Sponsor A submitted a written initial indication of interest, each regarding their respective interests in pursuing an acquisition of Renaissance. Financial Sponsors B, C and D and Strategic Party A declined to submit written indications of interest. Permira indicated that it was interested in pursuing an acquisition of Renaissance at a price per share of $14.75 in cash and requested a four-week exclusivity period. Financial Sponsor A indicated that it was interested in pursuing an acquisition of Renaissance at a price per share of between $13.00 and $15.00 in cash. Financial Sponsor A also indicated its interest in exploring a potential transaction between Renaissance and a portfolio company affiliated with Financial Sponsor A that was engaged in the education sector. On the last trading day prior to receipt of the two indications of interest, the closing price of our common stock was $10.56 per share.

On June 17, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. At that meeting, our management reported on Renaissance’s recent operating results and growth initiatives. Our management noted that, based on recent results, Renaissance was projected to exceed the second quarter 2011 projections included in the five-year financial model. Our management also reviewed two potential growth opportunities that had been presented to potentially interested parties in diligence sessions. Goldman Sachs and our management provided feedback from the potentially interested parties on the opportunities, including that they were not willing to assign significant value to either opportunity at that point. Goldman Sachs then provided an overview of the revised indication of interest from Permira and the initial indication of interest from Financial Sponsor A and noted that the other financial sponsors and strategic parties contacted to date had declined to submit indications of interest. In reviewing the revised indication of interest from Permira, Goldman Sachs commented that, in its view, it would not be appropriate to grant Permira exclusivity as Permira had requested because, among other reasons, Permira was not the high bidder and did not have committed debt financing at that time. In reviewing the initial indication of interest from Financial Sponsor A, Goldman Sachs noted Financial Sponsor A’s interest in exploring a transaction between Renaissance and an affiliated portfolio company in the education sector, and that this transaction structure could lead to possible operational synergies similar to those in a transaction with a strategic party, which could allow Financial Sponsor A to pay a higher price for Renaissance. Goldman Sachs also notified our board of directors that it had received unsolicited inquiries from two financial sponsors regarding a potential transaction with Renaissance. After discussions and taking into account the views of Goldman Sachs, our board of directors concluded that neither of the financial sponsors was likely to be prepared to pursue an acquisition of Renaissance at a price more attractive than the bids received from Permira and Financial Sponsor A. Our board of directors also concluded that the delay and attendant risks from expanding the process with these third parties was therefore not merited. Our board of directors also directed Goldman Sachs to continue the process with Permira and Financial Sponsor A but reject Permira’s request for exclusivity. Godfrey and Sidley reviewed for our board of directors the fiduciary duties of the directors in the context of the steps they were taking. Our board of directors then reviewed a draft merger agreement prepared by Godfrey and reviewed by Sidley and Mayer Brown.

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Following the June 17, 2011 meeting of our board of directors, Goldman Sachs contacted each of Permira and Financial Sponsor A to inform them that our board of directors had authorized Renaissance to continue the sale process with them, including by providing them with final due diligence information, with a view to the parties providing final bids in the following weeks.

Beginning on or around June 20, 2011, we provided access to an electronic data room for the two parties to conduct additional due diligence. From the last week of June through July 2011, detailed management meetings and calls were held, including business diligence sessions with Permira on June 28 and 29, 2011 in Wisconsin Rapids and management presentations to Permira and its potential sources of financing, including RBC and Lender B, on June 27, 2011, as well as with Financial Sponsor A and its affiliated portfolio company in the education sector.

On or around July 4, 2011, Goldman Sachs received additional unsolicited inquiries regarding a potential transaction with Renaissance from a team consisting of a financial sponsor, which we refer to as Financial Sponsor E, and a strategic party, which we refer to as Strategic Party D and which we refer to collectively with Financial Sponsor E as Team A. Goldman Sachs promptly notified Mr. Paul of this inquiry, and Mr. Paul subsequently notified the individual members of our board of directors of this inquiry, which would be discussed at the next meeting of our board.

The draft merger agreement discussed with our board of directors on June 17, 2011 contemplated a shareholders agreement requiring the Pauls to vote their shares of common stock for the transaction. On July 5, 2011, Mayer Brown provided a draft of such a shareholders agreement to Godfrey. The agreement prepared by Mayer Brown required the Pauls to vote their shares of common stock for a transaction in situations where our board of directors recommended the transaction to the shareholders of Renaissance, but not in situations where our board of directors no longer recommended the transaction to shareholders of Renaissance or had terminated the merger agreement to accept a competing acquisition proposal. On July 11, 2011, Mayer Brown provided to Godfrey a proposed license agreement to replace the existing five-year license agreement approved by our board in 2007 pursuant to which Renaissance would, following the closing of a transaction, grant Base Camp Learning Services, Inc., a company controlled by the Pauls, which we refer to as BCLS, a non-exclusive, non-transferable license to use certain of Renaissance’s software products and services for the internal educational use of the family and descendants of the Pauls. The proposed license agreement was an exhibit to the proposed shareholders agreement.

On July 8, 2011, Godfrey authorized Goldman Sachs to provide copies of the draft merger agreement and the draft shareholders agreement (other than the draft license agreement) to Permira and Financial Sponsor A, which Goldman Sachs did later that day. A draft of the license agreement was provided thereafter to Permira.

On July 15, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs updated our board of directors on the status of discussions with the potentially interested parties. Goldman Sachs noted that it believed that Permira had committed significant resources to the process of developing its offer and had made progress on arranging financing. Goldman Sachs noted that, based on its interactions with Financial Sponsor A up to that time, it did not appear that Financial Sponsor A had committed the same level of attention and resources to the process of developing its offer and had instead been engaging in the process through its education-focused portfolio company affiliate. Goldman Sachs indicated that it expected an update from Financial Sponsor A and the portfolio company affiliate during the week of July 18 regarding whether they would continue to participate in the process. Goldman Sachs then notified our board of directors regarding the unsolicited inquiry received from Team A. Goldman Sachs reported that Financial Sponsor E and Strategic Party D had a history of partnering on transactions, and that they had indicated to Goldman Sachs that they were interested in teaming with each other for a potential transaction with Renaissance. Goldman Sachs noted that Financial Sponsor E had initially been considered to be contacted to participate in the process but had not been selected due to a lack of differentiating characteristics and because of our board’s desire to reduce the risk of having the possible sale process become public. Goldman Sachs, Godfrey and Sidley discussed with our board the potential inclusion of Team A in the process. After discussions, and in light of how far along Permira and Financial Sponsor A were in the process, our board of directors determined to defer its decision on whether and how to respond to Team A until the week of July 18 when it would have more information about the positions of the existing bidders.

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On July 16, 2011, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Permira, Parent and Merger Sub, which we refer to as Skadden, provided Godfrey with a mark-up of the draft merger agreement.

On July 19, 2011, Financial Sponsor A informed Goldman Sachs that it would no longer participate in the sale process.

On July 20, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs first informed our board of directors that Financial Sponsor A had ended its participation in the process and then provided an update on the status of discussions with Permira. Godfrey and Sidley reviewed the terms of Permira’s mark-up of the draft merger agreement, noting, among other things, that the mark-up had provided Permira with the ability to terminate the agreement and not consummate the transaction for any reason, solely upon the payment of a reverse break-up fee equal to 3% of the transaction value. Godfrey and Sidley also informed our board of directors that the merger agreement had been revised to include a “force the vote” provision requiring Renaissance to submit the merger agreement to a vote of shareholders even if our board of directors had changed its recommendation of the transaction and that Permira was seeking a requirement that the Pauls vote all of their shares in favor of the transaction irrespective of whether our board of directors had changed its recommendation for the transaction. After discussion regarding possible responses, our board of directors authorized Goldman Sachs, Godfrey and Sidley to contact Permira, review the areas of significant disagreement and request that Permira submit a revised mark-up of the merger agreement. Because of the termination of Financial Sponsor A’s participation in the process and Permira’s mark-up of the merger agreement, our board of directors directed Goldman Sachs to invite Team A to participate in the process, to request Financial Sponsor E and Strategic Party D to submit an indication of interest by August 3, 2011 and to set a final bid date for Permira of August 3, 2011. Later that afternoon, Renaissance reported second quarter earnings that exceeded our management’s forecast that had been provided to the potential buyers.

From July 20 to August 3, 2011, Renaissance’s financial and legal advisors participated in teleconferences with Permira and Skadden to discuss various issues raised by Permira in the mark-up of the draft merger agreement, including the key issues discussed at the July 20, 2011 board meeting. In this same time period, Strategic Party D informed Goldman Sachs that its ability to pursue a possible transaction with Renaissance as part of Team A might be limited by a pre-existing non-competition agreement. Also during this period, Financial Sponsor E entered into a nondisclosure agreement with Renaissance and received a product demonstration, a management presentation and the five-year financial model.

Following the meeting of our board of directors on July 20, 2011, as directed by our board of directors at such board meeting, Goldman Sachs notified Financial Sponsor E that it should submit a written indication of interest by August 3, 2011. Goldman Sachs subsequently followed up with Financial Sponsor E by sending Financial Sponsor E a letter on July 29, 2011 with instructions to submit a written indication of interest by August 3, 2011.

On July 25, 2011, Goldman Sachs sent a letter to Permira indicating that it should submit a firm and final offer, including financing commitments, by August 3, 2011, and, as soon as it was prepared to do so, a revised mark-up of the draft merger agreement and a mark-up of the shareholders agreement in light of the feedback provided to Permira and Skadden on the key issues discussed at the July 20, 2011 board meeting. Later in the day on July 25, 2011, Skadden provided Godfrey with a revised mark-up of the merger agreement.

On July 27, 2011, our board of directors met for its regularly scheduled July meeting. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Among other items, our board discussed the status of discussions with Permira. Godfrey provided a summary of key open issues in the revised mark-up of the merger agreement provided by Skadden on July 25, 2011 and the state of negotiations between the parties. Following discussion, our board of directors determined that its legal and financial advisors should continue to engage in discussions and negotiations with Permira and Skadden.

On July 28, 2011, Skadden provided Mayer Brown and the Pauls with a mark-up of the draft shareholders agreement.

On August 3, 2011, Permira submitted a revised proposal to acquire Renaissance at a price per share of $14.85 in cash. The Permira bid package included a revised mark-up of the merger agreement and another copy of the mark-up of the shareholders agreement that previously had been provided to Mayer Brown and the Pauls. The bid package included an equity commitment letter from the Funding Parties, a funding agreement, pursuant to which the Funding Parties agreed under certain circumstances to fund the payment to Renaissance of the reverse break-up fee and Renaissance’s transaction-related expenses, and debt commitment letters from RBC and Lender B. Permira stated that its proposal had been approved by Permira’s investment committees and stated that although filings with U.S. antitrust authorities would be required, Permira did not anticipate any antitrust issues with respect to the proposed transaction. The proposal indicated that it would remain open until 5:00 p.m. EDT on August 5, 2011, after which it would be deemed withdrawn unless the parties had entered into an exclusivity agreement by that time. Permira indicated in the proposal that, subject to confirmatory due diligence, it could enter into definitive transaction documentation within one week.

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In addition, on August 3, 2011, Financial Sponsor E called Goldman Sachs and indicated that it would be unable to submit an indication of interest on that date, and that it needed more time to prepare an offer to acquire Renaissance. Financial Sponsor E indicated that it would attempt to submit an indication of interest by the following week but was noncommittal as to timing.

On August 3, 2011, Mayer Brown provided a revised draft of the shareholders agreement and a draft of the license agreement to Permira.

On August 5, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs first reviewed the discussions that had taken place with Permira since the last board meeting, including that Permira had submitted a bid package on August 3, 2011, which had been provided to our board of directors. Goldman Sachs then updated our board on the status of discussions with and diligence by Financial Sponsor E, including that Financial Sponsor E was unable to submit an indication of interest on August 3, 2011 and that it would attempt to submit an indication of interest by the following week. Ultimately, Financial Sponsor E never submitted an indication of interest. Goldman Sachs informed our board of directors of Strategic Party D’s issue under its pre-existing non-competition agreement with pursuing a potential transaction with Renaissance, and that there had been no further contact with Strategic Party D.

At this meeting, Mr. Paul also informed our board of directors that on or around August 3, 2011, he had received an unsolicited inquiry from an investment banking firm on behalf of Thoma Bravo, LLC, which we refer to as Thoma Bravo, and one of Thoma Bravo’s portfolio company affiliates, Plato Learning, Inc., which we refer to as Plato Learning and which is engaged in the education sector, regarding the potential sale of Renaissance. Goldman Sachs noted that in that same time frame, Thoma Bravo had also contacted Goldman Sachs regarding a potential transaction between Plato Learning and Renaissance. Mr. Paul and Goldman Sachs confirmed that they had made no comment on the current process in response to these unsolicited inquiries from Thoma Bravo and Plato Learning in light of the need to first discuss these inquiries with our board of directors.

Goldman Sachs then presented an overview of the process to date of exploring a potential sale of Renaissance. Goldman Sachs provided preliminary financial information and analyses in respect of the Permira bid. Goldman Sachs also provided an overview of the financial terms of the debt commitments obtained by Permira. After discussion, Godfrey reviewed the key open issues in the draft transaction documents that were included in Permira’s bid package and a proposed response to Permira. Renaissance’s legal and financial advisors commented that, although the revised mark-up reflected some concessions on the issues that had been discussed at the July 20, 2011 board meeting, the mark-up still contained a number of significant issues, including a restriction on ordinary dividends during the pendency of the transaction, matters relating to the circumstances under which Permira could terminate the merger agreement in exchange for a reverse break-up fee and the terms on which our board of directors could respond to unsolicited alternative acquisition proposals after the merger agreement was signed. In particular, Permira continued to request that the Pauls provide a voting agreement in respect of all of their shares, even in circumstances where our board of directors changed its recommendation for the transaction.

Following this review, there was an extended discussion by our board of directors. Responding to a question from a director, the Pauls gave their view as Renaissance’s majority shareholders that, in light of the disruption to Renaissance and themselves caused by the process of exploring a potential sale of Renaissance, the Pauls viewed August 12, 2011 as the deadline for reaching agreement on a sale of Renaissance. The Pauls indicated that they would want to terminate the process after August 12 if no agreement had been reached. The Pauls gave their view as Renaissance’s majority shareholders that a price of $15.00 per share would be acceptable. Our board of directors then discussed their views as to a potential response to Permira on both price and key contract terms. After discussion of the proposed response to Permira, our board of directors directed Goldman Sachs and Renaissance’s legal advisors to convey to Permira and Skadden that (1) our board of directors would approve a transaction at $15.25 per share, but there could be no restriction on payment of ordinary dividends, (2) our board of directors’ response was a package proposal consisting of priority merger agreement items and merger agreement terms that could be accepted subject to resolution on the priority terms, (3) our board of directors was prepared to grant Permira 48 hours of exclusivity, with the possibility of 24 hour extensions, beginning when agreement had been reached on price and the priority items and (4) the process would be terminated and there would be no further discussion about a transaction if the parties were not in a position to sign a definitive agreement shortly after close of market on August 12, 2011. With respect to the unsolicited inquiries from Thoma Bravo and Plato Learning, in light of the informal nature of these inquiries, the advanced stage of the discussions with Permira, the fact that Permira’s debt commitments were scheduled to expire on August 12, 2011, the desires of our board and Permira to reach an agreement by August 12, 2011 and the risk that initiating a new process with Thoma Bravo and Plato Learning could lead to Permira abandoning its discussions with Renaissance, our board of directors determined not to respond to the inquiries from Thoma Bravo and Plato Learning at that time.

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In the afternoon on August 5, 2011, Renaissance’s financial and legal advisors communicated to Permira and Skadden our board of directors’ response to Permira’s bid package.

After the close of market on August 5, 2011, Standard & Poor’s, which we refer to as S&P, lowered the long-term sovereign credit rating on the United States to ‘AA+’ from ‘AAA.’ During the following week, the global equity markets reacted to the news of the U.S. downgrade with significant declines and otherwise extreme volatility.

From August 6, 2011 to August 7, 2011, our senior management, financial and legal advisors, on the one hand, and Permira and Skadden, on the other hand, participated in teleconferences and negotiated the price and other terms of the potential transaction.

On August 7, 2011, Permira had indicated that it would provide Renaissance with a revised proposal on the employee benefit provisions of the merger agreement.

Neither Renaissance nor its financial or legal advisors had further contact with Permira until early in the evening of August 8, 2011, at which time Permira contacted Goldman Sachs. Permira stated that, in light of the declines of the stock market in the last several days, including the decline in Renaissance’s stock price, the downgrade in the United States’ sovereign credit rating and the resultant volatility in the capital markets, and the fact that its financing costs were anticipated to increase substantially as a result, Permira would not increase its offer for Renaissance above $14.85 per share, but Permira was willing to move forward with the transaction at that price. Goldman Sachs reiterated that our board of directors’ response of August 5, 2011, including on price, represented a package proposal and that if Permira did not intend to increase the price offered, our board of directors intended to terminate negotiations.

On August 9, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown participated. Goldman Sachs provided an update on the process to date and reviewed the discussions that had taken place between our financial and legal advisors and Skadden and Permira since the last board meeting. Goldman Sachs, Godfrey and Sidley noted that Permira had not accepted our board of directors’ response as a package proposal and had indicated that Permira could not agree to certain of our priority merger agreement items. Goldman Sachs then related the most recent contact with Permira on August 8, 2011, including that Permira was not prepared to increase its offer above $14.85 per share. Goldman Sachs said there had been no contacts from Permira subsequent to that call. In response to a question from a director, Mr. Paul confirmed that as Renaissance’s majority shareholders, he and Ms. Paul had not changed their position that the price would have to be at least $15.00 per share to be acceptable, and that August 12, 2011 was their deadline as shareholders for reaching an agreement. In the course of the discussion regarding process and timing, Goldman Sachs also updated the board that there had been no further contacts with Financial Sponsor E, Thoma Bravo or Plato Learning since the last board meeting. After discussion, our board determined that neither Renaissance nor its advisors should initiate further contact with Permira.

On August 11, 2011, Permira contacted Goldman Sachs and expressed a desire to reach a resolution regarding the proposed acquisition of Renaissance. At the request of Permira, and in their capacity as the majority shareholders of Renaissance, the Pauls met with Permira in the evening of August 11, 2011 in Boulder, Colorado. Permira communicated that it was unable to increase its offer for Renaissance above $14.85 per share because Permira’s debt financing costs had increased considerably in the wake of recent market turmoil and that Lender B had provided revised pricing on the debt financing that was untenable on the face of the offer. However, Permira indicated that it had a strong interest in acquiring Renaissance and was willing to remove the restriction on payment of ordinary dividends and give concessions on Renaissance’s other priority merger agreement items, including concessions around the terms of the merger agreement that would allow our board of directors to respond to unsolicited alternative acquisition proposals for Renaissance. The Pauls indicated to Permira that they would take its position under consideration, and that they would have discussions with our board of directors and respond in due course.

On the morning of August 12, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Mr. Paul provided an update on the discussion that he and Ms. Paul had with Permira on August 11, 2011. The Pauls indicated that, as the majority shareholders of Renaissance, they would be willing to accept a purchase price of $14.85, provided that the terms of the transaction documents were acceptable, and recommended that our board of directors continue the process with Permira on this basis. Goldman Sachs provided an update on the credit markets and the likely negative impact on Permira’s financing costs. Our board of directors determined to continue the process with Permira and turned to a consideration of the recommended response. Godfrey reviewed a response and commented on the open issues in the merger agreement and shareholders agreement. After discussion, our board of directors directed Goldman Sachs to convey to Permira its willingness to accept a purchase price of $14.85 per share, provided that agreement could be reached on the terms of the merger agreement and the other transaction documents. Our board of directors further directed Godfrey and Sidley to respond to Skadden with a revised draft of the merger agreement. Goldman Sachs also updated our board that there had been no further contact with Thoma Bravo or Plato Learning. Our management provided an update on Renaissance’s operating results to date but indicated that no update was necessary to the five-year financial plan. Our board of directors directed Goldman Sachs promptly to provide Renaissance’s recent results to Permira.

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Later on August 12, 2011, Goldman Sachs communicated our board of directors’ response to Permira, and Godfrey provided a revised draft of the merger agreement to Skadden. Permira also provided to Mayer Brown a revised draft of the shareholders agreement.

Throughout the day on August 13, 2011, our management and Renaissance’s financial and legal advisors, on the one hand, and Permira and Skadden, on the other hand, participated in teleconferences and negotiated the remaining open items on the merger agreement and the other transaction documents. The negotiations included discussion around the circumstances under which our board of directors could change its recommendation for the transaction with Permira and the Pauls’ corresponding right to be relieved of their obligation to vote in favor of the merger agreement, as well as the break-up fees in the merger agreement.

Early in the morning on August 14, 2011, Skadden provided to Renaissance’s legal and financial advisors a revised version of the merger agreement and other transaction documents. Throughout the day, our management and Renaissance’s financial and legal advisors, on the one hand, and Permira and Skadden, on the other hand, participated in teleconferences and negotiated the remaining open items on the merger agreement and the other transaction documents.

Early in the morning on August 15, 2011, Skadden provided to Renaissance’s legal and financial advisors a revised version of the merger agreement and other transaction documents.

In addition, from August 13 to August 15, 2011, the Pauls and Mayer Brown, on the one hand, and Permira and Skadden, on the other hand, participated in teleconferences and negotiated the terms of the shareholders agreement and the license agreement.

In the afternoon of August 15, 2011, our board of directors held a special meeting in Chicago. All of the board members were present in person, except for Mr. Addison L. Piper, who was unavailable due to a previously planned vacation in a remote location. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. In addition, Mr. Alexander F. Paul, who is the son of the Pauls and serves as their personal attorney, as well as being a shareholder of Renaissance, attended the meeting. Sidley first discussed the fiduciary principles relevant to the decisions to be made by our board of directors in connection with the process undertaken to explore a possible sale of Renaissance and its consideration of a transaction with Permira. Goldman Sachs then updated our board of directors on the negotiations with Permira.

Our management gave a report on Renaissance’s recent results and confirmed that those results were consistent with the five-year financial model. Goldman Sachs then reviewed the terms of its engagement letter with Renaissance and responded to questions on the engagement letter. Following those discussions, Goldman Sachs reviewed the process undertaken in exploring a possible sale of Renaissance, including that there had been no further contact with any of the other parties involved in the process or with Thoma Bravo or Plato Learning, and presented a financial analysis of the proposed transaction with Permira. Goldman Sachs then delivered its oral opinion to our board of directors (which was subsequently confirmed by delivery of a written opinion) that, as of August 15, 2011 and based upon and subject to the factors and assumptions set forth in its opinion, the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Godfrey then summarized the terms of the merger agreement and related transaction documents. A discussion by our board of directors followed regarding potential alternatives to approving the transaction, including remaining an independent company. In that discussion, it was noted that the terms of the merger agreement and the shareholders agreement would allow our board of directors to consider and respond to certain unsolicited alternative acquisition proposals for Renaissance and would not preclude a third party not included in the process from pursuing an alternative acquisition proposal following execution of the merger agreement. The Pauls then indicated that, as Renaissance’s majority shareholders, they were supportive of approving the transaction, and Mr. Paul further commented on the terms of the shareholders agreement and the license agreement. In response to a question from a director, our management similarly indicated that they were supportive of approving the transaction. Sidley then reviewed for the board the factors relevant to the decision as to whether to approve the transaction proposed by Permira. The independent directors met in executive session with Sidley to further discuss the proposed transaction, including the terms of the license agreement.

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The board of directors, including the Pauls, then reconvened, and the directors in attendance unanimously resolved that (1) the merger agreement, substantially in the form presented to our board of directors, and the transactions contemplated thereby, including the merger were approved and adopted, (2) the merger agreement and the transactions contemplated thereby, including the merger, were advisable to, fair to and in the best interests of Renaissance and its shareholders, (3) the merger consideration was fair to the holders of shares of Renaissance’s common stock (other than Parent and Merger Sub), and (4), subject to the terms and conditions of the merger agreement, a proposal to approve and adopt the merger agreement be submitted to a vote at a meeting of the shareholders of Renaissance as promptly as practicable. Subject to the terms and conditions of the merger agreement, our board recommended that shareholders of Renaissance vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and approved and adopted the shareholders agreement and the funding agreement, substantially in the forms presented to the board, and the transactions contemplated thereby were approved and adopted.

Late that evening, Parent, Merger Sub and Renaissance executed the merger agreement, Parent, Merger Sub, Renaissance and the Pauls and certain of their affiliates executed the shareholders agreement, Parent, the Funding Parties and Renaissance executed the funding agreement, the Funding Parties and Parent executed the equity commitment letter, and Permira delivered to Renaissance a fully executed debt commitment letter.

On August 16, 2011, Renaissance and Permira issued a joint press release announcing that Renaissance had entered into a definitive merger agreement with affiliates of investment funds advised by Permira.

On the morning of August 22, 2011, Goldman Sachs received an unsolicited email inquiry from Thoma Bravo to “discuss Renaissance.” Goldman Sachs responded to Thoma Bravo that, under the terms of the merger agreement, it would be inappropriate for Goldman Sachs to communicate with Thoma Bravo regarding Renaissance. That same morning, Godfrey received an inquiry from JP Morgan Private Bank that expressed an interest in Renaissance’s transaction with Permira. Godfrey did not discuss the transaction with JP Morgan Private Bank.

Early in the afternoon of August 22, 2011, shortly following its receipt of the inquiry described above, Goldman Sachs received a letter from Plato Learning addressed to Mr. Paul as the co-founder and chairman of our board of directors proposing that Plato Learning acquire Renaissance at a price per share of $15.50 in cash. The letter stated that the proposal was subject to completion of due diligence and that the transaction was anticipated to be financed with equity from Thoma Bravo, HarbourVest Partners and JP Morgan, as well as with debt. Goldman Sachs promptly provided a copy of the letter to senior members of our management, Mr. Paul, Godfrey and Sidley.

In the evening of August 22, 2011, our board of directors was provided with a copy of the letter from Plato Learning, and, as required by the merger agreement, Godfrey provided a copy of the letter to Parent and Skadden.

In the afternoon of August 23, 2011, Godfrey received a letter from Skadden asserting the view on behalf of Parent that the Plato Learning letter did not represent a proposal that our board of directors could determine in good faith could reasonably be expected to lead to a superior proposal, as defined in the merger agreement and as described in this proxy statement in the section titled “Terms of the Merger Agreement—No Solicitation of Takeover Proposals.” Our board of directors was promptly provided with a copy of the letter from Skadden.

Later in the afternoon of August 23, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs reviewed the letter from Plato Learning, noting that, in its view, the proposed equity sponsors named in the letter were experienced parties and legitimate financial backers for the proposed transaction. Goldman Sachs also reminded our board of directors that, on or around the date a final bid was due from Permira, Goldman Sachs and Mr. Paul had received unsolicited inquiries from Thoma Bravo and Plato Learning prior to the execution of the merger agreement regarding a possible transaction between Renaissance and Plato Learning. Goldman Sachs noted that the letter did not include names of potential lenders for debt financing or include equity or debt commitment letters. In response to a question, Goldman Sachs provided its view that it was reasonable to conclude that Plato Learning would be able to obtain debt financing for the transaction.

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Godfrey informed our board of directors about the letter from Skadden received earlier that afternoon. Sidley then provided a summary of previous briefings regarding the fiduciary principles relevant to the decisions to be made by our board of directors in connection with the process undertaken to explore a sale of Renaissance and in the context of the receipt of the letter from Plato Learning. The legal advisors reviewed provisions under the merger agreement bearing on the decisions to be made by our board in light of the receipt of the letter from Plato Learning. Godfrey provided an overview regarding potential antitrust considerations for a transaction with Plato Learning. The legal advisors then discussed the various disclosure obligations depending on the course of action taken by our board of directors.

After discussion, our board of directors determined in good faith, after consultation with Goldman Sachs, that the proposal from Plato Learning could reasonably be expected to lead to a superior proposal, that Renaissance should enter into a confidentiality agreement with Plato Learning and the parties named in the letter and thereafter provide information to and conduct negotiations with those parties and that failure to make a public announcement regarding our board’s determination with respect to the letter from Plato Learning would be inconsistent with our board’s fiduciary duties. Our board directed its legal and financial advisors to implement the board’s decisions. However, because there could be no assurance that Plato Learning would elect to proceed with making a definitive proposal or would be able to obtain financing for a transaction with Renaissance, our board of directors determined to continue to recommend that Renaissance shareholders vote in favor of adopting and approving the merger agreement and the transactions contemplated thereby with Parent and Merger Sub, pursuant to which Renaissance would be acquired for $14.85 per share in cash. Our board of directors discussed that if Plato Learning provides Renaissance with a bona fide written takeover proposal, then our board of directors will determine, after consultation with Goldman Sachs, whether the proposal constitutes a superior proposal and, if so, determine whether to terminate the merger agreement with Permira, and in making such determination, our board will take into account a number of factors.

In the evening of August 23, 2011, Goldman Sachs and Godfrey contacted Permira and Skadden, respectively, regarding the determinations of our board of directors.

On August 24, 2011, Renaissance issued a press release regarding the Plato Learning letter and the determination of our board of directors that the Plato Learning proposal could reasonably be expected to lead to a superior proposal, as defined in the merger agreement, and actions to be taken in connection therewith. Following the issuance of the press release, on August 24, 2011, Renaissance entered into a confidentiality agreement with Plato Learning, Thoma Bravo, HarbourVest Partners and the Private Equity Group of J.P. Morgan Investment Management, Inc.

On August 25, 2011, Goldman Sachs, Thoma Bravo and Plato Learning discussed, among other things, due diligence to be undertaken in connection with Plato Learning’s proposed acquisition of Renaissance.

In the morning on August 30, 2011, our board of directors held a special meeting by teleconference. Senior members of our management and representatives of Goldman Sachs, Godfrey, Sidley and Mayer Brown also participated. Goldman Sachs provided an update regarding the status of activities undertaken in connection with the merger agreement with Permira, and Mr. Paul provided an update regarding the status of due diligence activities undertaken to date with Plato Learning. After discussion, by unanimous vote of the directors present, our board of directors reaffirmed its recommendation that Renaissance shareholders vote in favor of adopting and approving the merger agreement and the transactions contemplated thereby with Parent and Merger Sub, pursuant to which Renaissance would be acquired for $14.85 per share in cash.

Recommendation of Our Board of Directors; Reasons for the Merger

In reaching its determination to recommend adoption and approval of the merger agreement, our board of directors in consultation with our senior management team and outside legal and financial advisors, have considered a variety of factors, including those listed below.

Our board of directors considered the following factors as generally supporting its decision to approve the merger agreement:

•	The current and historical financial condition and results of operations of Renaissance;

•	The risks associated with Renaissance’s business (including as reflected in the Risk Factors disclosures in its Exchange Act reports), including in particular dependence on government funding;

•
The risk-adjusted probabilities associated with achieving Renaissance’s long-term strategic plan as a stand-alone company, including the potential growth opportunities that had been presented to potentially interested parties and the risk associated therewith, as compared to the opportunity afforded to Renaissance’s shareholders via the merger consideration;

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•	The alternatives to the merger and the feasibility, risks and uncertainties associated with each alternative;

•
The financial analyses and the oral opinion of Goldman Sachs delivered to Renaissance’s Board of Directors that, as of August 15, 2011 and based upon and subject to the factors and assumptions described therein, the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated August 15, 2011, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this proxy statement. See “The Merger–Opinion of Renaissance’s Financial Advisor” beginning on page [●] of this proxy statement;

•	The fact that the $14.85 per share price to be paid in the merger represents a premium of approximately 28.2% over the closing price of $11.58 for Renaissance’s common stock on August 12, 2011;

•
The process undertaken by the board of directors to explore alternatives to the merger, which included contact with twelve parties (three strategic parties and nine financial parties), including Parent, to determine their interest in a transaction. The fact that seven parties (one strategic party and six financial parties) executed nondisclosure agreements and received confidential information regarding Renaissance, three financial parties and one strategic party made inbound inquiries regarding a potential transaction, two parties (both financial parties) submitted initial indications of interest and only Parent submitted a final offer;

•	The fact that the consideration to be received by Renaissance’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value;

•	The recommendation of Renaissance’s senior management team in favor of the transaction;

•
The Renaissance board of directors’ belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are fair and reasonable;

•
The Renaissance board of directors’ belief that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be consummated, including the fact that (i) the merger agreement contains limited closing conditions and (ii) the merger agreement contains no financing condition and Parent is obligated to use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the debt commitment letters or alternative financing if such financing becomes unavailable;

•
The nature of the financing commitments received by Parent with respect to the merger, including (i) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (ii) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement, and the $196.7 million of committed equity funding from the Funding Parties which results in a relatively low degree of leverage on Renaissance as a result of the financing structure;

•
The execution of a shareholders agreement by the Paul Shareholders in connection with the execution of the merger agreement, pursuant to which they would agree to vote shares of Renaissance’s common stock owned by them in favor of adoption and approval of the merger agreement, subject to certain conditions;

•
The proposed execution of a license agreement for the benefit of the family and descendants of the Pauls under which the family and descendants of the Pauls can use the current products of Renaissance;

•	The terms and conditions of the merger agreement, and the course of negotiation thereof, including:

o	the closing conditions to the merger, including the condition that the merger agreement is subject to the approval of Renaissance’s shareholders and receipt of a solvency opinion;

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o
the structure of the transaction as a merger and the fact that Renaissance is not required to convene the meeting of its shareholders prior to September 29, 2011, which will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which any unsolicited superior proposal can be considered;

o
Renaissance’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including matching rights) and the payment of a termination fee of $13.0 million and up to $1.75 million of reimbursable expenses;

o
Renaissance’s ability to furnish, pursuant to a qualifying confidentiality agreement (as defined below), information with respect to Renaissance and its subsidiaries to a person who has submitted an unsolicited takeover proposal and engage in or otherwise participate in discussions or negotiations with such person;

o	the limitation on Renaissance’s liability for its failure to perform its obligations under the merger agreement to $26.0 million; and

o
the fact that Parent is required to pay Renaissance a termination fee of $26.0 million and up to $1.75 million of reimbursable expenses if it fails to perform its obligations under the merger agreement, including if it fails to obtain its financing for the merger, which termination fee and expenses are backed by the funding agreement from the Funding Parties.

The Renaissance board of directors also considered certain risks and other potentially negative factors concerning the merger, including:

•	Following the merger, Renaissance’s shareholders will cease to participate in any future earnings growth of Renaissance or benefit from any future increase in its value;

•	The difficulties and challenges inherent in consummating any merger;

•	The difficulty Parent would have completing the merger if the financing described in the debt commitment letter entered into by Parent with RBC, or an alternative financing, were unavailable;

•
The risk that the merger might not be consummated in a timely manner or at all, including as a result of a failure of Parent to obtain financing for the merger which, while not a condition to the merger, would allow Parent to terminate the merger agreement after paying a termination fee to Renaissance of $26.0 million and up to $1.75 million of reimbursable expenses;

•
The fact that Renaissance’s remedy for any breach of the merger agreement by Parent is limited to $26.0 million and up to $1.75 million of reimbursable expenses or, in limited circumstances, the right to specific performance of the funding commitment;

•	The possibility that if the merger is not consummated, Renaissance would have incurred significant transaction and opportunity costs;

•
The restrictions on Renaissance’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals, subject to specified exceptions, Parent’s matching rights and the requirement that Renaissance pay Parent a termination fee of $13.0 million and up to $1.75 million of reimbursable expenses in certain circumstances specified in the merger agreement, which the Renaissance board of directors understood, while potentially having the effect of discouraging third parties from proposing an alternative takeover proposal, were conditions to Parent’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the anticipated benefits of the merger to Renaissance’s shareholders;

•	For United States federal income tax purposes, the cash merger consideration will be taxable to Renaissance’s shareholders that are entitled to receive such consideration;

•	The possible disruption to Renaissance’s business that might result from the announcement of the merger and the resulting distraction of the attention of Renaissance’s management;

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•
The restrictions on the conduct of Renaissance’s business prior to completion of the merger which could delay or prevent Renaissance from undertaking business opportunities that might arise pending completion of the merger; and

•	The fact that Renaissance’s shareholders are not entitled to dissenters’ rights to demand an appraisal of the value of their shares under Wisconsin law or the merger agreement.

For the reasons discussed in the section of this proxy statement titled “—Background of the Merger,” our board of directors continues to recommend that Renaissance shareholders vote in favor of adopting and approving the merger agreement and the transactions contemplated thereby.

Opinion of Renaissance’s Financial Advisor

Goldman Sachs delivered its opinion to Renaissance’s Board of Directors that, as of August 15, 2011 and based upon and subject to the factors and assumptions set forth therein, the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 15, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Renaissance’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Renaissance for the five fiscal years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Renaissance;

•	certain other communications from Renaissance to its stockholders;

•	certain publicly available research analyst reports for Renaissance; and

•
certain internal financial analyses and forecasts for Renaissance prepared by its management, and approved for Goldman Sachs’ use by Renaissance, which we refer to as the “Forecasts.” For more information on the Forecasts, please see “The Merger—Financial Projections” beginning on page [●].

Goldman Sachs also held discussions with members of the senior management of Renaissance regarding their assessment of the past and current business operations, financial condition and future prospects of Renaissance; reviewed the reported price and trading activity for Renaissance’s common stock; compared certain financial and stock market information for Renaissance with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the education industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Renaissance that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Renaissance. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Renaissance or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Renaissance or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

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Goldman Sachs’ opinion does not address the underlying business decision of Renaissance to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Renaissance; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Renaissance; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Renaissance, or class of such persons, in connection with the transaction, whether relative to the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Renaissance or Parent or the ability of Renaissance or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of Renaissance’s Board of Directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Renaissance’s common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Renaissance’s Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 12, 2011 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Renaissance common stock for the three-year period ended August 12, 2011. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Renaissance’s common stock pursuant to the merger agreement in relation to the historical trading prices of Renaissance’s common stock.

This analysis indicated that the price per share to be paid to the holders of Renaissance common stock pursuant to the merger agreement represented:

•	a premium of 28.2% based on the closing market price of $11.58 per common share on August 12, 2011 (the last trading day prior to the date Renaissance entered into the merger agreement);

•	a premium of 26.5% based on the latest three months volume weighted average market price of $11.74 per common share;

•	a premium of 29.2% based on the latest six months volume weighted average market price of $11.49 per common share;

•	a premium of 35.4% based on the latest twelve months volume weighted adjusted average market price of $10.97 per common share;

•	a premium of 38.1% based on the latest thirty-six months volume weighted adjusted average market price of $10.75 per common share;

•	a premium of 33.3% based on the latest sixty months volume weighted adjusted average market price of $11.14 per common share;

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•	a premium of 9.0% based on the highest adjusted closing price of $13.62 per common share during the twelve-month period ended August 12, 2011;

•	a premium of 115.8% based on the lowest adjusted closing price of $6.88 per common share during the twelve-month period ended August 12, 2011; and

•	a premium of 5.2% based on the highest adjusted closing market price of $14.11 per common share during the thirty-six month period ended August 12, 2011.

Historical share prices were adjusted for special dividends paid to holders of Renaissance common stock ($58.3 million, or $2.00 per share, declared on October 27, 2010 and $21.8 million, or $.075 per share, declared on October 22, 2008) based on the percentage of the special dividend to the previous relative per share values, representing a pro forma share price based on payment of special dividends per share, based on Bloomberg methodology.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Renaissance to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the education technology, online education and diversified education and content industries.

The following were the publicly traded education technology companies selected for purposes of this analysis:

•	Archipelago Learning, Inc.

•	Blackbaud, Inc.

•	K12 Inc.

•	LeapFrog Enterprises, Inc.

•	Promethean World PLC

•	SMART Technologies Corporation

The following were the publicly traded online education companies selected for purposes of this analysis:

•	American Public Education, Inc.

•	Capella Education Company

•	Grand Canyon Education, Inc.

•	Strayer Education, Inc.

The following were the publicly traded diversified education and content companies selected for purposes of this analysis:

•	The McGraw-Hill Companies, Inc.

•	Pearson PLC

•	Scholastic Corporation

•	School Specialty, Inc.

Although none of the selected companies is directly comparable to Renaissance, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Renaissance.

For purposes of this analysis, Goldman Sachs calculated and compared, among other things, multiples of enterprise value to estimated 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Renaissance and for the selected companies. For purposes of this analysis, enterprise value was calculated for Renaissance and for the selected companies to equal the fully diluted market value of the relevant company’s common equity plus net debt as reflected in that company’s most recent publicly available financial statements, and estimated projected 2011 EBITDA used for Renaissance was as reflected in the Forecasts and estimated projected 2011 EBITDA used for each of the selected companies was based on median estimates published by the Institutional Brokers’ Estimate System (“IBES”).

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The derived multiples are summarized as follows.

Enterprise Value as a Multiple of:	Online Education		Education Technology		Diversified Education & Content
	Range	Median	Range	Median	Range	Median
2011 Estimated EBITDA	3.3x-10.2x	7.0x	3.6x-16.0x	8.0x	5.4x-9.0x	7.5x

This analysis resulted in a range of implied present values of $9.99 to $13.94 per share of Renaissance common stock.

Goldman Sachs also calculated, among other things, price to earnings multiples for Renaissance and for the selected companies. For purposes of this analysis, for each of the selected companies, the closing share price on August 12, 2011 was used, and estimated projected 2011 earnings used for Renaissance were as reflected in the Forecasts and estimated projected 2011 earnings used for each of the selected companies were based on median estimates published by IBES. The following table presents the results of this analysis:

Share Price as a Multiple of:	Online Education		Education Technology		Diversified Education & Content
	Range	Median	Range	Median	Range	Median
2011 Estimated Earnings Per Share	9.8x-21.9x	13.3x	8.8x-38.8x	13.9x	13.1x-14.8x	13.7x

This analysis resulted in a range of implied present values of $10.41 to $13.88 per share of Renaissance common stock.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Renaissance using the Forecasts. Goldman Sachs calculated indications of net present value of free cash flows for Renaissance for the second half of fiscal year 2011 through fiscal year 2015. Goldman Sachs then calculated illustrative terminal values in the year 2015 based on implied terminal multiples ranging from 7.5x EBITDA to 9.5x EBITDA. The cash flows and illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 12.0% to 14.0%, reflecting an estimate of Renaissance’s weighted average cost of capital. This analysis resulted in a range of illustrative value indications of $13.55 to $16.79 per share of Renaissance common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the education and education technology industries since March 1, 2006.

The following were the education industry transactions selected for purposes of this analysis:

•	Leeds Equity Partners’ acquisition of Nobel Learning Communities Inc. announced in May 2011;

•	Pearson PLC’s acquisition of EDI PLC announced in March 2011;

•	Apollo Global, Inc.’s acquisition of BPP Holdings PLC announced in June 2009;

•	Bain Capital Partners LLC’s acquisition of Bright Horizons Family Solutions Inc. announced in January 2008;

•	Sterling Capital Partners’ acquisition of Educate, Inc. announced in September 2006;

•	KKR’s acquisition of Laureate Education, Inc. announced in January 2007; and

•	Providence Equity Partners and Goldman Sachs Capital Partners’ acquisition of Education Management Corporation announced in March 2006.

The following were the education technology industry transactions selected for purposes of this analysis:

•	Providence Equity Partners LLC’s acquisition of Blackboard Inc. announced in July 2011;

•	Thoma Bravo LLC’s acquisition of Plato Learning, Inc. announced in March 2010;

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•	Berkshire Hathaway, Advent International Corporation and Bain Capital Partners’ acquisition of SkillSoft PLC announced in February 2010; and

•	Pearson PLC’s acquisition of ECOLLEGE.COM announced in May 2007.

For each of the selected transactions, Goldman Sachs calculated and compared (i) the enterprise value of the target company based on the purchase price paid in the transaction as a multiple of estimated forward revenue, (ii) the enterprise value of the target company based on the purchase price paid in the transaction as a multiple of estimated forward EBITDA and (iii) the premium paid in the transaction to the target’s trading price on the trading day prior to announcement of the transaction. Forward multiples were generated using estimates from IBES as of the date of the public announcement of the relevant transaction. While none of the companies that participated in the selected transactions are directly comparable to Renaissance, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Renaissance’s results, market size and product profile.

The following table presents the results of this analysis:

	Education			Education Technology
	Mean	Median	Range	Mean	Median	Range
EV/Forward Revenue	2.0x	2.0x	0.6x-3.2x	4.1x	3.4x	2.2x-7.5x
EV/Forward EBITDA	10.4x	11.0x	5.6x-14.9x	13.0x	11.2x	9.3x-20.3x
Premium to Day Prior	27.4%	16.3%	9.3%-56.2%	10.1%	10.6%	3.7%-15.5%

This analysis resulted in a range of implied present values of $11.68 to $14.15 per share of Renaissance common stock. Estimated forward revenue and estimated forward EBITDA for Renaissance was as reflected in the Forecasts.

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Renaissance’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s share price as (i) a function of such company’s estimated future earnings and its assumed price to future EBITDA multiple and (ii) a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used certain financial information from the Forecasts for each of the fiscal years 2011 to 2015. Goldman Sachs first calculated the implied value per share of Renaissance common stock for fiscal year 2014 by applying (i) future EBITDA multiples of 7.5x to 9.5x to EBITDA estimates for each of the fiscal years 2011 to 2015 and (ii) future earnings per share multiples of 14.5x to 18.5x to earnings per share estimates for each of the fiscal years 2011 to 2015, and then, in each case, discounted those values back using a range of illustrative discount rates of 13.0% to 15.0%, reflecting an estimate of Renaissance’s cost of equity. This analysis resulted in a range of implied present values of $11.46 to $15.54 per share of Renaissance common stock.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed (i) a hypothetical financial buyer targets a 20.0% to 25.0% internal rate of return on equity, (ii) a pro forma leverage ratio of 5.5x last twelve months Adjusted EBITDA, (iii) existing cash on Renaissance’s balance sheet of $17.5 million, (iv) a first lien term loan of $175 million with an assumed annual interest rate of 5.25% over LIBOR with a LIBOR floor of 1.5%, (v) a second lien term loan of $75 million with an assumed annual interest rate of 8.75% over LIBOR with a LIBOR floor of 1.5% and (vi) approximately $28.0 million in transaction expenses. Based on a range of illustrative last twelve months exit Adjusted EBITDA multiples of 7.5x to 9.5x for the assumed exit at the end of 2015, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in implied values of $13.23 to $16.08 per share of Renaissance common stock.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Renaissance or the contemplated merger.

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Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Renaissance’s Board of Directors as to the fairness from a financial point of view of the $14.85 per share of Renaissance common stock in cash to be paid to the holders of outstanding shares of Renaissance common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Renaissance, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Renaissance and Parent and was approved by Renaissance’s Board of Directors. Goldman Sachs provided advice to Renaissance during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Renaissance or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Renaissance’s Board of Directors was one of many factors taken into consideration by Renaissance’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Renaissance, Parent and any of their respective affiliates, including Permira, and any of its affiliates and portfolio companies, and of third parties, or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Renaissance in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided, and is currently providing, certain investment banking services to Permira and its affiliates and portfolio companies for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Cognis GmbH, a portfolio company of Permira, in connection with its sale in December 2010; joint lead manager with respect to a public offering of 210,000,000 shares of TDC A/S, a portfolio company of Permira, in December 2010; co-manager with respect to an initial public offering of 43,500,000 shares of Freescale Semiconductor Holdings I, Ltd., a portfolio company of Permira, in May 2011; co-manager and participant with respect to a term loan and revolving credit facility (aggregate principal amount of $1,125,000,000) provided to NDS Group Ltd., a portfolio company of Permira, in February 2011; and financial advisor to Vacaciones eDreams, S.L., a portfolio company of Permira, in connection with the acquisition of Opodo Limited in May 2011. Goldman Sachs may also in the future provide investment banking services to Renaissance, Parent and their respective affiliates, including Permira and its affiliates and portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Permira and its affiliates from time to time and may have invested in limited partnership units of affiliates of Permira from time to time and may do so in the future.

The Board of Directors of Renaissance selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated July 30, 2007, as amended as of February 22, 2010, Renaissance engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Renaissance has agreed to pay Goldman Sachs a transaction fee of approximately $7.8 million, all of which is payable upon consummation of the transaction. In addition, Renaissance has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Delisting and Deregistration of Renaissance Common Stock

Renaissance common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol “RLRN.” As a result of the merger, Renaissance will be a privately held company, with no public market for its common stock. After the merger, Renaissance common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of Renaissance common stock in the public market will no longer be available. In addition, Renaissance will no longer be required to file periodic reports with the SEC after the effective time of the merger.

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Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Renaissance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated in this proxy statement by reference, for risks relating to Renaissance’s business.

Failure to complete the merger could negatively impact the market price of Renaissance common stock.

If the merger is not completed for any reason, Renaissance will be subject to a number of material risks, including the following:

•	the market price of Renaissance’s common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed;

•
costs relating to the merger agreement, such as legal, accounting and financial advisory fees, and in specified circumstances, the payment of a termination fee and expense reimbursement to Parent, must be paid by us even if the merger is not completed; and

•
the diversion of management’s attention from the day-to-day business of Renaissance and the potential disruption to its employees and its relationships with customers and suppliers during the period before the completion of the merger may make it difficult for Renaissance to achieve its strategic plan if the merger does not occur.

If the merger agreement is not adopted and approved by Renaissance’s shareholders at the special meeting, Renaissance, Parent and Merger Sub will not be permitted under Wisconsin law to complete the merger and each of Renaissance and Parent will have the right to terminate the merger agreement. In the event the merger agreement is terminated due to the failure to obtain the Renaissance shareholders’ approval of the merger and, within 12 months of such termination, Renaissance enters into a definitive agreement with respect to any takeover proposal and thereafter such takeover proposal is consummated, Renaissance will be required to reimburse Parent for certain of its expenses up to a maximum amount of $1.75 million and pay to Parent a termination fee of $13.0 million. See “Terms of the Merger Agreement—Fees and Expenses” beginning on page [●] of this proxy statement.

Further, if the merger agreement is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the merger.

Uncertainties associated with the merger may cause Renaissance to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Renaissance following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Financing of the Merger; Equity Financing; Debt Financing

Parent and Merger Sub, were formed at the direction of investment funds advised by Permira for the purpose of effecting the merger and the transactions contemplated thereby. As such, Parent and Merger Sub have limited assets and other rights other than the right to obtain equity and debt financing under the terms of, and subject to the conditions of, the commitments described below.

Parent has obtained an equity financing commitment letter from the Funding Parties and Merger Sub has obtained a debt financing commitment letter from RBC in connection with the transactions contemplated by the merger agreement in an aggregate amount of approximately $466.7 million. The Funding Parties are investment funds advised by Permira. These financings, in addition to Renaissance’s cash, are expected to be sufficient to pay merger consideration in the amount of approximately $[___] million to our shareholders. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided.

We believe that the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the financing or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay Renaissance a fee of $26.0 million, as described under “The Merger Agreement — Termination of the Merger Agreement.” Subject to the right of Renaissance to seek in certain instances specific performance to cause the equity financing to be funded and to cause Parent and Merger Sub to use reasonable best efforts to enforce the terms of the debt commitment, as described under “The Merger Agreement — Specific Performance,” this $26.0 million fee (plus expenses capped at $1.75 million, Parent and Merger Sub’s obligations under the confidentiality agreement and certain indemnification, reimbursement and expense obligations of Parent in connection with seeking financing) would be Renaissance’s sole remedy in the event the merger is not consummated on account of Parent’s failure to obtain financing or because Parent breaches the merger agreement.

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Equity Financing

On August 15, 2011, the Funding Parties entered into an equity financing commitment letter with Parent (the “equity commitment letter”) pursuant to which the Funding Parties committed to contribute to Parent, at or prior to the consummation of the merger, up to approximately $196.7 million in the aggregate in cash, in exchange for which the Funding Parties will receive certain securities of Parent.

The equity commitment of the Funding Parties is subject to the following conditions:

•	satisfaction in full (with certain limited exceptions) or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;

•	the concurrent or substantially concurrent receipt by Parent of the proceeds of the debt financing under the debt commitment letter described below; and

•	the substantially concurrent consummation of the merger.

The obligation of the Funding Parties to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of:

•	the closing of the merger (at which time the obligation to fund will be satisfied by each of the Funding Parties);

•	the termination of the merger agreement in accordance with its terms; or

•
commencement of a lawsuit by Renaissance or any of its controlled affiliates asserting claims against the Funding Parties or any “related party” (other than (i) claims against the Funding Parties under the equity commitment letter, (ii) claims relating to a breach (or seeking to prevent a breach) of the confidentiality agreement entered into between Renaissance and Permira, (iii) claims against the Funding Parties under the funding agreement (as described below) and (iv) any claim seeking an injunction, specific performance or other equitable remedy against Parent and/or Merger Sub under the merger agreement, in accordance with and subject to the terms and conditions thereof).

Renaissance is an express third-party beneficiary of the equity financing commitment letter to the extent Renaissance has a right to seek specific performance under the merger agreement and is entitled to an injunction, specific performance and other equitable remedies to enforce the commitment to be funded thereunder.

Debt Financing

In connection with its entry into the merger agreement, Merger Sub received a debt commitment letter, dated August 15, 2011 (the “debt commitment letter”), from RBC. The debt commitment letter provides an aggregate of $270.0 million in debt financing to Merger Sub, and upon consummation of the merger, to Renaissance, consisting of a $175.0 million senior first lien term loan facility (the “first lien term facility”), a $20.0 million senior first lien revolving credit facility (the “first lien revolving facility,” and together with the first lien term facility, the “first lien facilities”) and a $75.0 million second lien senior term loan facility (the “second lien facility,” and together with the first lien facilities, the “credit facilities”).

The borrower under the credit facilities will be Merger Sub and upon consummation of the merger, the rights and obligations under the credit facilities will be assumed by Renaissance as the surviving corporation. The credit facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by Raphael Intermediate Holding Company.

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Financing Cooperation. Renaissance has agreed to, and has agreed to cause its subsidiaries to, at Parent’s reasonable request and sole expense, use reasonable best efforts to cooperate with Parent in connection with the financing, subject to certain limitations, including using reasonable efforts to:

•	assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans;

•
furnishing Parent and Merger Sub as promptly as practicable all financial statements, pro forma financial statements and other financial data and financial information of Renaissance and its subsidiaries that is requested;

•
participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources;

•
assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the financing;

•	using reasonable best efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by Parent;

•	using reasonable best efforts to assist in delivery of inventory appraisals and field audits reasonably requested by Parent;

•
taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Parent to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time of the merger;

•
executing and delivering any customary credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent;

•
obtaining a certificate of the chief financial officer of Renaissance in customary form and content with respect to solvency matters to the extent required by the financing sources of Parent and Merger Sub; and

•
cooperating with the due diligence of the financing sources of the debt financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Renaissance.

Funding Agreement

On August 15, 2011, the Funding Parties, Parent and Renaissance entered into the funding agreement, pursuant to which the Funding Parties agreed, on the terms and subject to the conditions therein, to pay to Parent amounts necessary to satisfy any obligations incurred by Parent to pay a termination fee, certain reimbursable expenses of Renaissance (subject to a maximum amount of $1.75 million) and Parent’s indemnification obligation in connection with the arrangement of financing under the merger agreement up to the aggregate amount of any such obligations. The funding agreement will terminate on the earliest of (i) the consummation of the merger in accordance with the terms of the merger agreement, including payment of the aggregate merger consideration, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay to Renaissance a termination fee or reimburse expenses or (iii) the one year anniversary of any termination of the merger agreement in circumstances where Parent would be obligated to pay to Renaissance a termination fee or reimburse expenses, unless, prior to such date, Renaissance has made a written claim to Parent for payment of an obligation covered by the funding agreement.

Interests of Renaissance’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. These interests include, among others:

•	accelerated vesting of options, restricted stock and restricted stock units;

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger;

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•	severance payments payable to Glenn R. James in the event his employment is terminated following completion of the merger;

•
if (a) Mr. James purchases a home in the Boulder, Colorado area at any time within two and one half years after entering into such employment agreement, (b) he is terminated without cause within ten years of entering into such employment agreement, and (c) subsequent to such termination, he decides to sell his home but is unable to do so within 120 days from the date of his termination, Mr. James has the option to cause Renaissance to purchase the home from him at the original purchase price. Mr. James has purchased a home in the Boulder, Colorado area as contemplated by the terms of his employment agreement;

•
the execution of a license agreement pursuant to which Renaissance will grant BCLS a non-exclusive, non-transferable license to use its current and future software products and services for the internal educational use of the family and descendants of the Pauls;

•	benefits conferred to employees generally in the merger agreement, including:

•
compensation and benefits that are, in the aggregate, substantially comparable to those provided by Renaissance or its subsidiaries immediately prior to the effective time of the merger for a period of one year after the effective date of the merger, including adoption of a new equity incentive compensation plan for the benefit of Renaissance’s management and eligibility to participate in a 401(k), annual bonus and health and welfare plans, in each case subject to the terms and conditions of the plans, as determined by Parent in its sole discretion; maintenance of Renaissance’s sales and incentive plan for the period July 1, 2011 through June 30, 2012 in a manner that is substantially consistent with Renaissance’s current maintenance of such plans; and adoption by Renaissance or the surviving corporation of a severance plan, which is on terms substantially the same as Renaissance’s existing severance policy, and which gives full credit to employees of Renaissance or its subsidiaries as of the effective time of the merger for their prior years of service with Renaissance or its subsidiaries;

•
full credit for prior service with Renaissance or its subsidiaries for purposes of eligibility under any welfare benefit plans in which employees of the surviving corporation participate and waiver of all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage in any welfare of fringe benefit plan in which such employee may be eligible to participate after the effective time of the merger;

•
for SERP participants, vesting of all unvested balances in Renaissance’s Supplemental Executive Retirement Plan and termination of such plan, effective as of the effective time of the merger, such that all benefits accrued under Renaissance’s Supplemental Executive Retirement Plan through the effective time of the merger will be paid to the participants in a lump sum on the later of January 2, 2012 or the effective time of the merger; and

•
if Parent modifies, amends or replaces Renaissance’s paid time off (“PTO”) policy, or causes the surviving corporation to do so, any and all time that has been banked under the existing policy will either be (i) rolled over into the modified, amended or new policy, (ii) paid out in its entirety within 30 days of the adoption of the modified, amended or new policy (or such shorter time as is allowable for payment under applicable law) or (iii) partially rolled over into the modified, amended or new policy and partially paid out (depending on the terms of the modified, amended or new PTO policy affecting the allowable magnitude of the rollover).

Our Board of Directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to approve the merger and recommend approval of the merger agreement by Renaissance’s shareholders.

Treatment of Renaissance Stock Options in the Merger

Options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess (if any) of $14.85 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes.

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All options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $14.85 per share, will be cancelled as of the effective time of the merger for no consideration.

The table below sets forth, as of August 31, 2011 (prior to the close of market), for each of Renaissance’s directors and named executive officers (a) the number of shares subject to vested options to purchase Renaissance common stock held by such person, (b) the value of such vested options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $14.85 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest at the effective time of the merger, (d) the value of such additional options (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $14.85 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest at the effective time of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest at the effective time of the merger (without regard to deductions for withholding taxes), calculated by multiplying (i) the excess, if any, of $14.85 over the per share exercise price of the option by (ii) the number of shares subject to the option. Outstanding options with an exercise price per share that equals or exceeds the merger consideration will be cancelled and terminated at the effective time of the merger with no payment or other consideration paid to the holder and the holder will have not rights with respect to such outstanding options.

Directors and Executive Officers	Vested Options		Options that Will Vest as a Result of the Merger		Totals
Name	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Judith A. Paul	44,572	—	—	—	44,572	—
Terrance D. Paul	44,572	—	—	—	44,572	—
Glenn R. James	3,406	$579	26,465	$43,004	29,871	$43,583
Randall J. Erickson	—	—	—	—	—	—
John H. Grunewald	33,307	—	—	—	33,307	—
Harold E. Jordan	33,307	—	—	—	33,307	—
Mark D. Musick	—	—	—	—	—	—
Addison L. Piper	33,307	—	—	—	33,307	—
Steven A. Schmidt	—	—	—	—	—	—
Mary T. Minch	1,674	—	—	—	1,674	—
Marian L. Staton	1,071	—	—	—	1,071	—
Roy E. Truby	—	—	—	—	—	—
All directors and named executive officers as a group (12 persons)	195,216	$579	26,465	$43,004	221,681	$43,583

Treatment of Shares of Renaissance Restricted Stock and Restricted Stock Units in the Merger

At the effective time of the merger, all outstanding shares of restricted stock granted under Renaissance’s 1997 Stock Incentive Plan will become fully vested, and immediately prior to the effective time of the merger, all outstanding restricted stock units granted under such plan will become fully vested, and, at the effective time of the merger, all vested shares of restricted stock will be converted into the right to receive a cash payment equal to $14.85 per share times the number of shares, less any applicable withholding taxes, and at the effective time of the merger, all vested restricted stock units will be converted into the right to (a) receive a cash payment equal to $14.85 per share times the number of units, less any applicable withholding taxes, or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $14.85, less any applicable withholding taxes, for each share received. The table below sets forth, as of August 31, 2011, for each of Renaissance’s directors and named executive officers (a) the number of shares of restricted stock held by such person that will vest and become unrestricted as a result of the merger, (b) the number of restricted stock units held by such person that will vest and become unrestricted as a result of the merger and (c) the total cash payment to the director or executive officer with respect to those shares of restricted stock and restricted stock units in connection with the merger (without regard to deductions for withholding taxes).

Directors and Executive Officers	Restricted Stock and Restricted Stock Units that Will Vest as a Result of the Merger
Name	(a) Shares	(b) Units	(c) Value
Judith A. Paul	—	—	—
Terrance D. Paul	—	—	—
Glenn R. James	31,222	—	$463,647
Randall J. Erickson	—	15,306	$227,294
John H. Grunewald	7,904	33,448	$614,077
Harold E. Jordan	3,073	39,506	$632,298
Mark D. Musick	3,277	16,424	$292,560
Addison L. Piper	7,904	33,448	$614,077
Steven A. Schmidt	47,668	—	$707,870
Mary T. Minch	32,222	—	$478,497
Marian L. Staton	4,707	—	$69,899
Roy E. Truby	2,454	—	$36,442
All directors and named executive officers as a group (12 persons)	140,431	138,132	$4,136,661

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Severance Arrangements in Glenn R. James’ Employment Agreement

Renaissance entered into an employment agreement with Glenn R. James on July 1, 2010. Pursuant to the terms of the employment agreement, if Renaissance terminates Mr. James’ employment with Renaissance without cause, including upon a change of control, Renaissance would be required to pay to Mr. James salary continuation payments in an amount equal to $21,000 per month for a period of 24 months. This salary continuation is conditioned upon Mr. James executing a full waiver and release of all claims or causes of action against Renaissance.

In addition, the employment agreement provides that if (a) Mr. James purchases a home in the Boulder, Colorado area at any time within two and one half years after entering into such employment agreement, (b) he is terminated without cause within ten years of entering into such employment agreement, and (c) subsequent to such termination, he decides to sell his home but is unable to do so within 120 days from the date of his termination, Mr. James has the option to cause Renaissance to purchase the home from him at the original purchase price. Mr. James has purchased a home in the Boulder, Colorado area as contemplated by the terms of his employment agreement.

Exculpation, Indemnification and Insurance

The merger agreement provides that, for a period of at least six years after the effective time of the merger, Parent will cause the articles of incorporation and by-laws of the surviving corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees than are set forth in the articles of incorporation or the by-laws of Renaissance as in effect on August 15, 2011, the date of the merger agreement. In addition, the merger agreement requires Parent to cause the surviving corporation to indemnify and advance expenses to each present and former director, officer, employee and employee benefit plan fiduciary of Renaissance or its subsidiaries in respect of all actions, omissions or events occurring prior to the effective time of the merger, to the fullest extent permitted in the articles of incorporation or by-laws, any indemnification agreement or under applicable laws. The merger agreement also provides that, subject to certain considerations, prior to the effective time of the merger, Renaissance will (or, if Renaissance is unable to, Parent will cause the surviving corporation to) purchase an extension of Renaissance’s existing directors’ and officers’ liability insurance and fiduciary liability insurance, which we refer to collectively as “D&O insurance,” to be maintained in effect for a period of at least six years after the effective time of the merger with terms, conditions, retentions and limits of liability that are at least as favorable as Renaissance’s existing policies. See “Terms of the Merger Agreement—Exculpation, Indemnification and Insurance of Renaissance’s Directors and Officers” on page [●] of this proxy statement.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to participate in the equity of, Parent. In addition, no member of our board of directors has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent. Parent has informed us that it is its current intention to retain members of our existing management team with Parent or its affiliates after the merger is completed. Parent has informed us that it is the usual practice of the Permira funds to provide management an opportunity to participate in the equity of its portfolio companies and that it would expect to provide our management with an opportunity to do so here.

Golden Parachute Compensation

The descriptions of the payments in the table entitled “Golden Parachute Compensation” are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each named executive officer either by Renaissance or by Parent. We are asking our shareholders to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may become payable by Renaissance to each of the named executive officers in connection with the merger as set forth in the table below. Furthermore, the “golden parachute” compensation set forth in the table below will not be considered excess parachute payments under Section 280G of the Code and, therefore, will not be subject to the 20% excise tax imposed under Section 4999 of the Code.

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The following table reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the merger under their existing agreements with Renaissance. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date of October 11, 2011, including with respect to calculating the portion of the equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Renaissance options and unvested shares of restricted stock remain outstanding on such date), (ii) the price per share of $14.85 and (iii) the equity holdings of the named executive officers as of August 31, 2011 (prior to the close of market).

Name	Cash		Equity(1)	Pension/NQDC		Perquisites/Benefits		Tax Reimbursements	Other	Total
Glenn R. James	$504,000	(2)	$507,230	$7,630	(3)		(4)	—	—	$1,018,860
Steven A. Schmidt	—		707,870	—		—		—	—	707,870
Mary T. Minch	—		478,497	—		—		—	—	478,497
Marian L. Staton	—		69,899	—		—		—	—	69,899
Roy E. Truby	—		36,442	—		—		—	—	36,442

(1)            Represents the aggregate payments to be made in respect of unvested options and unvested restricted stock that will vest upon the effective time of the merger and the cancellation of already vested options upon the effective time of the merger, as described in greater detail above under “Treatment of Renaissance Stock Options in the Merger” and “Treatment of  Shares of Renaissance Restricted Stock and Restricted Stock Units in the Merger.” The payments to be made with regard to unvested options include: Glenn R. James, $43,004 and the payments to be made with regard to cancellation of already vested options include: Glenn R. James, $579. The payments to be made with regard to unvested restricted stock include: Glenn R. James $463,647; Steven A. Schmidt, $707,870; Mary T. Minch, $478,497; Marian L. Staton, $69,899; and Roy E. Truby, $36,442. Amounts included in this column are “single-trigger” in nature, namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control.
(2)            Represents the aggregate value of the cash severance payments if Mr. James’ employment is terminated without cause following the merger, as described in greater detail above under “Severance Arrangements in Glenn R. James’ Employment Agreement.” Eligibility to receive this amount requires a qualifying termination of employment.
(3)            Represents the aggregate payments to be made to Mr. James in respect of the unvested balances under Renaissance’s Supplemental Executive Retirement Plan that will vest upon the effective time of the merger. This amount is “single trigger” in nature, namely, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.
(4)            Mr. James’ employment agreement provides that (a) if Mr. James purchases a home in the Boulder, Colorado area at any time within two and one half years after entering into such employment agreement, (b) he is terminated without cause within ten years of entering into such employment agreement, and (c) subsequent to such termination, he decides to sell his home but is unable to do so within 120 days from the date of his termination, Mr. James has the option to cause Renaissance to purchase the home from him at the original purchase price. Mr. James has purchased a home in the Boulder, Colorado area as contemplated by the terms of his employment agreement for a purchase price of approximately $1,860,000. At this date, the value of any perquisite associated with Mr. James’ home is not quantifiable or estimable. Eligibility to receive this amount requires a qualifying termination of employment.

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act, which we refer as the “HSR Act,” and the regulations promulgated thereunder require that Parent and Renaissance file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 29, 2011.

At any time before or after the completion of the merger, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Renaissance common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.

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This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Renaissance common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Renaissance common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of Renaissance common stock as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address the U.S. federal income tax consequences to any holder of Renaissance common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Renaissance common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, receiving cash in the merger is a taxable event to our shareholders for U.S. federal income tax purposes. A holder of Renaissance common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Renaissance common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Renaissance common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Renaissance common stock for more than one year prior to the effective time of the merger. If the holder has held the Renaissance common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

Backup Withholding and Information Reporting

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Renaissance common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Renaissance common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Renaissance common stock. Also, cash received in the merger will be subject to information reporting unless an exemption applies.

No Dissenters’ Rights

Under Wisconsin law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange. Consequently, because shares of Renaissance’s common stock are listed on NASDAQ, Renaissance shareholders will not have the right to exercise dissenters’ rights. If the merger agreement is approved by Renaissance’s shareholders and the merger is completed, shareholders who voted against the adoption and approval of the merger will be treated the same as shareholders who voted for approval of the merger, and their shares will automatically be converted into the right to receive the merger consideration.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred in connection with the merger are as follows (in millions):

Financial advisor and financing fees and expenses	$___
Legal, accounting and other fees	___
Transaction fees	___
Total	$___

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Financial Projections

In connection with our possible sale, we provided projections to the prospective bidders, our board of directors and Goldman Sachs. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that we provided in connection with our possible sale.

Renaissance does not as a matter of course make public projections as to future sales, earnings, or other results. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of Renaissance’s management, was prepared on a reasonable basis based on the information available at the time they were prepared, reflects the best currently available estimates and judgments as of the date on which the information was prepared, and presents, to the best of management's knowledge and belief as of the date on which the information was prepared, the expected course of action and the expected future financial performance of Renaissance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither Renaissance’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page [●] of this proxy statement. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections are based upon a variety of estimates and hypothetical assumptions made by our management and are based in part on the subjective judgments of management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of Renaissance, our board of directors or Goldman Sachs assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

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The following table sets forth the Total Net Sales, Gross Profit Percentage, EBITDA, Adjusted EBITDA, Net Income and Net Cash Provided by Operating Activities projections furnished to prospective bidders and Goldman Sachs prior to the execution and delivery of the merger agreement (dollars in millions).

	Q3 2011	Q4 2011	Total 2011	2012	2013	2014	2015
Total Net Sales	$33.7	$34.8	$134.8	$146.6	$153.1	$166.7	$182.6
Gross Profit Percentage	78.3%	79.9%	79.2%	80.7%	80.4%	81.3%	82.1%
EBITDA(1)	$6.6	$9.4	$33.2	$43.2	$42.6	$49.6	$58.7
Adjusted EBITDA(2)	$30.4	$6.0	$45.2	$47.5	$52.1	$60.7	$72.0
Net Income	$4.2	$6.1	$20.3	$25.3	$25.5	$30.4	$36.7
Net cash provided by operating activities	$31.1	$7.3	$34.7	$38.2	$38.7	$47.3	$56.2
________________

(1)
EBITDA is not a GAAP financial measurement. We provided projections of EBITDA because we believe that the projections provide useful information about our projected results of operations and our ability to service or incur indebtedness. EBITDA is a measure of our earnings before interest, taxes, depreciation and amortization.

(2)
Adjusted EBITDA is not a GAAP financial measurement. We provided projections of Adjusted EBITDA because we believe that the projections provide useful information about our projected results of operations and our ability to service or incur indebtedness. Adjusted EBITDA is EBITDA adjusted by an amount equal to the change in our deferred revenue multiplied by an average gross margin percentage of 85%.

(3)	The following table provides a reconciliation of EBITDA and Adjusted EBITDA to Net Income as presented above:

	Q3 2011	Q4 2011	Total 2011	2012	2013	2014	2015

Net Income	$4.2	$6.1	$20.3	$25.3	$25.5	$30.4	$36.7
Interest Income	$(0.1)	$(0.1)	$(0.2)	$(0.2)	$(0.2)	$(0.2)	$(0.2)
Income Tax	$1.9	$3.1	$11.1	$14.5	$14.4	$16.8	$19.8
Depreciation & Amortization	$0.6	$0.4	$2.0	$3.6	$3.0	$2.6	$2.3
EBITDA	$6.6	$9.4	$33.2	$43.2	$42.6	$49.6	$58.7

Change in Deferred Revenue	$28.1	$(4.0)	$14.1	$5.1	$11.1	$13.1	$15.7
Gross Profit Percentage	85%	85%	85%	85%	85%	85%	85%
Deferred Revenue Margin	$23.8	$(3.4)	$12.0	$4.4	$9.5	$11.1	$13.3

Adjusted EBITDA	$30.4	$6.0	$45.2	$47.5	$52.1	$60.7	$72.0

TERMS OF THE MERGER AGREEMENT

This section of the proxy statement summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement and this summary of its terms have been included to provide you with information regarding its terms. Factual disclosures about Renaissance contained in this proxy statement or in Renaissance’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Renaissance contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to Renaissance, Parent and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that may be made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

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General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the Wisconsin Business Corporation Law, Merger Sub will merge with and into Renaissance and the separate corporate existence of Merger Sub will cease. Renaissance will be the surviving corporation in the merger and will continue to be a Wisconsin corporation after the merger and an indirect wholly owned subsidiary of Parent. The articles of incorporation and by-laws of Merger Sub, each as amended and in effect immediately prior to the effective time of the merger, will be the articles of incorporation and by-laws of the surviving corporation from and after the effective time, except that the name of the surviving corporation shall be the same as the name of Renaissance.

Unless otherwise determined by Parent prior to the effective time of the merger, the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of Renaissance, as the surviving corporation, and each will hold such office in accordance with the articles of incorporation and by-laws of Renaissance, as the surviving corporation.

When the Merger Becomes Effective

At the closing of the acquisition, the parties will file articles of merger and any other required documents with the Wisconsin Department of Financial Institutions. The closing will take place on the later of (a) a date to be specified by Parent and Renaissance, which will be no later than the third business day after satisfaction or waiver of the closing conditions to the merger as set forth in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions, and (b) the earlier of (i) a date during the “Marketing Period” (defined as set forth below) to be specified by Parent on no fewer than three business days’ notice to Renaissance and (ii) the final day of the Marketing Period, unless another date, time or place is agreed to in writing by Parent and Renaissance. The merger will become effective when the articles of merger are duly filed with the Wisconsin Department of Financial Institutions or at such other later date and time as Renaissance and Parent agree and specify in the articles of merger.

If Renaissance’s shareholders adopt and approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the fourth quarter of 2011. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

As defined in the merger agreement, the term “Marketing Period” means the first period of 30 consecutive days (not including the blackout periods, as defined in the merger agreement) after the date this proxy statement was mailed to the holders of Renaissance common stock as of the record date and throughout which: (i) Parent and Merger Sub shall have the information that Renaissance is required to provide to Parent pursuant to the merger agreement and (ii) certain conditions of the merger agreement shall be satisfied (other than those conditions that by their nature can only be satisfied at the closing) and nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such 30 consecutive-day period; provided that the Marketing Period will not be deemed to have commenced if, prior to the completion of such 30-day period, (A) Deloitte & Touche LLP has withdrawn its audit opinion with respect to any year end financial statements set forth in reports filed by Renaissance with the SEC since December 31, 2008, (B) the financial statements included in the required information that is available to Parent on the first day of any such 30 consecutive-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 30 consecutive-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 30 consecutive-day period or to enable Renaissance’s accountants to provide a customary comfort letter at such time, in which case the Marketing Period will not be deemed to commence until the receipt by Parent of updated required information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 30 consecutive-day period or to enable Renaissance’s accountants to provide a customary comfort letter at such time, (C) Renaissance has publicly announced any intention to restate any material financial information included in the required information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the financial statements filed with the SEC have been amended or Renaissance has determined that no restatement shall be required, or (D) Renaissance has been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; provided, further, that the Marketing Period shall end on any earlier date on which the debt financing is consummated; and provided, further that, for purposes of determining the Marketing Period, the blackout periods will not be counted.

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Consideration to be Received Pursuant to the Merger; Treatment of Stock Options, Shares of Restricted Stock and Restricted Stock Units

The merger agreement provides that, at the effective time of the merger:

•
each share of Renaissance common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Renaissance, or owned by Renaissance, Parent, Merger Sub or any other subsidiary of Parent) will cease to be outstanding and will be converted into the right to receive $14.85 in cash;

•
each share of Renaissance common stock owned in the treasury of or by Renaissance, Parent or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•
each share of Merger Sub capital stock issued and outstanding immediately prior to the effective time of the merger will cease to be outstanding and will be converted into and become one share of capital stock, of Renaissance, as the surviving corporation, and will constitute the only outstanding shares of common stock of the surviving corporation;

•
options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will become exercisable at the effective time of the merger and, will be converted at the effective time of the merger into the right to receive, upon exercise, an amount in cash equal to the excess, if any, of $14.85 per share over the exercise price per share of the option multiplied by the number of shares subject to the option being exercised, less any applicable withholding taxes;

•
options to acquire shares of Renaissance common stock outstanding immediately prior to the effective time of the merger, for which the exercise price is more than $14.85 per share, will be cancelled as of the effective time of the merger for no consideration;

•
shares of restricted stock that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest at the effective time of the merger and will be converted at the effective time of the merger into the right to receive an amount in cash equal to $14.85 per share multiplied by the number of shares of restricted stock, less any applicable withholding taxes; and

•
restricted stock units that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will vest immediately prior to the effective time of the merger and will be converted at the effective time of the merger into the right to (a) receive an amount in cash equal to $14.85 per share multiplied by the number of shares of restricted stock, less any applicable withholding taxes or (b) receive one share in exchange for each restricted stock unit and immediately thereafter receive a cash payment equal to $14.85, less any applicable withholding taxes, for each share received.

Payment for Renaissance Common Stock in the Merger

At or prior to the effective time of the merger, Parent will, or will cause to be deposited, with a paying agent selected by Parent, and reasonably acceptable to Renaissance, for the benefit of holders of Renaissance common stock, cash in an amount equal to the aggregate per share consideration. After the effective time of the merger, there will be no further transfers on the records of Renaissance or its transfer agent of shares of Renaissance common stock and, if any certificates or book-entry shares are presented to Renaissance for transfer, they will be cancelled against delivery of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of Renaissance.

Within five business days after the effective time of the merger, Parent will cause to be mailed to each record holder of Renaissance common stock as of the effective time a letter of transmittal and instructions for use in effecting the surrender of such shareholder’s common stock certificates or book-entry shares in exchange for the merger consideration. You should not send in your Renaissance common stock certificates or surrender your book-entry shares until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if requested by Parent, post a bond in such reasonable amount as Parent directs as indemnity against any claim that may be made against Parent with respect to such certificate.

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The paying agent will promptly pay you your merger consideration after you have surrendered your certificates or book-entry shares, as the case may be, to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. Interest will not be paid or accrued in respect of payments of the merger consideration. Parent and the paying agent are entitled to deduct and withhold from the merger consideration any amounts as they are required to deduct and withhold under applicable laws.

If payment is to be made to a person other than the person in whose name the Renaissance common stock certificate surrendered or book-entry share is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, or the book-entry share be properly transferred, and that the person requesting such payment pay to Renaissance or its transfer agent or as otherwise directed any transfer or other taxes required by reason of the payment of the merger consideration in a name other than the registered holder of the certificate surrendered or such book-entry share, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the exchange fund held by the paying agent that remains undistributed to former Renaissance shareholders for 12 consecutive months after the effective time of the merger will be delivered to Parent, and any former Renaissance shareholders who have not properly surrendered their stock certificates will thereafter look only to Parent and the surviving corporation for payment of the merger consideration in the amount owed to them under the merger agreement, without interest thereon. Neither Parent nor the paying agent will be liable to any former Renaissance shareholder for any merger consideration delivered to a governmental authority pursuant to any abandoned property, escheat or similar laws.

Representations and Warranties

Renaissance has made certain customary representations and warranties in the merger agreement to Parent and Merger Sub, including, among others, as to:

•	corporate organization, power and authority, status and qualification to conduct business;

•	capitalization;

•	subsidiaries;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and enforceability of the merger agreement, and board of directors approval regarding such matters;

•	required governmental and other third party consents, registrations, approvals, permits or authorizations;

•	no violations of organizational documents, laws and regulations or contracts as a result of the transactions contemplated by the merger agreement;

•
the accuracy and compliance with applicable law of Renaissance’s reports filed with the SEC since December 31, 2008, the accuracy and compliance with GAAP and applicable accounting requirements and rules of the financial statements included in such reports and any other reports filed after August 15, 2011 and prior to the effective time of the merger, where applicable;

•	disclosure controls and procedures;

•	internal control over financial reporting;

•	absence of any material adverse changes and certain other changes since December 31, 2010;

•	liabilities;

•	pending or threatened litigation;

•	employee benefits matters;

•	compliance with laws and obligations under licenses and registrations;

•	material contracts;

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•	real and personal property;

•	inapplicability of anti-takeover statutes to the merger;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	product warranties;

•	maintenance of insurance coverage;

•	requisite vote of Renaissance’s shareholders to approve the merger agreement and the merger;

•	receipt of the fairness opinion of Goldman Sachs;

•	brokers and finders; and

•	unavailability of dissenters’ rights to shareholders of Renaissance.

Certain aspects of the representations and warranties of Renaissance are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” as to Renaissance means any change, circumstance, event or effect that, when considered either individually or in the aggregate, is materially adverse to the business, assets and liabilities (taken together), financial condition or results of operations of Renaissance and its subsidiaries, taken as a whole, or the ability of the parties to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, to the extent any change, circumstance, event or effect is caused by or results from any of the following, it will not constitute, or be taken into account in determining whether there has been, a “material adverse effect” with respect to Renaissance:

•
any change, circumstance, event or effect that resulted from the entry into or announcement of the execution of the merger agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Renaissance or any of its subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners;

•	the performance by Renaissance of obligations required to be taken under the merger agreement;

•	changes affecting the economy or the securities, credit or financial markets in general in the United States;*

•	changes that are the result of factors generally affecting any business in which Renaissance and/or any of its subsidiaries operates;*

•
any change in the market price or trading volume of Renaissance common stock (provided that this exception will not prevent or otherwise affect a determination that any effect underlying that change has resulted in or contributed to a material adverse effect with respect to Renaissance);

•
the suspension of trading in securities generally on NASDAQ (provided that this exception will not prevent or otherwise affect a determination that any change, circumstance, event or effect underlying has resulted in, or contributed to, a material adverse effect with respect to Renaissance);*

•	any adoption, implementation, proposal or change in any applicable laws or regulations or required change in GAAP or interpretations thereof;*

•	any action taken or not taken to which the Parent has expressly consented to in writing;

•
the failure of Renaissance to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2010 (provided that this exception will not prevent or otherwise affect a determination that any change, circumstance, event or effect underlying that change has resulted in or contributed to a material adverse effect with respect to Renaissance);

•
the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of Renaissance or any of its subsidiaries);*

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•	any loss by Renaissance of the services of Terrance D. Paul or Judith Ames Paul; or

•	any reductions of or reallocations within education budgets at the federal, state or local government level*.

However, the changes described in the clauses marked with an asterisk (*) above may be taken into account in determining whether there has been or is a material adverse effect with respect to Renaissance to the extent that those changes have a disproportionate impact on Renaissance and its subsidiaries, taken as a whole relative to the other participants in the industries and the geographic markets in which Renaissance conducts its business.

Each of Parent and Merger Sub has made certain representations and warranties in the merger agreement to Renaissance, including as to:

•	legal entity organization and power and authority to conduct its business;

•	capitalization of Merger Sub and prior operations of Parent and Merger Sub;

•	authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	required governmental and other third party consents, registrations, approvals, permits or authorizations;

•	no violations of organizational documents, laws and regulations or material contracts as a result of transactions contemplated by the merger agreement;

•	pending or threatened litigation;

•	financing commitments;

•	brokers and finders;

•	solvency of Parent and surviving corporation;

•	validity and binding effect of the funding agreement;

•	Parent ownership of Renaissance securities;

•	the absence of certain arrangements with shareholders or employees of Renaissance; and

•	no interests in competitors of Renaissance.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger or the termination of the merger agreement, provided the parties will remain liable for any intentional or willful breach of the terms of the merger agreement or fraud.

Agreements Relating to Interim Operations

Renaissance has agreed, subject to certain exceptions, that until the earlier of the effective time of the merger and any termination of the merger agreement, Renaissance will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business, and, to the extent consistent therewith, to use their commercially reasonable efforts to preserve their business organization and to maintain existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors, officers and employees and to keep available the services of existing employees.

In addition, Renaissance has agreed, subject to certain exceptions, that until the earlier of the effective time of the merger and any termination of the merger agreement, it will not, and it will not permit any of its subsidiaries to, do any of the following:

•
declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, except for (i) regular quarterly dividends of common stock with usual record and payment dates for such dividends with each such dividend payable at a rate not in excess of $0.08 per share of Renaissance common stock and (ii) dividends or distributions by a wholly owned subsidiary to its parent; and accordingly, while the previously declared quarterly cash dividend of $0.08 per share of common stock to be paid to Renaissance shareholders of record as of August 12, 2011 will be paid on September 1, 2011, if the record date for the next regularly scheduled quarterly dividend is not prior to the effective time of the merger, the dividend will not be paid;

•
issue, authorize for issuance, deliver, sell, pledge or otherwise encumber any of its capital stock or other equity interests, as applicable, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights to acquire, any such capital stock or other equity interests, voting securities or convertible, exchangeable or exercisable securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of Renaissance or any of its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Renaissance or any of its subsidiaries, or otherwise amend the terms of any securities of Renaissance or any of its subsidiaries, in each case, other than (i) the issuance by any direct or indirect Renaissance subsidiary of its capital stock or other equity interests to Renaissance or another Renaissance subsidiary, (ii) the issuance or delivery of shares of Renaissance common stock pursuant to Renaissance options and restricted awards outstanding as of the date of the merger agreement, (iii) the issuance of restricted awards approved prior to the date of the merger agreement to employees and non-employee members of the Renaissance board of directors so long as such awards are consistent with past practice and in an aggregate amount not to exceed $200,000 measured as of the date of grant and (iv) redemptions, repurchases or acquisitions to satisfy tax withholding obligations in connection with the vesting, exercise or payment of options or restricted awards;

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•	amend or waive any provision of its articles of incorporation or by-laws or similar organizational documents;

•
other than capital expenditures permitted as described in the immediately following bullet point and purchases of components, inventory and supplies in the ordinary course of business, merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture, capital contribution, loan or otherwise) directly or indirectly any assets or properties, including any equity or other ownership interests, of any person;

•	make or agree to make any new capital expenditure including capitalized research and development expenditures, in an aggregate amount not to exceed $2.0 million;

•
sell, lease, license, encumber by lien or otherwise, or otherwise dispose of or abandon, or agree to sell, lease, license, encumber or otherwise dispose of or abandon, in whole or in part, any assets or properties other than (i) sales of products and services in the ordinary course of business, (ii) pursuant to contracts disclosed by Renaissance and in force on August 15, 2011, (iii) pursuant to transactions solely among Renaissance and its subsidiaries, or (iv) any non-exclusive license of intellectual property made in the ordinary course of business consistent with past practice;

•
incur, create, assume or prepay any indebtedness for borrowed money, or assume, guarantee or otherwise become liable or responsible for any indebtedness of any other person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, or modify or refinance any such indebtedness or arrangement, other than (i) indebtedness for borrowed money solely between Renaissance and any of its subsidiaries or between any such subsidiaries or (ii) indebtedness for borrowed money incurred in the ordinary course of business under our existing financing arrangements pursuant to the terms in effect as of August 15, 2011, in an aggregate amount not to exceed $1.0 million;

•	other than in the ordinary course of business, modify, amend or waive in any material respect or terminate or fail to renew any material contract;

•
modify or change in any respect, fail to renew or permit to lapse any governmental license, including any ruling or approval of any governmental authority, that would be material to Renaissance and its subsidiaries taken as a whole;

•
(i) settle, pay, discharge or satisfy any action, arbitration, claims, complaints, criminal prosecution, demand letter, governmental or other examination or investigation, administrative or other proceedings, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or consent to the same, other than in the ordinary course of business (A) that involve only the payment of monetary damages not in excess of $250,000 individually (or with respect to a series of related claims) or $500,000 in the aggregate and (B) do not involve certain disclosed matters, and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Renaissance or any of its subsidiaries, or (ii) waive, release, grant or transfer any rights or claims of substantial value;

•
(i) increase or accelerate the payment of the salary, wages or benefits payable or to become payable to its directors, officers or employees, except for (A) increases required under employment agreements existing on August 15, 2011 or (B) increases for employees who are not executive officers of Renaissance in the ordinary course of business; (ii) enter into any employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or active or former employee, or establish, adopt, enter into or amend any employee benefit plan, except, in each of clauses (i) and (ii) hereof, (x) as may be required by the terms of any such plan, agreement, policy or arrangement, (y) to comply with applicable law, or (z) severance agreements that provide for severance payments not to exceed $10,000 in any one instance, or $100,000 in the aggregate; or (iii) pay, loan or advance any amount to or sell, transfer or lease any properties or assets to, or enter into any contract or transaction with or on behalf of, any officer, director or active or former employee of Renaissance or any of its subsidiaries or affiliates, or any business or entity in which Renaissance or any of its subsidiaries or affiliates or any relative of any such person has any material interest, except for payment of directors’ fees, payment of compensation to the officers and employees of Renaissance in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business or (iv) commence any new offering period under Renaissance’s employee stock purchase plan;

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•	except as may be required by GAAP or as a result of a change in applicable law, make any change in its method of accounting or revalue in any material respect any of its assets;

•	make, change or revoke any material tax election or settle or compromise any material tax liability;

•
other than the merger, and without limiting the provisions described below under “No Solicitation of Takeover Proposals,” adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or alter the corporate structure or ownership of Renaissance or any of its subsidiaries;

•	enter into any new line of business outside the businesses being conducted by Renaissance or its subsidiaries on August 15, 2011;

•
disclose to any person, other than any representative of Parent, any trade secret of Renaissance or any of its subsidiaries, except pursuant to a written non-disclosure agreement entered into in the ordinary course of business; or

•	authorize, make any commitment or enter into any contract or legally binding obligation to do any of the foregoing.

Parent and Merger Sub have agreed that until the effective time of the merger:

•	neither Parent nor Merger Sub will engage in any activity of any nature except actions taken in connection with the merger agreement and the financing of the merger;

•	Parent will not, and will not permit any of its subsidiaries to, take any action which would reasonably be expected to materially delay or impede the consummation of the merger; and

•
Parent will not, and will not permit any of its subsidiaries to, amend or modify the equity commitment letters and debt commitment letters described under “The Merger—Financing of the Merger; Equity Financing; Debt Financing” in any respect or manner that is adverse to Renaissance.

No Solicitation of Takeover Proposals

The merger agreement provides that, except as permitted by the provisions described under this “No Solicitation of Takeover Proposals” heading, Renaissance will not give permission to or authorize any of its or its subsidiaries’ officers, directors, employees, accountants, financial advisors, legal counsel, consultants, agents or representatives to, and Renaissance will use reasonable best efforts to, cause such parties not to, directly or indirectly:

•
solicit, initiate, or knowingly facilitate, cooperate with or knowingly encourage (including by way of furnishing non-public information or data or affording access to the books, records or employees of Renaissance) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a “takeover proposal” (defined as set forth below);

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of facilitating, a takeover proposal;

•	enter into any letter of intent, agreement, contract or agreement in principle with respect to a takeover proposal;

•	enter into any agreement, contract or agreement in principle requiring Renaissance to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the merger;

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•	take any action to make the provisions of any takeover laws inapplicable to any transactions contemplated by a takeover proposal;

•
terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by Renaissance in respect of or in contemplation of a takeover proposal; or

•	publicly propose to do any of the foregoing.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer relating to, in a single transaction or series of related transactions, any:

•
direct or indirect acquisition or purchase of 15% or more of the assets of Renaissance and its subsidiaries or 15% or more of the voting power of the shares of Renaissance common stock then outstanding, including any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning shares of Renaissance common stock with 15% or more of the voting power of the shares of Renaissance common stock then outstanding; or

•
merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Renaissance pursuant to which any person or the shareholders of any person would directly or indirectly own 15% or more of any class of equity securities of Renaissance or of any resulting parent company of Renaissance, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the provisions described above, but subject to the provisions described in the following paragraph, under the terms of the merger agreement, if, at any time after August 15, 2011, and prior to the approval of the merger agreement by Renaissance’s shareholders, Renaissance or any of its representatives receives a bona fide written takeover proposal not initiated or solicited in violation of the non-solicitation provisions described above, that the Renaissance board of directors determines in good faith, after consultation with a financial advisor of nationally recognized standing, constitutes or could reasonably be expected to lead to a “superior proposal” (defined as set forth below), Renaissance and its representatives may:

•
furnish, pursuant to a “qualifying confidentiality agreement” (defined as set forth below), information (including non-public information and by affording access to the books, records and employees of Renaissance) with respect to Renaissance and its subsidiaries to the person making the takeover proposal; and

•	engage in or otherwise participate in discussions and negotiations regarding the takeover proposal.

Renaissance must promptly provide to Parent any non-public information concerning Renaissance and its subsidiaries provided to the person that made the takeover proposal that was not previously provided to Parent. Renaissance must promptly provide to Parent (i) a copy of any takeover proposal made in writing or (ii) a written summary of the material terms of any takeover proposal not made in writing. Renaissance must keep Parent reasonably informed of any material developments, discussions or negotiations regarding any takeover proposal. Renaissance has agreed that neither it nor its subsidiaries will enter into any agreement with any third party subsequent to August 15, 2011 that prohibits Renaissance from providing the required information to Parent. Renaissance must promptly notify Parent upon a determination by the Renaissance board of directors that a takeover proposal is a superior proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal that is on terms that the Renaissance board of directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to Renaissance’s shareholders than the transactions contemplated hereby and (ii) reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable person that has agreed to provide or cause to be provided the amounts set forth therein; provided that for purposes of the definition of “superior proposal” the references to 15% in the definition of “takeover proposal” are deemed to be references to 50%.

“Qualifying confidentiality agreement” means an executed agreement with provisions requiring any person receiving nonpublic information with respect to Renaissance, which provisions to keep such information confidential are no less restrictive in any material respect to such person than the confidentiality agreement entered into by Renaissance with Parent is to Parent, its affiliates, and their respective personnel and representatives, it being understood that such qualifying confidentiality agreement will contain a “standstill” provision prohibiting the solicitation of takeover proposals or amendments thereto to Renaissance without the written consent of the Renaissance board of directors, and which does not prohibit compliance by Renaissance with its obligations under the merger agreement to provide notice and other information to Parent.

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Special Meeting of Renaissance’s Shareholders; Recommendation of Our Board of Directors

The merger agreement provides that Renaissance will duly call, give notice of, convene and hold a special meeting of its shareholders, as soon as practicable after August 15, 2011 but in no event prior to September 29, 2011, for the purpose of voting upon the adoption and approval of the merger agreement. The merger agreement further provides that, except in the circumstances described below, the Renaissance board of directors will recommend to our shareholders that they vote in favor of adopting and approving the merger agreement, and prohibits the Renaissance board of directors or any committee thereof from:

•	failing to include in this proxy statement the recommendation of the board of directors in favor of adopting and approving the merger agreement;

•	changing, qualifying, withholding, withdrawing or modifying, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, such recommendation;

•
taking any formal action or making any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act;

•	adopting, approving or recommending, or publicly proposing to approve or recommend to the shareholders of Renaissance a takeover proposal;

•	entering into any contract or agreement in principle requiring Renaissance to abandon, terminate or breach its obligations hereunder or fail to consummate the merger; or

•
authorizing, causing or permitting Renaissance or any of its subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than a qualifying confidentiality agreement).

We refer to the actions described in the first five bullet points above as a “change of recommendation.”

Notwithstanding the prohibitions described above, at any time prior to approval of the merger agreement by our shareholders, if Renaissance has received a superior proposal (after giving effect to the terms of any revised offer by Parent), the Renaissance board of directors may (x) in connection with such superior proposal, make a change of recommendation or (y) after complying with the applicable provisions of the merger agreement described under “—Termination of the Merger Agreement,” terminate the merger agreement and concurrently with such termination cause Renaissance to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to such superior proposal, provided that the Renaissance board of directors may not take the actions set forth in clause (x) or (y) unless:

•	such superior proposal has been made and has not been withdrawn and continues to be a superior proposal;

•
Renaissance has given Parent at least five business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such superior proposal) and has contemporaneously provided a copy of each of the relevant proposed transaction agreements to be entered into by Renaissance with the party making such superior proposal;

•
prior to effecting such a change of recommendation or terminating the merger agreement to enter into any letter of intent, agreement or agreement in principle with respect to such superior proposal, Renaissance has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement and/or the financing letters such that it would cause such superior proposal to no longer constitute a superior proposal; and

•
in the event of any material change to the terms of such superior proposal, Renaissance will, in each case, be required to deliver to Parent a new written notice (which notice must specify the change in the material terms and conditions of any such superior proposal) and contemporaneously provide a copy of each of the relevant proposed transaction agreements to be entered into by Renaissance with the party making such superior proposal, the notice period must have recommenced (except that it will be two business days rather than five business days) and Renaissance shall be required to comply with its obligations with respect to such new written notice.

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Notwithstanding anything to the contrary in the merger agreement, prior to the time the merger agreement is approved by shareholders, but not after, the Renaissance board of directors may withdraw or modify, in a manner adverse to Parent or Merger Sub, or fail to make the recommendation of the Renaissance board of directors in favor of the adoption and approval of the merger agreement in response to an intervening event (as defined in the merger agreement), if the Renaissance board of directors determines in good faith, after consultation with outside counsel, that, in light of such intervening event, the failure of the board of directors to effect such a change in recommendation (an “intervening recommendation change”) would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; provided, (x) the board of directors has given Parent at least five business days’ prior written notice of its intention to take such action, (y) Renaissance has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement or the financing letters in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Renaissance board of directors shall have considered in good faith any changes to the merger agreement and the financing letters proposed in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such an intervening recommendation change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

In the event that, subsequent to August 15, 2011 and prior to the shareholders’ meeting, there is a change of recommendation or an intervening recommendation change and the merger agreement has not been terminated, Renaissance will nevertheless be required to submit the merger agreement to the shareholders of Renaissance for adoption and approval at the special meeting.

Nothing contained in the merger agreement shall prohibit Renaissance or the Renaissance board of directors (or any committee thereof) from (i) taking and disclosing to the shareholders of Renaissance a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law, or (ii) making any disclosure to Renaissance’s shareholders if, in the case of this clause (ii), in the good faith judgment of the Renaissance board of directors, after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; provided that the Renaissance board of directors shall not recommend that the Renaissance shareholders tender their shares of Renaissance common stock in connection with a tender or exchange offer (or otherwise approve or recommend any takeover proposal) unless such tender or exchange offer constitutes a superior proposal and the applicable requirements of the merger agreement shall have been satisfied.

Exculpation, Indemnification and Insurance of Renaissance’s Directors and Officers

The merger agreement provides that:

•
from the effective time of the merger and for a period of six years thereafter, unless otherwise required by applicable law, Parent will cause the organizational documents of Renaissance, as the surviving corporation, to contain provisions no less favorable than were set forth in such organizational documents of Renaissance and its subsidiaries on August 15, 2011 with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees;

•
Parent will cause Renaissance (as the surviving corporation) to indemnify and advance expenses to each present and former director, officer and employee and employee benefit plan fiduciary of Renaissance or any of its subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such individuals are entitled because they are serving as a director, officer or employee of another entity at the request of Renaissance or its subsidiaries), all of whom we refer to in this proxy statement as “indemnified persons,” in respect of actions, omissions or events occurring prior to or at the effective time of the merger and to the fullest extent provided in the organizational documents of Renaissance and any of its subsidiaries, as applicable, any indemnification agreement or under applicable laws, in each case, as in effect on August 15, 2011;

•
at or prior to the effective time of the merger, Renaissance will and, if Renaissance is unable to, Parent will cause the surviving corporation, as of the effective time, to purchase an extension of its D&O insurance, to be maintained for a period of six years after the effective time of the merger, provided that neither Parent nor the surviving corporation will be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by Renaissance for such insurance as of August 15, 2011; provided, however, that if annual premiums of such extended insurance coverage exceed 300% of the current premium, Renaissance will obtain as much D&O insurance as can be obtained for a premium not in excess of 300% of such last annual premium paid by Renaissance for such insurance; and

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•
in the case of a merger, consolidation or transfer of all or substantially all assets of Parent or the surviving corporation or any of their respective successors or assigns, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as applicable, assume all of the obligations to maintain the indemnification and insurance obligations with respect to the indemnified persons as described above.

Employee Matters

The merger agreement provides that Parent will, or will cause the surviving corporation to, provide each individual who is an employee of Renaissance or its subsidiaries at the effective time of the merger (including employees who are not actively at work because of illness, disability or leave of absence) with the following:

•
compensation and benefits that are, in the aggregate, substantially comparable to those provided by Renaissance or its affiliates immediately prior to effective time of the merger for a period of one year after the effective date of the merger;

•
full credit for prior service with Renaissance or its subsidiaries for purposes of eligibility under any welfare benefit plans in which employees of the surviving corporation participate and waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage in any welfare of fringe benefit plan in which such employee may be eligible to participate after the effective time of the merger; and

•
if Parent modifies, amends or replaces Renaissance’s PTO policy (the “existing policy”), or causes the surviving corporation to do so, any and all time that has been banked under the existing policy shall either be (i) rolled over into the modified, amended or new policy, (ii) paid out in its entirety within 30 days of the adoption of the modified, amended or new policy (or such shorter time as is allowable for payment under applicable law), or (iii) partially rolled over into the modified, amended or new policy and partially paid out (depending on the terms of the modified, amended or new PTO policy affecting the allowable magnitude of the rollover).

The merger agreement also provides that Parent will, or will cause the surviving corporation to, maintain Renaissance’s sales incentive plans for the period July 1, 2011 through June 30, 2012 in a manner substantially consistent with Renaissance’s current maintenance of such plans. In addition, the merger agreement provides that within six months of the effective time of the merger, Parent will adopt a severance plan on terms substantially the same as Renaissance’s existing severance policy and which will give full credit to employees for their years of prior service to Renaissance. Until such severance policy is adopted, Parent will maintain in place Renaissance’s existing severance policy.

The merger agreement also provides that, prior to the merger, Renaissance will vest the unvested balances in its Supplemental Executive Retirement Plan and will distribute all balances in the plan to participants in a lump sum on the later of January 2, 2012 or the date of the merger.

Subject to the foregoing, after the effective time of the merger, Parent and/or the surviving corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of employment of any retained employees.

Other Agreements

The merger agreement provides that:

•
upon reasonable notice and subject to certain limitations and applicable law, Renaissance and its subsidiaries must give Parent and its officers and other representatives including the financing sources (provided the financing sources may only be provided with material non-public information subject to customary confidentiality undertakings) reasonable access, during normal business hours during the period prior to the effective time of the merger, to all material properties, books, contracts, records, officers, employees and agents of Renaissance and its subsidiaries;

•	Each of Renaissance, Parent and Merger Sub will use its reasonable best efforts to effect the consummation of the merger, including using reasonable best efforts to:

•	take all appropriate action and do all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the merger agreement; and

•
obtain all necessary licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required by all governmental entities and other public or private third parties and under material contracts, make all necessary notices, reports, filings and registrations, and thereafter any other submissions required under applicable law and cooperate with each other in connection with the making of such filings.

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Notwithstanding the foregoing, Renaissance will not (and will not permit any of its subsidiaries to) pay any consent fee, waive any material rights, materially amend the terms of any material contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of Renaissance or Parent or any of their respective affiliates, or commit to do any of the foregoing, in connection with obtaining any governmental licenses or consents or with any governmental filings, in each case without the consent of Parent, not to be unreasonably withheld. Renaissance and Parent will furnish all information required for any governmental filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement;

•
Renaissance and Parent will promptly notify the other of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied, (b) any failure of Parent, Merger Sub or Renaissance, as the case may be, to comply with any covenant or agreement to be complied with by it pursuant to the merger agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied, (c) any notice or other communication from any governmental authority alleging the consent of such person is or may be required and (d) any actions, claims, suits, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries relating to the merger or the transactions contemplated by the merger agreement;

•
Renaissance and Parent will consult with each other prior to issuing any press release or public announcement regarding the merger, except as required by law, including disclosures required under federal securities laws;

•
if any anti-takeover statute or regulation becomes applicable to the merger or the other transactions contemplated by the merger agreement after the date of the merger agreement, Renaissance and Parent and their respective boards of directors (or similar governing bodies) will grant any required approvals under and take such actions as are reasonably necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such anti-takeover statute or regulation on the merger and the other transactions contemplated by the merger agreement;

•
Renaissance and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by the merger agreement (together with any related interest, penalties or additions to tax, referred to as “transfer taxes”). All transfer taxes shall be paid by the surviving corporation and shall not be a liability of any shareholder of Renaissance;

•
immediately prior to the effective time of the merger, Renaissance will cause each of its directors and, if requested by Parent, each director of Renaissance’s subsidiaries to resign or otherwise be removed from such board of directors (or equivalent body);

•
if at any time prior to the special meeting there shall occur any event (including discovery of any fact, circumstance or event) that should be set forth in an amendment or supplement to this proxy statement, Renaissance shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable law; and

•
prior to the effective time of the merger, Renaissance will take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Renaissance common stock resulting from the merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Renaissance, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions of Merger

Closing Conditions for Each Party

The obligations of Renaissance, Parent and Merger Sub to complete the merger are subject to the fulfillment at or prior to the effective time of the merger, of each of the following conditions:

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•	the adoption and approval of the merger agreement by holders of a majority of the shares of Renaissance common stock outstanding on the record date;

•	the waiting period applicable to the merger under the HSR Act must have terminated or expired; and

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any order that is in effect preventing, prohibiting or restricting the consummation of the transactions contemplated by the merger agreement.

Additional Conditions Applicable to Renaissance

Renaissance’s obligation to complete the merger is subject to the fulfillment at or prior to the effective time of the merger of each of the following additional conditions:

•
each of the representations and warranties of Parent and Merger Sub contained in the merger agreement that is qualified by “materiality” must be true and correct as of August 15, 2011 and as of the effective time of the merger (or, to the extent such representations and warranties speak as of another date, they need only be true and correct as of such other date) and each of the representations and warranties of Parent and Merger Sub contained in the merger agreement that is not qualified by “materiality” must be true and correct in all material respects as of August 15, 2011 and as of the effective time of the merger (or, to the extent such representations and warranties speak as of another date, they need only be true and correct in all material respects as of such other date);

•
each of Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it under the merger agreement on or prior to the effective time of the merger;

•
Renaissance must have received certificates signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the effect that the conditions described in the two preceding bullet points have been satisfied; and

•
Renaissance shall have received an opinion in form and substance reasonably acceptable to Renaissance, of a nationally recognized independent valuation firm, to the effect that immediately before and immediately after giving effect to the transactions contemplated by the merger agreement, including the financing, Parent, its subsidiaries, and the surviving corporation, taken as a whole, are solvent, with such assumptions and qualifications as are customary in solvency opinions from valuation firms.

Additional Conditions Applicable to Parent and Merger Sub

Parent’s and Merger Sub’s obligations to complete the merger are subject to the fulfillment at or prior to the effective time of the merger of each of the following additional conditions:

•
each of the representations and warranties of Renaissance with respect to capitalization and corporate authority and approval must be true and correct in all respects as of August 15, 2011 and as of the effective time of the merger (or, to the extent such representations and warranties speak as of another date, they need only be true and correct as of such other date) and except for de minimis inaccuracies in the capitalization representation;

•
each of the representations and warranties of Renaissance contained in the merger agreement (other than the representations and warranties referred to in the preceding bullet), disregarding all references to “materiality” or “Company Material Adverse Effect”, shall be true and correct as of August 15, 2011 and as of the effective time of the merger with the same effect as though made as of the effective time of the merger, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except, in either case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a material adverse effect;

•
Renaissance must have performed or complied in all material respects with all agreements and covenants of Renaissance required to be performed or complied with by it under the merger agreement prior to the effective time of the merger;

•
Parent must have received certificates signed on behalf of Renaissance by the chief executive officer and chief financial officer of Renaissance to the effect that the conditions described in the three preceding bullet points have been satisfied;

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•
since December 31, 2010, there must not have been any material adverse effect with respect to Renaissance, or any event or circumstances that would reasonably be expected to result in a material adverse effect with respect to Renaissance, and Parent must have received a certificate signed on behalf of Renaissance by its chief executive officer and chief financial officer to the foregoing effect; and

•
there must not be any pending or, to the knowledge of Parent or Renaissance, threatened action, claim or proceeding by any governmental authority wherein an unfavorable order, judgment or decision would reasonably be expected to:

•	prevent consummation of any of the transactions contemplated by the merger agreement;

•	cause any of the transactions contemplated by the merger agreement to be rescinded following consummation thereof; or

•	affect the rights or powers of Parent to own, operate or control Renaissance so as to result in a material adverse effect to Renaissance.

There is no financing condition to Parent’s and Merger Sub’s obligations to complete the merger. Renaissance may waive any of the conditions listed under “—Conditions of Merger—Additional Conditions Applicable to Renaissance.” Similarly, Parent or Merger Sub may waive any of the conditions listed under “—Conditions of Merger—Additional Conditions Applicable to Parent and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to shareholder approval of the merger agreement and prohibition of the merger by a court or governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Parent and Renaissance may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties duly authorized by the board of directors of Parent and the board of directors of Renaissance. Either Parent or Renaissance may also terminate the merger agreement at any time if:

•
the merger shall not have been completed by December 15, 2011 (as may be extended in accordance with this bullet, the “End Date”); provided, however, that if the Marketing Period has commenced on or before such End Date but will not end before December 15, 2011, such End Date will automatically be extended by 30 days; provided, further, that the End Date will not occur sooner than three business days after the final day of the Marketing Period;

•
any court or other governmental entity of competent jurisdiction has issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the special meeting has been held but the adoption and approval of the merger agreement by Renaissance’s shareholders required for the completion of the merger has not been obtained;

provided, however, in the event the right to terminate described in any of the three preceding bullet points arises primarily due to the breach or failure of the terminating party to perform in a material respect any of its obligations under the merger agreement, such right to terminate will be unavailable.

Circumstances Under Which Renaissance May Terminate the Merger Agreement

Renaissance may also terminate the merger agreement upon written notice to Parent if:

•
at any time prior to shareholder adoption of the merger agreement if Renaissance has received a superior proposal and concurrently with such termination causes Renaissance to enter into an agreement with respect to such superior proposal, as described under “—Special Meeting of Renaissance’s Shareholders; Recommendation of Our Board of Directors” beginning on page [●] of this proxy statement, but only if Renaissance has complied with its obligations to Parent and Merger Sub in respect of superior proposal, including provision of the five business day notice period, negotiation and giving effect to any revised offer of Parent (as set forth under “—Special Meeting of Renaissance’s Shareholders; Recommendation of Our Board of Directors” on page [●] of this proxy statement) and has paid the termination fee to Parent;

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•
if the representations and warranties of Parent or Merger Sub contained in the merger agreement were untrue when made or became untrue or if Parent or Merger Sub shall have breached or failed to perform any of their agreements or covenants contained in the merger agreement, which such inaccuracy, breach or failure to perform would give rise to the failure of a condition described in “—Conditions of Merger— Additional Conditions Applicable to Renaissance” beginning on page [●] of this proxy statement; provided, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub through exercise of commercially reasonable efforts, then Renaissance may not terminate the merger agreement for ten consecutive days after delivery of written notice from Renaissance to Parent of such breach, so long as Parent or Merger Sub, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Renaissance may not terminate the merger agreement if such breach by Parent or Merger Sub is cured during such ten-day period); provided, that Renaissance cannot terminate the merger agreement pursuant to this bullet point if it has breached the merger agreement at or prior to the time of termination and such breach has not been cured; or

•
if (i) all the conditions to the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Renaissance has irrevocably confirmed in writing that all conditions of the merger applicable to Renaissance set forth in the merger agreement have been satisfied or that it is willing to waive all unsatisfied conditions provided that the closing of the merger occurs by the close of business on the second business day following the date of such notice, (iii) the Marketing Period has ended or will end on the date of such notice, and (iv) by the close of business on the second business day after Renaissance has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the merger shall not have been consummated; provided that such conditions of the merger remain satisfied and Renaissance’s certification remains in full force and effect at the close of business on such second business day.

Circumstances Under Which Parent May Terminate the Merger Agreement

Parent may also terminate the merger agreement in writing:

•
at any time prior to shareholder adoption of the merger agreement if (i) Renaissance enters into any letter of intent, agreement or agreement in principle with respect to any takeover proposal; (ii) the Renaissance board of directors or any committee thereof approves, endorses or recommends any takeover proposal; (iii) Renaissance or the Renaissance board of directors has publicly announced its intention to do any of the foregoing; (iv) Renaissance materially breaches any of its obligations in the merger agreement related to takeover proposals; or (v) a tender or exchange offer relating to Renaissance’s securities shall have been commenced by a person unaffiliated with Parent, and Renaissance shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Renaissance board of directors recommends rejection of such tender or exchange offer; or

•
if the representations and warranties of Renaissance contained in the merger agreement were untrue when made or become untrue or Renaissance breaches or fails to perform any of its agreements or covenants contained in the merger agreement, and which such inaccuracy, breach or failure to perform would give rise to the failure of a condition set described in “—Conditions of Merger—Additional Conditions Applicable to Parent and Merger Sub” beginning on page [●] of this proxy statement; provided, that if such inaccuracy in Renaissance’s representations and warranties or breach by Renaissance of a covenant or agreement is curable by Renaissance through exercise of its commercially reasonable efforts, then Parent may not terminate the merger agreement for ten consecutive days after delivery of written notice from Parent to Renaissance of such breach, so long as Renaissance continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate the merger agreement if such breach by Renaissance is cured during such ten day period); provided, that Parent cannot terminate the merger agreement pursuant to this bullet point if it has breached the merger agreement at or prior to the time of termination and such breach has not been cured.

If the merger agreement is terminated as provided under “—Termination of the Merger Agreement” beginning on page [●] of this proxy statement, the merger agreement will be of no further force or effect and there will be no liability on the part of any party to the other parties, except that:

•
designated provisions of the merger agreement, including those regarding the allocation of fees and expenses, including, if applicable, the fees described below, as well as the provisions of the confidentiality agreement and the funding agreement will survive termination; and

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•	nothing in the merger agreement relieves any party from liability for any willful or intentional breach of the merger agreement or fraud, provided that such liability may not exceed $26.0 million.

Fees and Expenses

Except as described below, all fees and expenses incurred in connection with the merger agreement are to be paid by the party incurring such fees and expenses whether or not the merger is consummated.

Renaissance will be required to pay to Parent a termination fee equal to $13.0 million and Parent’s reimbursable expenses up to a maximum of $1.75 million if:

•
(A) a takeover proposal has been publicly announced and not withdrawn prior to the special meeting or the termination of the merger agreement if there has been no special meeting, and (B) following such an event the agreement is terminated by Renaissance or Parent for any of the reasons specified under the first and third bullet points under “-Circumstances Under Which Any Party May Terminate the Merger Agreement” and the second bullet point under “-Circumstances Under Which Parent May Terminate the Merger Agreement”, above, and (C) within 12 months Renaissance enters into a definitive agreement with respect to a takeover proposal; provided that for purposes of clause (C) hereof, the references to 15% in the definition of takeover proposal shall be deemed to be references to 50%;

•	if the merger agreement is terminated by Renaissance for the reasons specified under the first bullet point under “-Circumstances Under Which Renaissance May Terminate the Merger Agreement” above; or

•	the merger agreement is terminated by Parent for the reasons specified under the first bullet point under “-Circumstances Under Which Parent May Terminate the Merger Agreement” above.

Parent will be required to pay to Renaissance a reverse termination fee equal to $26.0 million and Renaissance’s reimbursable expenses up to a maximum amount of $1.75 million if:

•	the agreement is terminated by Renaissance for the reasons specified under the second bullet point under “- Circumstances Under Which Renaissance May Terminate the Merger Agreement” above; or

•	the agreement is terminated by Renaissance for the reasons specified under the third bullet point under “- Circumstances Under Which Renaissance May Terminate the Merger Agreement” above.

Maximum Amount of Liabilities

Parent and Merger Sub’s liability for the payment of any fees and expenses in connection with the termination of the merger agreement is capped at an amount equal to $26.0 million, plus up to $1.75 million of reimbursable expenses, including in the event of an intentional or willful breach of the merger agreement or fraud, and Parent and its related parties shall have no further liability or obligation relating to or arising under the merger agreement, except Parent and Merger Sub shall remain obligated for the confidentiality agreement and the indemnification, reimbursement and expense obligations of Parent in connection with seeking financing.

The Company’s liability for any loss suffered as a result of any breach of the merger agreement or the failure of the merger to be consummated is capped at an amount equal to $26.0 million, including in the event of an intentional or willful breach of the merger agreement or fraud.

Specific Performance

Each of the parties has the right to seek specific performance of its rights under the merger agreement. Notwithstanding the foregoing, the right of Renaissance to obtain specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the debt financing will be subject to the requirements that: (A) all conditions described in “-Conditions of Merger-Conditions Applicable to Each Party” and “-Conditions of Merger – Conditions Applicable to the Parent and the Merger Sub” (other than those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied or waived, (B) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, (C) the Debt Financing (or, if alternative financing is being used, pursuant to the commitments with respect thereto) has been funded or will be funded at the closing if the Equity Financing is funded at the closing and (D) Renaissance has irrevocably confirmed that (1) all conditions have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied and (2) if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur.

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In addition, the merger agreement provides that Renaissance has the right to specific performance to cause Parent and Merger Sub to use reasonable best efforts to enforce the terms of the debt commitment letters, which may include a demand that Merger Sub and Parent file one or more lawsuits against the sources of debt financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, and such right will be subject to the requirements that (A) all conditions described in “-Conditions of Merger Agreement – Closing Conditions for Each Party” and “-Conditions of Merger Agreement – Additional Conditions Applicable to Parent and Merger Sub” (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied or waived, (B) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, (C) Renaissance has irrevocably confirmed that (1) all conditions described in “-Conditions of Merger – Additional Conditions Applicable to Renaissance” have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied and (2) if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur and (D) all conditions to the consummation of the debt financing contemplated by the debt commitment letters (other than the receipt of the equity financing and those conditions that by their nature cannot be satisfied until the closing, but each of which, including the receipt of the equity financing, is capable of being satisfied on the closing (and will be satisfied on the closing date)) have been satisfied and remain satisfied. The merger agreement further provides that in no event will Renaissance be entitled to specific performance to cause Parent and/or Merger Sub to cause the equity financing to be funded if the debt financing (or, if alternative financing is being used in accordance with the merger agreement, pursuant to commitments with respect thereto) has not been funded (or will not be funded at the closing if the equity financing is funded at the closing).

Extension and Waiver

At any time prior to the effective time of the merger, the parties to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement,

•	waive any inaccuracies in such other parties’ representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or

•	waive compliance by such other parties with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

SHAREHOLDERS AGREEMENT

This section of the proxy statement summarizes material provisions of the shareholders agreement. This summary does not purport to be complete and may not contain all of the information about the shareholders agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the shareholders agreement, which is attached as Appendix C to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read carefully the shareholders agreement in its entirety.

Concurrently with the execution of the merger agreement, and as a condition to Parent’s and Merger Sub’s willingness to enter into the merger agreement, Renaissance entered into a shareholders agreement, dated as of August 15, 2011, by and among Renaissance, Parent, Merger Sub and the Paul Shareholders. Pursuant to the shareholders agreement, the Paul Shareholders have agreed, subject to the terms thereof, to vote all shares of Renaissance common stock owned by them in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, except that their obligation to do so will be suspended if and for so long as the Renaissance board of directors has changed its recommendation to Renaissance’s shareholders in favor of the merger agreement in response to an intervening event (as defined in the merger agreement). As of the record date, the Paul Shareholders owned, in the aggregate, _______ shares of Renaissance common stock, representing approximately _____% of the shares of Renaissance common stock outstanding as of the record date.

Additionally, the Paul Shareholders have irrevocably and unconditionally agreed to vote against (i) any takeover proposal, (ii) any extraordinary dividend or distribution by Renaissance or any of its subsidiaries and (iii) any material change in the capital structure of Renaissance or any of its subsidiaries. Notwithstanding the foregoing, the Paul Shareholders shall not be required to vote against such measures in the event of an intervening recommendation change. The Paul Shareholders have also agreed to not, in their capacity as beneficial owners of the shares that are the subject of the shareholders agreement, (i) solicit, knowingly facilitate or take certain other steps in connection with a takeover proposal, (ii) participate in discussions with respect to a takeover proposal, (iii) enter into a letter of intent or agreement with respect to a takeover proposal or (iv) enter into an agreement requiring Renaissance to breach its obligations under the merger agreement.

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The shareholders agreement does not prevent (i) any shareholder from, as a member of the board of directors of Renaissance and in his or her capacity as such, (a) participating in or facilitating any action that Renaissance or its board of directors, or members thereof, are permitted to take under the merger agreement or (b) taking any action that a director of Renaissance determines in good faith that he or she must take given his or her fiduciary duties or in order to comply with applicable laws; or (ii) the Paul Shareholders from negotiating a shareholders or similar agreement with a third party if the conditions for negotiating an acquisition agreement with such party, as set forth in the merger agreement, have been satisfied.

Pursuant to the terms of the shareholders agreement, the Pauls have also agreed that, for five years following the effective time of the merger, they will not use their special confidential knowledge of Renaissance and its relationship with clients or customers to compete with Parent and Merger Sub. The Pauls have also agreed that, for five years following the effective time of the merger, they will not directly or indirectly (i) own, manage, operate, control or otherwise engage or participate in any company, business, venture or activity anywhere in the world that engages in, or is developing, a business that is competitive with the business of Renaissance, or (ii) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product or service of Renaissance prior to the closing date. Notwithstanding the foregoing, the Pauls may own securities in any competitor that is a publicly held corporation, but only to the extent that such ownership does not exceed 2% of the outstanding beneficial ownership of such competitor. Furthermore, the shareholders agreement does not prohibit Mr. or Ms. Paul from investment in or involvement with the LENA Foundation in connection with its present activities or charter or private schools.

Pursuant to the shareholders agreement, the Pauls have also agreed that they will not, directly or indirectly: (i) employ, engage, solicit or attempt to solicit, recruit or receive or accept the performance of services by, any employee of Renaissance or (ii) solicit any person who is a customer of Renaissance. The Pauls have further agreed that they will not, directly or indirectly, cause, induce or attempt to cause or induce any business relation of Renaissance to cease doing business with Renaissance or in any way interfere with such person or entity’s relationship with Renaissance. The foregoing restrictions on solicitation will terminate five years after the effective time of the merger and are subject to certain exceptions set forth in the shareholders agreement.

The shareholders agreement further provides that, as long as Renaissance continues to conduct the type of business which it currently conducts, the Pauls agree that, other than as is necessary in connection with a legal or regulatory proceeding or as may be required by law, they will not and will cause their affiliates not to, make any public or private statements that disparage, denigrate or malign Parent, Renaissance or any of their respective affiliates, employees or agents or any products or services of Parent, Renaissance or any of their respective affiliates. The foregoing restrictions will terminate with respect to non-public statements five years after the effective time of the merger and with respect to all other statements ten years after the effective time of the merger.

Pursuant to the terms and conditions of the shareholders agreement, from and after the closing of the merger, Renaissance will indemnify each of the Paul Shareholders and certain related parties against any and all losses incurred or suffered by such shareholder arising out of, related to or in connection with any claim by Parent, Merger Sub or any of their respective affiliates related to the merger agreement or the transactions contemplated thereby. The shareholders agreement provides that if the foregoing indemnification is for any reason held unenforceable or invalid, Renaissance has agreed to contribute, and Parent has agreed to provide such funds to Renaissance as may be necessary for such contribution, to the losses for which such indemnification is held unenforceable or invalid in accordance with the relative fault of the parties. The shareholders agreement provides that for purposes of the foregoing contribution the relative fault of Renaissance will be deemed to be 99.99% and the relative fault of the Paul Shareholders and related parties will be 0.01%. The shareholders agreement also provides that, in the event the closing of the merger does not occur, the maximum aggregate liability of the Paul Shareholders for damages in connection with breaches of the merger agreement or the shareholders agreement will be limited to $26.0 million. Furthermore, the shareholder agreement clarifies that in the event the closing of the merger occurs, none of the Paul Shareholders will have any liability to Parent, Merger Sub or any of their respective affiliates for any acts or omissions of any of the Paul Shareholders, Renaissance or representatives of Renaissance that occurred, or facts or circumstances that existed, prior to the closing.

The shareholders agreement also provides that Renaissance will enter into an Amended and Restated Agreement and License (the “license agreement”) with BCLS which amends and restates the Agreement and License dated October 31, 2007 between the parties. Pursuant to the terms of the license agreement, Renaissance will grant BCLS a non-exclusive, non-transferable license to use its current and future software products and services for the internal educational use of the family and descendants of the Pauls.

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Pursuant to the terms and conditions of the shareholders agreement, Parent and Renaissance agree to waive any and all rights in any future books or other publications authored by either Mr. or Ms. Paul. Further, Parent and Renaissance agree that neither will be entitled to any revenues, proceeds or royalties of any kind resulting from such books or other publications and agree to afford the Pauls reasonable access to all non-confidential intellectual property owned or licensed by Renaissance for the purpose of their research in connection with the same.

The shareholders agreement, along with the obligation of the Paul Shareholders to vote in favor of the merger agreement, will terminate automatically on the date of termination of the merger agreement.

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MARKET PRICE OF COMMON STOCK

Our common stock trades on NASDAQ under the symbol “RLRN.” As of [______________], 2011, there were ___________ shares of our common stock outstanding, held by approximately ______ shareholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown.

	High	Low
2009
First Quarter	$9.88	$6.21
Second Quarter	10.19	8.26
Third Quarter	10.90	8.66
Fourth Quarter	12.18	8.99
2010
First Quarter	$16.54	$11.29
Second Quarter	16.97	13.14
Third Quarter	16.49	7.93
Fourth Quarter	14.80	9.66
2011
First Quarter	$12.38	$10.10
Second Quarter	12.60	10.13
Third Quarter (through August 15, 2011)	13.65	11.40

In the first quarter of 2010, Renaissance paid a cash dividend of $0.07 per share of its common stock. In the second, third and fourth quarters of 2010 Renaissance paid a cash dividend of $0.08 per share. Renaissance also paid a special cash dividend of $2.00 per share in the fourth quarter of 2010. In each of the four quarters of 2009, Renaissance paid a cash dividend of $0.07 per share.

On August 15, 2011, the last trading day before Renaissance publicly announced the execution of the merger agreement, the high and low sale prices for Renaissance common stock as reported on NASDAQ were $11.86 and $11.40 per share, respectively, and the closing sale price on that date was $11.86. On [______________], 2011, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Renaissance common stock as reported on NASDAQ were $_____ and $_____ per share, respectively, and the closing sale price on that date was $_____.

SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR RENAISSANCE COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

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STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of August 31, 2011 (prior to the close of market), the number of shares of our common stock beneficially owned by (i) each of our directors, (ii) the principal executive officer and the principal financial officer of Renaissance and Renaissance’s other executive officers who were named executive officers for purposes of the proxy statement for Renaissance’s 2011 annual meeting of shareholders and who were serving as executive officers at the end of our most recently completed fiscal year, (iii) all of our directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(17)
Judith Ames Paul	7,908,117	(2)	26.89%
Terrance D. Paul	7,908,117	(3)	26.89%
Glenn R. James	64,073	(4)	*
Randall J. Erickson	15,306	(5)	*
John H. Grunewald	85,659	(6)	*
Harold E. Jordan	88,406	(7)	*
Mark D. Musick	19,701	(8)	*
Addison L. Piper	99,659	(9)	*
Steven A. Schmidt	73,100	(10)	*
Mary T. Minch	60,074	(11)	*
Marian L. Staton	12,018	(12)	*
Roy E. Truby	12,844	(13)	*

All directors and executive officers as a group (15 persons)	16,434,311	(14)	55.50%

Louis S. Harrison	2,000,000	(15)	6.81%
Robert S. Held	2,000,000	(16)	6.81%
____________________

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)
Includes options to purchase 44,572 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul, even though Ms. and Mr. Paul are deemed to share voting and investment power over their combined stock holdings.

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(3)
Includes options to purchase 44,572 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul, even though Mr. and Ms. Paul are deemed to share voting and investment power over their combined stock holdings.

(4)
Includes 31,222 shares of unvested restricted stock as of August 31, 2011 (prior to the close of market). Also includes options to purchase 3,406 shares of common stock which are currently exercisable as of August 31, 2011 (prior to market close) and unvested options to purchase 26,465 share of common stock as of August 31, 2011 (prior to market close). With regard to the unvested restricted stock, Mr. James has sole voting power and no dispositive power.

(5)
Includes 17,745 unvested restricted stock units as of August 31, 2011 (prior to the close of market). Mr. Erickson’s restricted stock units vest upon termination of his service as a director. Mr. Erickson has no voting power and no dispositive power with regard to the unvested restricted stock units. Mr. Erickson disclaims beneficial ownership of 5,046 of the included restricted stock units because the economic interest in such units has been transferred pursuant to a divorce settlement.

(6)
Includes options to purchase 33,307 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 7,904 shares of unvested restricted stock and 33,448 unvested restricted stock units as of August 31, 2011 (prior to market close). Mr. Grunewald’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Grunewald has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Grunewald has no voting power and no dispositive power. Mr. Grunewald disclaims beneficial ownership of 1,050 of the shares of common stock indicated in the table, as such shares are held by his wife.

(7)
Includes 12,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife. Also includes options to purchase 33,307 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 3,073 shares of unvested restricted stock and 39,506 unvested restricted stock units as of August 31, 2011 (prior to the close of market). Mr. Jordan’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Jordan has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Jordan has no voting power and no dispositive power.

(8)
Includes 16,424 unvested restricted stock units and 3,277 shares of unvested restricted stock as of August 31, 2011 (prior to the close of market). Mr. Musick’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Musick has no voting power and no dispositive power with regard to the unvested restricted stock units.

(9)
Includes options to purchase 33,307 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 7,904 shares of unvested restricted stock and 33,448 unvested restricted stock units as of August 31, 2011 (prior to the close of market). Mr. Piper’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Piper has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Piper has no voting power and no dispositive power.

(10)
Includes 47,668 shares of unvested restricted stock as of August 31, 2011 (prior to the close of market). With regard to the unvested restricted stock, Mr. Schmidt has sole voting power and no dispositive power. Also includes 25,423 shares of stock held in joint accounts with Mr. Schmidt’s wife.

(11)
Includes options to purchase 1,674 shares of common stock which are currently exercisable as August 31, 2011 (prior to the close of market). Also includes 32,222 shares of unvested restricted stock as of August 31, 2011 (prior to the close of market). With regard to the unvested restricted stock, Ms. Minch has sole voting power and no dispositive power. Also includes 26,178 shares of stock held in a joint account with Ms. Minch’s husband.

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(12)
Includes options to purchase 1,071 shares of common stock which are currently exercisable as of August 31, 2011 (prior to the close of market). Also includes 4,707 shares of unvested restricted stock as of August 31, 2011. With regard to the unvested restricted stock, Ms. Staton has sole voting power and no dispositive power.

(13)	Includes 2,454 shares of unvested restricted stock as of August 31, 2011. With regard to the unvested restricted stock, Mr. Truby has sole voting power and no dispositive power.

(14)
Includes options to purchase 250,045 shares of common stock which are currently exercisable as of August 31, 2011. Also includes 302,888 shares of unvested restricted stock and unvested restricted stock units as of August 31, 2011.

(15)
The address of Louis S. Harrison is 333 West Wacker Drive, Suite 1700, Chicago, Illinois 60606-1247. The information in this table is based on a Schedule 13G that was filed by Mr. Harrison with the SEC reporting that he had, as of December 31, 2009, sole voting power and sole dispositive power over 2,000,000 shares of common stock held in a trust for which Mr. Harrison serves as the sole trustee. No amendment to the Schedule 13G has been filed reflecting a change in beneficial ownership.

(16)
The address of Robert S. Held is 333 West Wacker Drive, Suite 1700, Chicago, Illinois 60606-1247. The information in this table is based on a Schedule 13G that was filed by Mr. Held with the SEC reporting that he had, as of December 31, 2009, sole voting power and sole dispositive power over 2,000,000 shares of common stock held in a trust for which Mr. Held serves as the sole trustee. No amendment to the Schedule 13G has been filed reflecting a change in beneficial ownership.

(17)	Based on 29,363,477 shares outstanding as of August 31, 2011.

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ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

The Renaissance board of directors recognizes the significant interest of Renaissance’s shareholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, we are providing our shareholders with an opportunity to cast an advisory vote to approve the “golden parachute” compensation payable to our named executive officers. Under the Dodd-Frank Act and for this purpose, “golden parachute” compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the proposed merger pursuant to arrangements entered into with Renaissance and as disclosed in this proxy statement. We are asking our shareholders to adopt the following resolution at the special meeting:

“RESOLVED, that the shareholders of Renaissance Learning, Inc. approve, on an advisory basis, the compensation that will or may be payable by Renaissance to the named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “Interests of Renaissance’s Directors and Executive Officers in the Merger– Golden Parachute Compensation.’”

This resolution, commonly referred to as a “say on golden-parachute” resolution, will be considered approved if it receives the affirmative vote of the majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect.

Vote Required and Board of Director Recommendation

Because the vote is advisory in nature only, it will not be binding on either Renaissance or Parent regardless of whether the merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed. The vote required to approve this proposal is the affirmative vote of the holders of a majority of the votes cast on the proposal.

The board of directors unanimously recommends a vote “FOR” the advisory resolution on the compensation that will or may be received by our named executive officers in connection with the proposed merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Renaissance’s shareholders. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If Renaissance holds its 2012 annual meeting of its shareholders, any shareholder who intends to present a proposal at such meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must deliver the proposal to Renaissance no later than November 18, 2011 in order for the proposal is to be included in Renaissance’s proxy materials for such meeting. For any shareholder to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2012 annual meeting of shareholders if such a meeting is held, Renaissance must receive written notice of such shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2012 annual meeting of shareholders no later than December 29, 2011. If the notice is received after December 29, 2011, then Renaissance is not required to present such proposal at the 2012 annual meeting of shareholders because the notice will be considered untimely. If Renaissance’s board of directors chooses to present such a shareholder’s proposal submitted after December 29, 2011 at the 2012 annual meeting of shareholders, then the persons named in proxies solicited by the board of directors for such meeting may exercise discretionary voting power with respect to such proposal.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Renaissance files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Renaissance and will be made available for inspection and copying at Renaissance’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by Renaissance at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Renaissance’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

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The SEC allows Renaissance to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Renaissance may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Renaissance files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Renaissance later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Renaissance incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Renaissance also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•
Renaissance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 8, 2011, Renaissance’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011 and Renaissance’s Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on August 31, 2011;

•	Renaissance’s Definitive Proxy Statement on Schedule 14A for its 2011 Annual Meeting of Shareholders, filed with the SEC on March 16, 2011;

•	Renaissance’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, filed with the SEC on May 9, 2011 and August 8, 2011, respectively; and

•	Renaissance’s Current Reports on Form 8-K filed with the SEC on February 17, 2011, February 22, 2011, April 28, 2011, August 1, 2011, August 16, 2011, August 17, 2011 and August 25, 2011.

Renaissance undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Renaissance Learning, Inc.
Attention: Investor Relations
2911 Peach Street,
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

You may also obtain documents incorporated by reference by requesting them by telephone from [_____________________], our proxy solicitor, at [____________]. Documents should be requested by _______________, 20___ in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Renaissance since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and Renaissance has not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Renaissance has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated _______________, 2011. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Renaissance will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

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PRELIMINARY COPY

RENAISSANCE LEARNING, INC.

This Proxy is Solicited by the Board of Directors
for use at the Special Meeting of Shareholders on __________, 2011

The undersigned appoints Mary T. Minch and Steven A. Schmidt, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of __________, 2011 by the undersigned at the special meeting of shareholders of Renaissance Learning, Inc. to be held on __________, 2011 and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the proposal to adopt and approve the merger agreement, and “FOR” the proposal to approve on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Renaissance in connection with the merger under their existing agreements with Renaissance (which proposals are being proposed by the board of directors).

(See reverse for voting instructions.)

Special Meeting of Shareholders of Renaissance Learning, Inc.

1.
TO ADOPT AND APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 15, 2011, AS IT MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG RAPHAEL HOLDING COMPANY, A DELAWARE CORPORATION, RAPHAEL ACQUISITION CORP., A WISCONSIN CORPORATION AND AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF RAPHAEL HOLDING COMPANY, AND RENAISSANCE LEARNING, INC.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE “GOLDEN PARACHUTE” COMPENSATION PAYABLE UNDER EXISTING AGREEMENTS WITH RENAISSANCE THAT CERTAIN EXECUTIVE OFFICERS OF RENAISSANCE WILL OR MAY RECEIVE IN CONNECTION WITH THE MERGER

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON ANY PROCEDURAL MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING, SUCH AS THE ADJOURNMENT OF THE SPECIAL MEETING.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Date:

Address Change? Mark Box. ☐

Indicate changes below.

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAPHAEL HOLDING COMPANY,

RAPHAEL ACQUISITION CORP.

AND

RENAISSANCE LEARNING, INC.

Dated as of August 15, 2011

3.6	Financing Commitments	26
3.7	Brokers and Finders	27
3.8	Solvency	27
3.9	Funding Agreement	27
3.10	Parent Ownership of Company Securities	28
3.11	Certain Arrangements	28
3.12	Interests in Competitors	28
ARTICLE IV - COVENANTS OF THE COMPANY		28
4.1	Affirmative Covenants	28
4.2	Negative Covenants	29
4.3	Solicitation; Change in Recommendation	31
4.4	Access and Information	35
ARTICLE V - COVENANTS OF THE PARENT		36
5.1	Conduct of Business of the Parent and the Merger Sub Pending the Merger	36
ARTICLE VI - ADDITIONAL AGREEMENTS		36
6.1	Proxy Statement	36
6.2	Shareholders’ Meeting	38
6.3	Appropriate Action; Licenses; Filings	38
6.4	Employee Benefit Matters	40
6.5	Financing	41
6.6	Directors’ and Officers’ Indemnification and Insurance	46
6.7	No Control of Other Party’s Business	48
6.8	Transfer Taxes	48
6.9	Section 16 Matters	48
6.10.	Confidentiality Agreement	48
6.11	Cooperation with Solvency Opinion	49
6.12	Public Announcements	49
6.13	Notification of Certain Matters	49
6.14	Options; Restricted Awards; ESPP	50
6.15	Resignation of Directors	50
6.16	Takeover Laws	50
6.17	FIRPTA Certification	51
ARTICLE VII - CONDITIONS OF MERGER		51
7.1	Conditions Applicable to Each Party	51
7.2	Additional Conditions Applicable to the Parent and the Merger Sub	51
7.3	Additional Conditions Applicable to the Company	52
ARTICLE VIII - TERMINATION		53
8.1	Termination	53
8.2	Effect of Termination	55
8.3	Fees and Expenses; Limitation of Liability	56
8.4	Amendment	58
8.5	Extension; Waiver	59
ARTICLE IX - GENERAL PROVISIONS		59
9.1	Non-Survival of Representations and Warranties	59
9.2	Notices	59
9.3	Headings	60

ii

9.4	Severability	60
9.5	Entire Agreement	61
9.6	Assignment	61
9.7	Parties in Interest	61
9.8	Governing Law	61
9.9	Enforcement	61
9.10	Counterparts	63
9.11	Time is of the Essence	63
9.12	Interpretation	63
9.13	Non-Reliance	64

Exhibit A	Glossary of Defined Terms
Exhibit B	Parent Funding Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated and effective as of August 15, 2011, by and among Raphael Holding Company, a Delaware corporation (the “Parent”), Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), and Renaissance Learning, Inc., a Wisconsin corporation (the “Company”). A glossary of defined terms is attached to this Agreement as Exhibit A.

RECITALS

WHEREAS, the Company’s Board of Directors (the “Company Board”), the Parent’s Board of Directors (the “Parent Board”) and the Merger Sub’s Board of Directors (the “Merger Sub Board”) have each determined that it is advisable to, fair to and in the best interests of their respective equity holders for the Merger Sub to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCL; and

WHEREAS, the Company Board, the Parent Board and the Merger Sub Board have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the Company Board and the Merger Sub Board have resolved to recommend that their respective shareholders approve and adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, the Parent and the Merger Sub to enter into this Agreement, certain shareholders of the Company have executed and delivered a shareholders agreement (the “Shareholders Agreement”) with respect to, among other things, this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of the Company to enter into this Agreement, Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, the “Funding Parties”) and the Company are entering into the Parent Funding Agreement substantially in the form attached to this Agreement as Exhibit B (“the Funding Agreement”) pursuant to which the Funding Parties agree, on the terms and subject to the conditions contained therein, to fund to the Parent certain payment obligations of the Parent in connection with this Agreement; and

WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the Company, the Parent and the Merger Sub hereby agree as follows:

ARTICLE I - THE MERGER

1.1            Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time, the Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2            Closing. Unless this Agreement has been theretofore terminated pursuant to Article VIII, below, the Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California at 9:00 a.m., California time, on the later of (a) a date to be specified by the Parent and the Company, which shall be no later than the third (3rd) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), and (b) the earlier of (i) a date during the Marketing Period to be specified by the Parent on no fewer than three Business Days’ notice to the Company and (ii) the final day of the Marketing Period, unless another date, time or place is agreed to in writing by the Parent and the Company (the date on which such Closing actually occurs is referred to as the “Closing Date”).

1.3            Effective Time. Contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”), and any other required documents, with the DFI, in such form as required by, and executed in accordance with the relevant provisions of, the WBCL.

1.4            Effect of the Merger. At the Effective Time, the Merger shall have the effect provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5            Surviving Corporation’s Charter Documents. At the Effective Time, the Merger Sub’s Articles of Incorporation and By-Laws, each as amended and in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be the same as the name of the Company, and the provisions in the Articles of Incorporation of Merger Sub naming its incorporator shall be omitted.

1.6            Surviving Corporation’s Directors and Officers. Unless otherwise determined by the Parent prior to the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

1.7            Conversion of Securities. At the Effective Time, by virtue of the Merger and without action on the part of any of the Parent, the Merger Sub, the Company or any of their respective Boards of Directors or shareholders:

(a)            Conversion of Shares. Each share of the common stock, $0.01 par value, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $14.85 (the “Per Share Consideration”).

(b)            Cancellation of Excluded Shares. Each Excluded Share shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)            Conversion of Merger Sub Shares. Each outstanding share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.8            Exchange Procedures.

(a)            Paying Agent. At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited with the bank or trust company designated by the Parent, and reasonably acceptable to the Company, as the paying agent (the “Paying Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article I, through the Paying Agent, cash in an amount equal to the aggregate Per Share Consideration (the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed in writing by the Parent; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of issuance (it being understood that any and all interest or income earned on the Exchange Fund shall be remitted and allocable to the Parent). If there are losses with respect to investments of the Exchange Fund, the Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments.

(b)            Surrender Procedures. Within five (5) Business Days after the Effective Time, the Parent shall cause to be mailed to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock (“Company Certificates”) or shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”) (in each case, other than Excluded Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Per Share Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 1.8(b) to the Paying Agent of Company Certificates or Company Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall promptly deliver to the holder of such Company Certificates or Company Book-Entry Shares in exchange therefor, the Per Share Consideration to be received by the holder thereof pursuant to this Agreement. The Paying Agent shall accept Company Certificates and Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Consideration in accordance with the procedures set forth in this Section 1.8. If the Per Share Consideration is to be issued in a name other than that in which a Company Certificate surrendered for exchange or Company Book-Entry Share is registered, it shall be a condition of such exchange that either (i) such Company Certificate shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or such Company Book-Entry Share shall be properly transferred, and (ii) the Person requesting such exchange or payment shall pay to the Company or its transfer agent or as otherwise directed any transfer or other Taxes required by reason of the payment of the Per Share Consideration in a name other than that of the registered holder of the Company Certificate surrendered or such Company Book-Entry Share, or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8(b), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration as contemplated by Section 1.7, above.

(c)            No Further Rights in the Shares. From and after the Effective Time, the former holders of shares of Company Common Stock will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for twelve (12) consecutive months after the Effective Time shall be delivered to the Parent, upon demand, and any former shareholders of the Company who have not theretofore complied with this Section 1.8 shall thereafter look only to the Parent and the Surviving Corporation to claim the Per Share Consideration owed to them hereunder, without interest thereon.

(e)            No Liability. Notwithstanding anything herein to the contrary, neither the Parent nor the Paying Agent shall be liable to any holder of Shares for any cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(f)            Withholding Rights. The Parent and the Paying Agent shall be entitled to deduct and withhold from the Per Share Consideration otherwise payable pursuant to this Agreement such amounts as the Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Law, and the Parent and the Paying Agent shall timely pay over such withheld amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made.

(g)            Lost, Stolen or Destroyed Certificate. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Per Share Consideration to be paid in respect of the Shares represented by such Company Certificate.

1.9            Adjustments for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Per Share Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

1.10          Further Action. At and after the Effective Time, but subject to the terms and conditions of this Agreement, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and the Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure letter delivered to the Parent and the Merger Sub by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), it being understood that matters disclosed pursuant to one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter where it is reasonably apparent from the face of such disclosure that the matters so disclosed are applicable to such other section, the Company hereby represents and warrants to the Parent and the Merger Sub that:

2.1            Organization, Good Standing and Qualification. The Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or properties or conduct of its business requires such qualification, except, in the case of the Company, where the failure to be so qualified, and in the case of the Company Subsidiaries, where the failure to be so organized, validly existing, qualified or in good standing or active status, or to have such power or authority, would not reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to the Parent complete and correct copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles of Incorporation”) and Amended and Restated By-Laws, as amended (the “Company By-Laws”) and the organizational documents of each Company Subsidiary, each as amended to date.

2.2            Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of $0.01 par value preferred stock (the “Company Preferred Stock”). As of August 12, 2011, (i) 29,223,834 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non assessable, and not issued in violation of or subject to any preemptive or similar right of any shareholder of the Company or any other Person, and no shares of Company Preferred Stock were issued and outstanding, (ii) 5,512,813 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 449,668 shares of Company Common Stock were subject to, and were reserved for issuance upon exercise of, outstanding stock options (each, a “Company Option”) and each Company Option has been issued pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan and the Company’s 1997 Stock Incentive Plan, as amended (each, a “Company Option Plan”) and (iv) 270,972 shares of Company Common Stock were subject to Restricted Stock award agreements (all of which shares were issued and outstanding) (each, a “Company Restricted Stock Award”) and (v) 139,643 shares of Company Common Stock were subject to Restricted Stock Unit award agreements (each, a “Company Restricted Stock Unit Award” and each of the Company Restricted Stock Awards and Company Restricted Stock Unit Awards, a “Company Restricted Award”). Since the close of business on August 12, 2011 to the date of this Agreement, no Shares, shares of Company Preferred Stock, Company Options or Company Restricted Awards have been issued by the Company except for Shares issued pursuant to the exercise of Company Options or pursuant to a Company Restricted Award. The Company has made available to the Parent complete and correct copies of each Company Option Plan, form of option agreement evidencing any Company Option and form of agreement evidencing any Company Restricted Award. All of the issued and outstanding shares of Company Common Stock, Company Options and Company Restricted Awards have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect. All shares of Company Common Stock that may be issued pursuant to the Company Option Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights. Except for the Company Options and the Company Restricted Awards, there are no outstanding Rights to which the Company or any Company Subsidiary is a party relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary. There are no obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment in any Company Subsidiary or any other Person. Section 2.2 of the Company Disclosure Letter lists, as of August 12, 2011, the outstanding Company Options and the exercise prices thereof.

2.3            Subsidiaries. All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of or subject to any preemptive or similar right of any shareholder of the Company or any other Person. All of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal and state securities laws). No shares of preferred stock of any Company Subsidiary are issued and outstanding. Except for the capital stock and other equity interests of the Company Subsidiaries and except as set forth in Section 2.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

2.4            Authority; Approval.

(a)            The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Requisite Vote and the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)            The Company Board at a meeting duly called and held on or prior to the date hereof has, by unanimous vote of the directors attending such meeting, (i) determined that this Agreement and the transactions contemplated hereby, including, the Merger, are in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the Shareholders Agreement and the transactions contemplated thereby, and (iv) resolved to recommend to the Company’s shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof (the recommendation referred to in this Section 2.4(b) is referred to in this Agreement as the “Recommendation”).

2.5            Third Party Consents; No Violations.

(a)            No notices, reports or other filings are required to be made by the Company or any of the Company Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by the Company or any of the Company Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Articles of Merger with the DFI, (iv) the Company Requisite Vote and (v) those that the failure to make or obtain would not reasonably be expected to result in a Company Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Articles of Incorporation or Company By-Laws or the comparable governing documents of any of the Company Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration (or right to acceleration) of any obligations under, the loss of any benefit under or the creation of a Lien on any of the properties, rights or assets of the Company or any of the Company Subsidiaries pursuant to, (x) any Contract binding upon the Company or any of the Company Subsidiaries or (y) any Company License, or (iii) subject to the filings and other matters referred to in Section 2.5(a), violate any material Law to which the Company or any of the Company Subsidiaries is subject or by which any property or asset of the Company or any of the Company Subsidiaries is subject; except in the case of clause (ii), above, for any such breach, violation, termination, default, creation, acceleration or loss that would not reasonably be expected to result in a Company Material Adverse Effect.

2.6            Company Reports; Financial Statements.

(a)            The Company and each Company Subsidiary has filed all forms, reports and documents required to be filed with the SEC since December 31, 2008 (collectively, the “Company Reports”). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and in compliance in all material respects with applicable accounting requirements and published rules and regulations of the SEC, and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC by the Company.

(c)            The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “ principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d)            The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls. The Company has made available to the Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2008. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

2.7            Absence of Certain Changes. Since December 31, 2010 through the date hereof, (i) there has not been any event, development or state of circumstances that has had or would reasonably be expected to result in a Company Material Adverse Effect, (ii) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practice and (iii) except as set forth in Section 2.7(iii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries have taken any actions that would have been prohibited pursuant to Section 4.2 if such covenants had been in effect as of December 31, 2010.

2.8            Liabilities. Except as disclosed in Section 2.8 of the Company Disclosure Letter or set forth in the Company Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such documents and any disclosure of any risks included in any “forward-looking statement” or related disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2010 included in the Company Reports (or in the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2010, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (iv) for future performance under any Contracts to which the Company or any of the Company Subsidiaries is a party or bound that were entered into in the ordinary course of business or are set forth on Section 2.12 or Section 2.18 of the Company Disclosure Letter or (v) that have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

2.9            Litigation. Except as disclosed in Section 2.9 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, that would reasonably be expected to challenge, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to (i) result in a Company Material Adverse Effect or (ii) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.10          Employee Benefits.

(a)            Section 2.10(a) of the Company Disclosure Letter contains an accurate and complete list of all material employee benefit plans (as defined in Section 3(3) of ERISA), all Company Option Plans and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, all written employment, termination, severance and other employment Contracts or written employment arrangements, and forms of any equity or equity-based compensation award agreements with respect to which the Company or any Company ERISA Affiliate has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (each, a “Company Benefit Plan”) (or, if such Company Benefit Plan is not written, a written summary thereof) and all amendments thereto.

(b)            The Company has made available to the Parent a complete and correct copy of (to the extent applicable): (i) all documents embodying each Company Benefit Plan to be disclosed pursuant to Section 2.10(a) above including all amendments thereto (ii) each trust or insurance policy relating to each Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the three most recent annual reports (Form 5500) filed with the U.S. Department of Labor; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c)            Each Company Benefit Plan maintained by the Company or any of the Company ERISA Affiliates has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements of applicable Law, and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company Reports in accordance with GAAP. Neither the Company nor any of the Company ERISA Affiliates has at any time, been obligated to contribute to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(d)            As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Proceedings involving a Company Benefit Plan (other than routine claims for benefits payable under any such Company Benefit Plan) that would reasonably be expected to result in a Company Material Adverse Effect.

(e)            Each Company Benefit Plan that is intended by its terms to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, a timely application for such determination is now pending or is not yet required to be filed or the Company or the Company ERISA Affiliate has duly adopted a prototype plan and is relying on the opinion letter for such prototype plan, and, to the Knowledge of the Company, each such Company Benefit Plan is qualified in operation. Neither the Company nor any of the Company ERISA Affiliates has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable Law or the terms of a separation or retention plan or agreement.

(f)             No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(g)            The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h)            Except as set forth in Section 2.10 of the Company Disclosure Letter or as provided in the terms of this Agreement, no Company Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

(i)             Each Company Option has been granted having an exercise price per share at least equal to the fair market value of one share of Company Common Stock subject to such Company Option on the date of grant of such Company Option and each Company Benefit Plan is either exempt from or complies both as to form and operation with Section 409A of the Code such that no Company Benefit Plan has required or will require income inclusion under Section 409A(a)(1) of the Code.

(j)             With respect to each Company Benefit Plan that is not subject to United States law (each, a "Foreign Company Plan"):

(i)             all employer and employee contributions to each Foreign Company Plan required by law or by the terms of such Foreign Company Plan have been made, or, if applicable, accrued, in accordance with generally accepted accounting practices;

(ii)            the Company has funded or paid premiums for, or accrued for the same, all required contributions to Foreign Company Plans including but not limited to employee directed deferrals to a retirement plan, including any Company match thereon, and investments of such funds are to be made by the plan provider in accordance with employee investment directions, or plan default elections if the employee did not make an election;

(iii)           each Foreign Company Plan required to be registered has been registered, has been maintained in good standing with applicable regulatory authorities and has been operated in accordance with its terms and applicable law; and no event has occurred which will or could give rise to deregistration or proceedings being commenced in respect of any Foreign Company Plan under any applicable law;

(iv)           there are no pending, or to the Knowledge of the Company, threatened or anticipated legal claims under any Foreign Company Plan and there has been no act or omission which has given or may give rise to fines, penalties, taxes or related charges under any applicable law.

2.11          Compliance with Laws; Licenses and Registrations.

(a)            The businesses of the Company and each Company Subsidiary have not since January 1, 2008 been, and are not being, conducted in violation of any rules, regulations, directives or policies of any Governmental Authority, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no investigation, or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to the Company or any of the Company Subsidiaries an intention to conduct the same, except for any such investigations or reviews that would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (each, a “Company License”), except for any failures to have or to be in compliance with such Company Licenses which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)            Each of the Company and the Company Subsidiaries is, and since January 1, 2008, has been, in compliance with (i) its obligations under each of the material Company Licenses and (ii) any applicable material Laws and the rules and regulations of the Governmental Authority issuing such Company Licenses. There is not pending or, to the Knowledge of the Company, threatened before any Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any of the Company Licenses. The actions of the applicable Governmental Authorities granting all Company Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any material application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company License.

2.12          Material Contracts.

(a)            Except as set forth in Section 2.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or obligated under any of the following (collectively, including the IP Agreements, the “Material Contracts”):

(i)             any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, except to the extent included as an exhibit to the Company Reports filed prior to the date hereof;

(ii)            any individual quote, purchase order or Contract between the Company or any Company Subsidiary and any of the customers or licensees of the Company and the Company Subsidiaries pursuant to which the Company or any Company Subsidiary received aggregate fees in excess of $200,000 over the four consecutive fiscal quarter period ended June 30, 2011);

(iii)           any Contract between the Company or any Company Subsidiary and any of the ten largest suppliers or licensors to the Company and any of its Subsidiaries (determined on the basis of aggregate fees paid by the Company or any Company Subsidiary over the four consecutive fiscal quarter period ended June 30, 2011);

(iv)           any employment, contractor or consulting Contract (A) with any executive officer of the Company, (B) with any non-executive officer or employee of the Company or any Company Subsidiary earning an annual salary in excess of $150,000, (C) with any member of the Company Board or (D) with any individual who provides consulting services to the Company or any Company Subsidiary providing for payments in excess of $50,000 in any calendar year;

(v)            any employment Contract that is not terminable by the Company or a Company Subsidiary without notice and without any obligation by the Company or a Company Subsidiary to pay severance thereunder;

(vi)           any Contract or plan, including any Company Benefit Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(vii)          any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of products or services of the Company or a Company Subsidiary or entered into in connection with the purchase of products or services, or the lease of property or equipment, by the Company or a Company Subsidiary, in each case in the ordinary course of business);

(viii)         any Contract relating to the disposition or acquisition on or after the date hereof by the Company or any Company Subsidiary of assets for consideration in excess of $100,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(ix)           any Real Property Leases with a term in excess of one year and annual lease payments in excess of $100,000;

(x)            any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(xi)           any dealer, distributor or joint marketing agreement under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any Company Subsidiary upon notice of thirty (30) days or less, or any agreement pursuant to which the Company or any Company Subsidiary has continuing obligations to jointly develop any Intellectual Property that will not be owned exclusively by the Company or any Company Subsidiary;

(xii)          any Contract with a remaining term in excess of 24 months containing any material support, maintenance or service obligations on the part of the Company or any Company Subsidiary, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than sixty (60) days’ notice without liability or financial obligation to the Company or any Company Subsidiary, other than the refund of the unearned portion of any pre-paid hosting or licensing fee;

(xiii)         any settlement agreement which contains continuing material obligations of the Company or Company Subsidiaries;

(xiv)         any Contract required to be disclosed in Section 2.18 of the Company Disclosure Letter or any subsection thereof;

(xv)          any Contract that contains any provisions restricting the Company or any of its controlled Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(xvi)         any Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Company Subsidiaries or Parent, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law, or (ii) any restriction on the ability of any of the Company and the Company Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xvii)        each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any “most favored nation” status pursuant to which the Company receives payments in excess of $100,000 per year, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements from a given third party;

(xviii)       any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect;

(xix)          any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any Company Subsidiaries of $100,000 or more on or after the date hereof;

(xx)           any Contract to which the Company or any Company Subsidiary is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xxi)          any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of credit in the ordinary course of business consistent with past practices); or

(xxii)         any Contract relating to the acquisition or disposition of any portion of the business of the Company (whether by merger, sale of stock, sale of assets or otherwise).

(b)            Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (b) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract and (c) each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.

2.13          Real and Personal Property.

(a)            With respect to real property owned by the Company or any of its Subsidiaries and all of the buildings, structures and other improvements thereon (“Owned Real Property”), (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights or other contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not reasonably be expected to result in a Company Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties.

(b)            With respect to all leases, subleases and other contracts under which the Company or any of its Subsidiaries uses or occupies any real property (“Real Property Leases”), except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) to the Knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect, and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, as of the date of the Agreement, any other party thereto is in breach or default (with or without notice, lapse of time or both) under any Real Property Lease and (ii) no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Liens except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation with respect to any real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not reasonably be expected to result in a Company Material Adverse Effect.

(c)            The Company and the Company Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for Permitted Liens.

2.14          Takeover Laws. Assuming compliance by the Parent and the Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by the Parent and the Merger Sub, no “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) (collectively, “Takeover Laws”) is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger and any other transactions contemplated by this Agreement in accordance with the terms hereof.

2.15          Environmental Matters. (i) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and Environmental Licenses; (ii) no property currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of the Company Subsidiaries has been the subject of any investigation by any Governmental Authority or of any demand of another Person alleging the presence of any Hazardous Substances that would require remediation or other material response actions pursuant to any Environmental Law; (iii) neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in violation of or subject to liability under any Environmental Law; (iv) neither the Company nor any of the Company Subsidiaries is subject to any Environmental Claim; and (v) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Substances, that could form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, or otherwise result in any costs or liabilities under any Environmental Law except for such Environmental Claims, costs or liabilities that would not reasonably be expected to result in a Company Material Adverse Effect.

2.16          Taxes. The Company and each of the Company Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to result in a Company Material Adverse Effect. All such Tax Returns are complete and correct in all respects, except where the failure of such Tax Returns to be complete and correct would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the Company Subsidiaries for which no return was required to be filed, except where the failure to do so would not reasonably be expected to result in a Company Material Adverse Effect. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of the Company Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies that, if finally resolved in a manner adverse to the Company or relevant Company Subsidiary, would not reasonably be expected to result in a Company Material Adverse Effect. No written requests for waivers of the time to assess any material Taxes of the Company or the Company Subsidiaries are pending as of the date hereof. There are no audits pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years. Neither the Company nor any Company Subsidiary has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b). Neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

2.17          Labor Matters.

(a)            The Company and the Company Subsidiaries are not and have not been party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; no employee of the Company is represented in his or her capacity as an employee of the Company by any labor organization; the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any employees of the Company; and to the Knowledge of the Company, there is no active or current union organization activity involving any employee of the Company. Since December 31, 2008, there have been no labor shutdowns, work stoppages, labor disputes or material labor arbitrations, and to the Knowledge of the Company, none are currently threatened against the Company.

(b)            Since December 31, 2008, neither the Company nor any of the Company Subsidiaries has engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law.

(c)            To the Knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of the Company Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(d)            To the Knowledge of the Company, no current officer (including vice presidents and above) of the Company or any of the Company Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(e)            The Company and each of the Company Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. To the Knowledge of the Company, the Company and each of the Company Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices.

(f)            None of the Company or any of the Company Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor and employment Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.18          Intellectual Property.

(a)            For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”), (iii) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing therefrom (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) confidential information, ideas, know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons (collectively, “Trade Secrets”); and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(b)            Section 2.18 of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, Domain Names, Patents and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any Company Subsidiary (collectively, “Company Registered IP”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is subsisting, valid and in effect and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not reasonably be expected to result in a Company Material Adverse Effect, all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid. Except as would not reasonably be expected to be material to the Company, no written notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any Company Subsidiary. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP. Nothing in this Section 2.18 shall be deemed a representation or warranty that any patent or trademark will issue upon any application therefor.

(c)            The Company or the Company Subsidiaries own exclusively, free and clear of all Liens other than Permitted Liens, all Company Registered IP and all other Intellectual Property used by the Company that is material to the businesses of the Company or any of the Company Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Company Subsidiary pursuant to an Inbound License Agreement. Except as would not reasonably be expected to be material to the Company, neither the Company nor any of the Company Subsidiaries have received any written notice or claim challenging the Company’s or any Company Subsidiary’s ownership of any of such Intellectual Property.

(d)            Each of the Company and the Company Subsidiaries has taken reasonable steps to protect its rights in the Company Registered IP and to maintain the confidentiality of Trade Secrets owned by the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no Trade Secret material to the businesses of the Company or any of the Company Subsidiaries has been disclosed to any Person other than pursuant to a written nondisclosure agreement. To the Knowledge of the Company, no party to any nondisclosure agreement relating to its Trade Secrets is in breach thereof.

(e)            Except as disclosed in Section 2.18(e) of the Company Disclosure Letter, none of the activities or operations of the Company or any of the Company Subsidiaries (including the use of any Intellectual Property in connection therewith) infringes upon, misappropriates or dilutes any Intellectual Property of any Person, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, would not reasonably be expected to be material to the Company. To the Knowledge of the Company, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries that is material to any of the businesses of the Company or any of the Company Subsidiaries. No Intellectual Property owned by the Company or any of the Company Subsidiaries is subject to any outstanding Order that would reasonably be expected to result in a Company Material Adverse Effect.

(f)            Neither the Company nor any of the Company Subsidiaries has (i) transferred to any other Person ownership of, or granted to any other Person any exclusive license of or exclusive right to use, or authorized the retention by any other Person of any exclusive rights to use or joint ownership of, any Intellectual Property owned by the Company or any of the Company Subsidiaries that is material to the conduct of the business of the Company and the Company Subsidiaries or (ii) permitted the Company’s or any of the Company Subsidiaries’ rights in such material Intellectual Property owned by the Company or such Company Subsidiary to lapse or enter into the public domain.

(g)            Other than (i) written non-disclosure agreements and (ii) sales or non-exclusive licenses to end-users, distributors and resellers of the products and services of the Company and the Company Subsidiaries, and related Contracts with respect thereto, that have been entered into in the ordinary course of business (including software and maintenance and support agreements and “shrink-wrap”, “click-through” or similar agreements), in each case that do not materially differ in substance from the Company’s standard form(s) which have been made available to the Parent, Section 2.18(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of the Company Subsidiaries is a party and under which the Company or any of the Company Subsidiaries has generated more than $200,000 in revenue in any fiscal year since January 1, 2009 and has granted or provided to third parties any rights in Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Outbound License Agreements”). Other than standard form, unnegotiated “shrink-wrap”, “click-through” or similar agreements granting to the Company or any of the Company Subsidiaries non-exclusive rights to use commercially available software for internal use only, Section 2.18(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of the Company Subsidiaries is a party and under which the Company or any of the Company Subsidiaries has paid more than $200,000 in any fiscal year since January 1, 2009 and been granted or provided any rights in Intellectual Property from any Person (the “Inbound License Agreements”). The consummation of the transactions contemplated by this Agreement will not result in the loss, alteration or impairment of any rights of the Company or any of the Company Subsidiaries under any IP Agreement, except as would not reasonably be expected to be material to the Company.

(h)            All conditions required to be satisfied by the Company or any of the Company Subsidiaries under any Inbound License Agreements under which Intellectual Property is exclusively licensed to the Company or any of the Company Subsidiaries (“Exclusive Inbound License Agreements”) have been satisfied in accordance with the terms of such Exclusive Inbound License Agreements, and all such exclusive rights remain in full force and effect. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Exclusive Inbound License Agreement.

(i)             Except as set forth in Section 2.18(i) of the Company Disclosure Letter, the Company has not delivered, licensed or made available, and the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, the source code for any Company proprietary software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No Company proprietary software is subject to the terms of any “open source” or other similar license that provides for any source code of any Company proprietary software to be disclosed, licensed, publicly distributed or dedicated to the public.

(j)             To the Knowledge of the Company, since January 1, 2009, (i) there have been no security breaches in the Company’s or any of the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or any of the Company Subsidiaries’ information technology systems in either case that materially adversely affected the Company’s or any of the Company Subsidiaries’ or any of their customers’ businesses or operations. The Company and Company Subsidiaries have implemented reasonable disaster recovery and backup plans and systems.

(k)            The Company and Company Subsidiaries have at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any of the Company Subsidiaries. No claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. The Company and the Company Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

2.19          Product Warranties.

(a)            Section 2.19(a) of the Company Disclosure Letter contains copies of the standard form product warranties (including all warranty, refund, product support or product maintenance obligations) offered by the Company and the Company Subsidiaries to direct customers, distributors and other Persons.

(b)            Except as would not reasonably be expected to result in a Company Material Adverse Effect, there is no basis for any warranty, material back-charge, material additional work, field repair or other such warranty and workmanship claims or other product liability claims by any third party associated with the Company’s or the Company Subsidiaries’ products shipped prior to the Effective Time.

2.20          Insurance. Each insurance policy maintained by, at the expense of or for the benefit of the Company or any of the Company Subsidiaries with respect to its assets, properties or operations is in full force and effect and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such insurance policy, except as would not be reasonably expected to result in a Company Material Adverse Effect. The insurance coverage of the Company and the Company Subsidiaries is customary for business entities of similar size engaged in similar lines of business. Neither the Company nor any Company Subsidiary has received any written notice regarding any (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any material insurance policy or (iii) material adjustment in the amount of premiums payable with respect to any material insurance policy.

2.21          Company Requisite Vote. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Shareholders’ Meeting (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.22          Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Consideration to be paid to the holders of the Shares (other than the Shares held by the Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been or will promptly be provided to the Parent.

2.23          Brokers and Finders. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated hereunder.

2.24          No Dissenters’ Rights. No dissenters’, appraisal or similar rights or demands are exercisable by any shareholder of the Company in connection with the Merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as expressly contemplated or permitted under this Agreement, the Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company that:

3.1            Organization, Good Standing and Qualification. The Parent and each Parent Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted.

3.2            Capitalization of Merger Sub; Operations of Parent and Merger Sub. As of the date hereof, the authorized capital stock of the Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is owned by the Parent or a Parent Subsidiary. Neither the Parent nor the Merger Sub has directly or indirectly conducted any business prior to the date hereof and neither the Parent nor the Merger Sub has, and prior to the Effective Time will not have, any assets (except, with respect to the Parent, the common stock of the Merger Sub), liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

3.3            Authority; Approval. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby are within the Parent’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights’ and to general equity principles.

3.4            Third Party Consents; No Violations.

(a)            No notices, reports or other filings are required to be made by the Parent or any of the Parent Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or any of the Parent Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby, except for filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, and those that the failure to make or obtain would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

(b)            The execution, delivery and performance of this Agreement by the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent’s Certificate of Incorporation or the comparable governing documents of any of the Parent Subsidiaries, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent or any of the Parent Subsidiaries pursuant to, any Contract binding upon the Parent or any of the Parent Subsidiaries or any Law to which the Parent or any of the Parent Subsidiaries is subject; except in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

3.5            Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither the Parent nor any of the Parent Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.6            Financing Commitments. The Parent has delivered to the Company true and complete copies of (i) executed commitment letters (the “Equity Funding Letters”) from the Funding Parties to provide equity financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Equity Financing”) and (ii) executed commitment letters (the “Debt Commitment Letters”, and, together with the Equity Funding Letters, the “Financing Letters”) from Royal Bank of Canada to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (i) being collectively referred to as the “Financing”). Except as permitted in accordance with the terms of this Agreement, none of the Equity Funding Letters or Debt Commitment Letters has been amended or modified, no such amendment or modification is contemplated (provided that the Parent and the Merger Sub may replace or amend the Debt Commitment Letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, or otherwise so long as the terms would not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters as of the date hereof or (B) materially delay the Closing), and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. The Parent or the Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letters that are payable on or prior to the date hereof and the Equity Funding Letters and the Debt Commitment Letters are in full force and effect and are the valid, binding and enforceable obligations of the Parent and the Merger Sub and, to the Knowledge of the Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Equity Funding Letters or the Debt Commitment Letters. Assuming the Financing is funded in accordance with the Financing Letters, the accuracy of the representations and warranties set forth in Article II to the extent necessary to satisfy the condition in Section 7.2 and performance by the Company of its obligations under this Agreement, the net proceeds contemplated by the Equity Funding Letters and the Debt Commitment Letters will in the aggregate be sufficient for the Merger Sub and the Surviving Corporation to pay the Merger Consideration. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article II to the extent necessary to satisfy the condition in Section 7.2 and performance by the Company of its obligations under this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Parent or the Merger Sub under the Equity Funding Letters or the Debt Commitment Letters and (ii) the Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent or the Merger Sub on the date of the Closing.

3.7            Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement that, if the Merger is not consummated, would be payable by the Company prior to the Effective Time, based upon arrangements made by or on behalf of the Parent or the Merger Sub.

3.8            Solvency. As of the Effective Time, assuming (i) satisfaction of the conditions to the Parent’s and the Merger Sub’s obligation to consummate the Merger, or waiver of such conditions and (ii) the accuracy of the representations and warranties of the Company set forth in Article II hereof, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the Financing, and payment of all related fees and expenses, each of the Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

3.9            Funding Agreement. Concurrently with the execution of this Agreement, the Parent has caused the Funding Parties to deliver to the Company a duly executed Funding Agreement. The Funding Agreement is in full force and effect and is the valid, binding and enforceable obligation of the Funding Parties, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Funding Parties under the Funding Agreement.

3.10          Parent Ownership of Company Securities. Prior to the Company Board approving this Agreement and the transactions contemplated hereby, neither the Parent nor any of the Parent Subsidiaries beneficially owns any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock. Neither the Parent nor the Merger Sub, alone or together with any other Person, was at any time, or will become prior to the Effective Time, a “significant shareholder” or, assuming the accuracy of the representations and warranties of the Company set forth in Section 2.4(b), an “interested stockholder” with respect to the Company within the meaning of Section 180.1130(11) and Section 180.1140(8), respectively, of the WBCL or has taken action that would cause any Takeover Law to be applicable to this Agreement or any of the transactions contemplated hereby.

3.11          Certain Arrangements. Except for the Shareholders Agreement, as of the date of this Agreement, there are no Contracts or commitments to enter into any such Contracts to which the Parent, the Merger Sub or any of their Affiliates is party (a) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote or adopt this Agreement or the Merger or agrees to vote against any Superior Proposal or (b) pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of the Company Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any Company Benefit Plans or Contracts with the Company and the Company Subsidiaries in effect as of the date hereof, and the assumption by the Surviving Corporation of any such arrangement as contemplated by Annex A to this Agreement), (ii) contribute any portion of such employee’s shares of Company Common Stock, Company Options or Company Restricted Awards to the Company or any Company Subsidiary or the Parent or any of its Affiliates or (iii) receive any capital stock or equity securities of the Company or any Company Subsidiary or the Parent or any of its Affiliates.

3.12          Interests in Competitors. Neither the Parent nor the Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interest(s) would be attributed to the Parent or the Merger Sub under the HSR Act, in any Person that derives a substantial portion of its revenues from a line of business within the principal lines of business of the Company or any Company Subsidiary.

ARTICLE IV - COVENANTS OF THE COMPANY

4.1            Affirmative Covenants. Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in Section 4.1 or Section 4.2 of the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise expressly consented to by the Parent in writing, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, below, the Company shall, and the Company shall cause each Company Subsidiary to, conduct its operations in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, officers and employees and keep available the services of its existing employees.

4.2            Negative Covenants. Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in Section 4.2 of the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise expressly consented to by the Parent in writing, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, below, the Company shall not do, or permit any Company Subsidiary to do, any of the following:

(a)            declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, as applicable, except for (i) regular quarterly dividends on Company Common Stock with usual record and payment dates for such dividends with each such dividend payable at a rate not in excess of $0.08 per share of Company Common Stock and (ii) dividends or distributions by a Company Subsidiary to its parent;

(b)            issue, authorize for issuance, deliver, sell, pledge or otherwise encumber any of its capital stock or other equity interests, as applicable, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any Rights to acquire, any such capital stock or other equity interests, voting securities or convertible, exchangeable or exercisable securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of the Company Subsidiaries, or otherwise amend the terms of any securities of the Company or any of the Company Subsidiaries, in each case, other than (i) the issuance by any direct or indirect Company Subsidiary of its capital stock or other equity interests to the Company or another Company Subsidiary, (ii) the issuance or delivery of shares of Company Common Stock pursuant to Company Options and Company Restricted Awards outstanding as of the date of this Agreement, (iii) the issuance of Company Restricted Awards approved prior to the date hereof to employees and non-employee members of the Company Board so long as such awards are consistent with past practice and in an aggregate amount not to exceed $200,000 measured as of the date of grant and (iv) redemptions, repurchases or acquisitions to satisfy tax withholding obligations in connection with the vesting, exercise or payment of Company Options or Company Restricted Awards;

(c)            amend or waive any provision of its Articles of Incorporation or By-Laws or similar organizational documents;

(d)            other than capital expenditures permitted by Section 4.2(e), below, and purchases of components, inventory and supplies in the ordinary course of business, merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture, capital contribution, loan or otherwise) directly or indirectly any assets or properties, including any equity or other ownership interests, of any Person;

(e)            make or agree to make any new capital expenditure, including capitalized research and development expenditures, other than capital expenditures in an aggregate amount not to exceed $2,000,000;

(f)            sell, lease, license, encumber by Lien (other than Permitted Liens) or otherwise, or otherwise dispose of or abandon, or agree to sell, lease, license, encumber or otherwise dispose of or abandon, in whole or in part, any assets or properties, except (i) sales of products and services in the ordinary course of business, (ii) pursuant to Contracts disclosed in Section 4.2(f)(B) of the Company Disclosure Letter and in force on the date of this Agreement (without any amendment or waiver of the terms thereof), (iii) pursuant to transactions solely among the Company and its wholly owned Subsidiaries, or (iv) any non-exclusive license of Intellectual Property made in the ordinary course of business consistent with past practice;

(g)            incur, create, assume or prepay any indebtedness for borrowed money, or assume, guarantee or otherwise become liable or responsible for any indebtedness of any other Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or modify or refinance any such indebtedness or arrangement, in each case, other than (i) indebtedness for borrowed money existing solely between the Company and any Company Subsidiary or between any such Company Subsidiaries or (ii) indebtedness for borrowed money incurred in the ordinary course of business under the Company’s existing financing arrangements pursuant to the terms in effect as of the date hereof, in an aggregate amount not to exceed $1,000,000;

(h)            other than in the ordinary course of business, modify, amend or waive in any material respect or terminate or fail to exercise any right to renew any Material Contract;

(i)            modify or change in any respect, fail to renew or permit to lapse any License (including any ruling or approval of any Governmental Authority) that would be material to the Company and the Company Subsidiaries taken as a whole;

(j)            (i) settle, pay, discharge or satisfy any Proceedings, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or consent to the same, other than in the ordinary course of business that (A) involve only the payment of monetary damages not in excess of $250,000 individually (or with respect to a series of related claims) or $500,000 in the aggregate and (B) do not involve the matters set forth in Section 2.9 of the Company Disclosure Letter, and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary, or (ii) waive, release, grant or transfer any rights or claims of substantial value;

(k)            (i) increase or accelerate the payment of the salary, wages or benefits payable or to become payable to its directors, officers or employees, except for (A) increases required under employment agreements existing on the date hereof or (B) increases for employees who are not executive officers of the Company in the ordinary course of business, (ii) enter into any employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or active or former employee, or establish, adopt, enter into or amend any Company Benefit Plan, except, in each of clauses (i) and (ii) hereof, (x) as may be required by the terms of any such plan, agreement, policy or arrangement, (y) to comply with applicable Law or (z) severance agreements that provide for severance payments not to exceed $10,000 in any one instance, or $100,000 in the aggregate; (iii) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets to, or enter into any Contract or transaction with or on behalf of, any officer, director or active or former employee of the Company, any of the Company Subsidiaries or any of their Affiliates, or any business or entity in which the Company, any Company Subsidiary or any of their Affiliates or any relative of any such Person who has any material, direct or indirect, interest, except for directors’ fees, compensation to the officers and employees of the Company in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business; or (iv) commence any new offering period under the Company’s Employee Stock Purchase Plan.

(l)             except as may be required by GAAP or as a result of a change in applicable Law, make any change in its method of accounting or revalue in any material respect any of its assets;

(m)           make, change or revoke any material Tax election or settle or compromise any material Tax liability;

(n)            without limiting the provisions of Section 4.3, and, in each case, other than the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries or alter the corporate structure of the Company or any Company Subsidiary or the ownership of any Company Subsidiary;

(o)            enter into any new line of business outside the businesses being conducted by the Company and the Company Subsidiaries on the date hereof;

(p)            disclose to any Person, other than any Parent Representative, any Trade Secret of the Company or any Company Subsidiary, except pursuant to a written non-disclosure agreement entered into in the ordinary course of business; or

(q)            authorize, make any commitment or enter into any Contract to do any of the foregoing.

4.3            Solicitation; Change in Recommendation.

(a)            Except as permitted by this Section 4.3, the Company shall and shall cause each of the Company Subsidiaries and the Company Representatives to (i) immediately cease and cause to be terminated any and all solicitations or encouragement of Takeover Proposals from, and discussions or negotiations with respect to Takeover Proposals with, any Persons conducted prior to the execution of this Agreement by the Company, the Company Subsidiaries or any of the Company Representatives, and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries. Except as permitted by this Section 4.3, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of the Company Subsidiaries not to, and the Company shall not give permission to or authorize any Company Representatives to, and the Company shall use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, cooperate with or knowingly encourage (including by way of furnishing non-public information or data or affording access to the books, records or employees of the Company) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (C) enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal, (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger, (E) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by a Takeover Proposal, (F) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal, or (G) publicly propose to do any of the foregoing.

(b)            Notwithstanding anything to the contrary contained in Section 4.3(a), if at any time on or after the date hereof and prior to obtaining the Company Requisite Vote, (i) the Company or any of the Company Representatives is in receipt of a bona fide written Takeover Proposal from any Person or group of Persons, which Takeover Proposal is made or renewed on or after the date hereof, and has not been subsequently withdrawn, (ii) the Company has not breached in any material respect Section 4.3(a), (iii) the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information and by affording access to the books, records and employees of the Company) with respect to the Company and the Company Subsidiaries to the Person or group of Persons that has made such Takeover Proposal; provided that the Company shall as promptly as is reasonably practicable provide to the Parent any nonpublic information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to the Parent or the Parent Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal, including granting written consent of the Company Board to the submission of amendments to such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (i) a copy of any Takeover Proposal made in writing to the Company or any Company Subsidiary and (ii) a written summary of the material terms of any Takeover Proposal not made in writing. Notwithstanding any provision to the contrary in this Agreement, the Parent agrees that the name and identity of the Person or group of Persons that have made a Takeover Proposal or a Superior Proposal shall be kept confidential by the Parent and the Parent Representatives and shall be subject to the Confidentiality Agreement.

(c)            Following the date hereof, the Company shall keep the Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the date hereof). The Company agrees that neither it nor any of the Company Subsidiaries will enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to the Parent in accordance with this Section 4.3.

(d)            Except as expressly permitted by this Section 4.3(d) or Section 4.3(e), the Company Board shall not (i)(A) fail to include the Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Parent, the Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company a Takeover Proposal or (E) enter into any contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions prohibited by this clause (i) being referred to as a (“Change of Recommendation”)); (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than a Qualifying Confidentiality Agreement) (each, an “Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(e). Notwithstanding anything to the contrary herein, prior to the time the Company Requisite Vote is obtained, but not after, if the Company is in receipt of a bona fide written Takeover Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Parent (including pursuant to clause (iii) below), then the Company Board may (x) make a Change of Recommendation or (y) terminate this Agreement and enter into an Acquisition Agreement with respect to such Superior Proposal, provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and otherwise complies with the provisions of Section 8.1(e) and Section 8.3; and provided further that the Company Board may not take the action set forth in the foregoing clause (x) or (y), as the case may be, unless (A) the Company shall not have breached in any material respect this Section 4.3 and (B):

(i)             such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)            the Company has given the Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal;

(iii)           prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with the Parent during such notice period to the extent the Parent wishes to negotiate, to enable the Parent to revise the terms of this Agreement and/or the Financing Letters such that it would cause such Superior Proposal to no longer constitute a Superior Proposal;

(iv)           in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to the Parent a new written notice (which notice shall specify the change in the material terms and conditions of any such Superior Proposal) and contemporaneously provide a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal, the notice period shall have recommenced (except that it shall be two (2) Business Days rather than five (5) Business Days) and the Company shall be required to comply with its obligations under this Section 4.3 with respect to such new written notice; and

(v)            For the avoidance of doubt, nothing in this Section 4.3(d) shall prevent or preclude the Parent from proposing to revise the terms of this Agreement or taking any actions relating thereto.

(e)            Notwithstanding anything to the contrary herein, prior to the time the Company Requisite Vote is obtained, but not after, the Company Board may withdraw or modify, in a manner adverse to Parent or Merger Sub, or fail to make, the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in response to an Intervening Event (an “Intervening Recommendation Change”), if the Company Board determines in good faith, after consultation with outside counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such an Intervening Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, that (x) the Company Board has given the Parent at least five (5) Business Days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with the Parent during such notice period to the extent the Parent wishes to negotiate, to enable the Parent to revise the terms of this Agreement or the Financing Letters in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement and the Financing Letters proposed in writing by the Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect an Intervening Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f)             In the event that, subsequent to the date hereof and prior to the Shareholders’ Meeting, there shall have been a Change of Recommendation or an Intervening Recommendation Change and this Agreement has not been terminated, the Company shall nevertheless submit this Agreement to the shareholders of the Company for adoption and approval at the Shareholders’ Meeting.

(g)            Nothing in this Section 4.3 shall prohibit the Company or the Company Board (or any committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, or (ii) making any disclosure to the Company’s shareholders if, in the case of this clause (ii), in the good faith judgment of the Company Board, after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board shall not recommend that the Company shareholders tender their shares of Company Common Stock in connection with a tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of this Section 4.3 shall have been satisfied.

(h)            The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.4            Access and Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall, and the Company shall cause each of the Company Subsidiaries to, afford to the Parent and the Parent Representatives, including Financing Sources (provided, however, that Financing Sources may only be provided with material non-public information subject to customary confidentiality undertakings) reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and any Company Subsidiary’s material properties, books, Contracts, records, officers, employees and agents; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that violates any of the Company’s obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any Company Subsidiary (provided that the Company shall use its reasonable best efforts to enter into a joint defense or similar agreement to prevent the loss of any such privilege), or (iii) to permit invasive testing of any of the Company’s or any Company Subsidiary’s real property. All requests for information made pursuant to this Section 4.4 shall be directed to the Chief Financial Officer of the Company. In no event shall the Company be required to supply to the Parent, or the Parent Representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required under Section 4.3, above. In the event this Agreement is terminated for any reason, the Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the Company or any of the Company Subsidiaries and any copies made of such documents for the Parent.

ARTICLE V - COVENANTS OF THE PARENT

5.1            Conduct of Business of the Parent and the Merger Sub Pending the Merger.

(a)            During the period from the date of this Agreement through the Effective Time, neither the Parent nor the Merger Sub shall engage in any activity of any nature except actions taken in connection with this Agreement and the Financing.

(b)            During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(c)            During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, amend or modify the Financing Letters except as permitted in accordance with the terms of this Agreement.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1            Proxy Statement.

(a)            As promptly as practicable after the execution of this Agreement (which in no event shall be later than the 15th Business Day after the date of this Agreement, the Company shall prepare (in consultation with the Parent and after taking into account any comments made by the Parent) and file with the SEC the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company. Each of the Company and the Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Shareholders’ Meeting any information relating to the Company, the Parent or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the Parent. The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting as promptly as reasonably practicable, and in no event more than five (5) Business Days after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement.

(b)            The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by the Parent expressly for inclusion in the Proxy Statement or omitted by, the Parent or the Merger Sub which is contained in any of the foregoing documents.

(c)            The information supplied by the Parent and the Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Parent and the Merger Sub make no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

6.2            Shareholders’ Meeting. The Company shall promptly after the date of this Agreement take all action reasonably necessary in accordance with the WBCL and the Company Articles of Incorporation and the Company By-Laws to duly call, give notice of, convene and hold a meeting of the Company’s shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Company Requisite Vote as promptly as practicable following the date hereof, but in no event shall the Company be required to convene the Shareholders’ Meeting prior to September 29, 2011. Subject to Section 4.3, above, the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and shall take all other action reasonably necessary or reasonably advisable to secure the vote of shareholders required by the rules of NASDAQ or applicable Law to obtain such approvals. Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Shareholders’ Meeting for the purpose of adopting and approving this Agreement and the Merger. Except to the extent expressly permitted by Section 4.3(d) or 4.3(e): (i) the Company Board shall recommend that the shareholders of the Company vote in favor of adoption and approval of this Agreement at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended by unanimous vote of the directors attending a meeting of the Company Board that the Company’s shareholders vote in favor of adoption and approval of this Agreement at the Shareholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s shareholders vote in favor of adoption of this Agreement.

6.3            Appropriate Action; Licenses; Filings.

(a)            The Company, the Parent and the Merger Sub shall use their reasonable best efforts to, as applicable (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Licenses required under applicable Law (including all rulings and approvals of Governmental Authorities) as a result of consummation of the transactions contemplated by this Agreement, including the Merger (collectively, “Governmental Licenses”), (iii) obtain all Consents required under Material Contracts (collectively, “Company Consents”), (iv) obtain all Consents required under material Contracts to which the Parent or any of the Parent Subsidiaries is a party or by which it is bound (collectively, “Parent Consents”), (v) make all necessary notices, reports, filings and registrations, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Law (including the filings and other submissions, if any, required under the Securities Act and the Exchange Act) (collectively, “Governmental Filings”) (vi) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (vii) executing and delivering any additional instruments reasonably necessary to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, that the Parent, the Merger Sub and the Company shall cooperate with each other in connection with the making of all Governmental Filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing (provided, that, in certain circumstances, such filings may be made available only to outside counsel of the non-filing party with a mutually acceptable agreement that such information may not be shared with the nonfiling party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding the foregoing, the Company shall not pay any consent fee or commit to pay any such consent fee or waive any material rights, materially amend the terms of any Contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of the Company or the Parent or any of their respective Affiliates, or commit to do any of the foregoing, in connection with obtaining any Governmental Licenses or Company Consents or in connection with any Governmental Filings, in each case without the prior written consent of the Parent, not to be unreasonably withheld. The Company and the Parent shall furnish all information required for any Governmental Filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)            In connection with and without limiting subsection (a) above, each of the Company and the Parent agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to this Agreement and the transactions contemplated hereby as promptly as reasonably practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the Transactions. The Company and the Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Neither the Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)            Subject to the other terms and conditions of this Agreement and without limiting subsection (a) above, the Parent and the Merger Sub shall use their reasonable best efforts to cause the conditions set forth in Section 7.3(a) to be satisfied, and the Company shall use its reasonable best efforts to cause the conditions set forth in Section 7.2(a) to be satisfied.

6.4            Employee Benefit Matters.

(a)            Compensation and Benefits After the Effective Time. Except as otherwise provided in this Section 6.4, for a period of one (1) year following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, provide each individual who is an employee of the Company or any of the Company Subsidiaries as of the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence) (collectively, “Retained Employees”), with compensation and benefits that are, in the aggregate, substantially comparable to those provided to such Retained Employee immediately prior to the Effective Time. Such substantially comparable compensation and benefits, in the aggregate, shall include adoption of a new equity incentive compensation plan for the benefit of the Company’s management and eligibility to participate in a 401(k), annual bonus and health and welfare plans, in each case subject to the terms and conditions of such plans, as determined by the Parent in its sole discretion. The Parent shall, or shall cause the Surviving Corporation to, maintain the Company’s sales incentive plans for the period July 1, 2011 through June 30, 2012 in a manner that is substantially consistent with the Company’s current maintenance of such plans. Within a period of six (6) months following the Effective Time (the “Severance Adoption Date”), the Parent shall, or shall cause the Surviving Corporation to, adopt a severance plan, which shall be on terms substantially the same as disclosed in Section 6.4(a) of the Company Disclosure Letter (the “Existing Severance Policy”), and which shall give full credit to Retained Employees for their years of prior service with the Company or Company Subsidiaries. From the Effective Time until the Severance Adoption Date, the Parent shall, or shall cause the Surviving Corporation to, maintain in place the Existing Severance Policy. Subject to the foregoing, after the Effective Time, except as otherwise provided in this Agreement, the Parent and/or the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of employment of Retained Employees, and nothing herein shall prevent the Parent from terminating any Retained Employees or amending or terminating any Company Benefit Plan to the extent permitted by applicable Law and the terms of such Company Benefit Plan, except to the extent provided in Section 6.4(e) hereof. Except as otherwise set forth in this Section 6.4(a), nothing in this Agreement shall require the Parent to maintain any Company Benefit Plan.

(b)            Health and Welfare Benefit Plans. The Parent shall, or shall cause the Surviving Corporation to, give Retained Employees full credit for their prior service with the Company or Company Subsidiaries (or service credited by the Company or Company Subsidiaries) for purpose of eligibility under any welfare benefit plans in which employees of the Surviving Corporation then participate. The Parent shall, or shall cause the Surviving Corporation to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees of the Company and the Company Subsidiaries under any welfare or fringe benefit plan in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees prior to the Effective Time.

(c)            SERP. Prior to the Effective Time, the Company shall take action to vest all unvested balances in the Company’s Supplemental Executive Retirement Plan (the “SERP”) and to terminate the SERP, effective as of the Effective Time such that all benefits accrued thereunder through the Effective Time will be paid to the participants in a lump sum on the later of January 2, 2012 or the Effective Time.

(d)            Termination of Equity Plans. As of the Effective Time, the Company shall terminate its Amended and Restated Employee Stock Purchase Plan and its 1997 Stock Incentive Plan.

(e)            PTO Policy. If the Parent shall, or shall cause the Surviving Corporation to, modify, amend or replace the PTO policy as in effect at the Effective Time (the “Existing PTO Policy”), any and all PTO time that has been banked consistent with the terms of the Existing PTO Policy shall either be (i) rolled over in full into the modified, amended or new PTO policy (the “New PTO Policy”), (ii) paid out in its entirety in a lump sum to affected Retained Employees within thirty days after the adoption of the New PTO Policy (or such shorter time as is allowable for payment under applicable Law) or (iii) partially rolled over and partially paid out, dependent on the terms of the New PTO Policy affecting the allowable magnitude of the rollover.

(f)            Nothing contained in this Section 6.4, express or implied, is intended to confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.5            Financing. (a)(i) Subject to the terms and conditions of this Agreement, each of the Parent and the Merger Sub shall use its reasonable best efforts to arrange and obtain the Financing on the terms and conditions described in the Financing Letters pursuant to the terms thereof. The Parent and the Merger Sub shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Financing Letters if such amendment, supplement, replacement, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 3.8 shall be true and correct); provided that any such reduction in the aggregate amount of the Financing may be replaced with an amount of new equity financing on terms no less favorable in any material respect to the Company and the Company Subsidiaries than the terms set forth in the Equity Funding Letters or additional debt financing pursuant to the Debt Commitment Letters as may be modified in accordance with the terms hereof or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) materially delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) materially adversely impact the ability of the Parent, the Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto (provided that the Parent and the Merger Sub may amend the Debt Commitment Letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay or prevent the Closing). The Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(ii)            Each of the Parent and the Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters pursuant to its terms until the transactions contemplated by this Agreement are consummated, (B) to negotiate definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (or on terms no less favorable, in the aggregate, in all material respects, to the Parent or the Merger Sub than the terms and conditions in the Debt Commitment Letters, as determined in the Parent’s reasonable judgment), (C) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control or subject to its influence (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 6.5(b)) and in the Equity Funding Letters and, upon satisfaction of the conditions set forth in the Financing Letters, to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including through litigation pursued in good faith) to cause the Persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights (including through litigation pursued in good faith) under the Financing Letters, including to cause the Persons committing to fund the Financing to fund on the Closing Date the Debt Financing and the Equity Financing required to consummate the Merger and the other transactions contemplated hereby and (E) to comply with its obligations in all material respects under the Financing Letters. The Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all substantially final drafts and executed definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, the Parent and the Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which the Parent or the Merger Sub become aware and (y) of the receipt of any written notice from any Financing Source with respect to any actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing. If any portion of the Debt Financing otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (including any flex provisions), and such portion is reasonably required to fund the aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by the Parent, the Merger Sub or the Surviving Corporation pursuant to this Agreement, the Parent and the Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to the Parent and the Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter as promptly as reasonably practicable following the occurrence of such event; provided, that neither the Parent nor the Merger Sub shall be required to seek or accept any such alternate financing if, in the Parent’s reasonable judgment, the terms or conditions thereof are not substantially comparable to those terms and conditions in the Debt Financing to be replaced, and with respect to economic terms and conditions (including, with respect to pricing, maturity or amortization), are not as favorable in the aggregate to Parent as the terms and conditions for the Debt Financing that will be replaced. The Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. The Parent and the Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. For purposes of this Section 6.5 and Section 3.6, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters as permitted by this Section 6.5 to be amended, modified or replaced and references to “Financing Letters” shall include such documents as permitted by this Section 6.5 to be amended, modified or replaced, in each case from and after such amendment, modification and replacement. Notwithstanding anything contained in this Section 6.5 or in any other provision of this Agreement, in no event shall the Parent or the Merger Sub be required (x) to amend or waive any of the terms or conditions hereof or (y) to consummate the Closing prior to the Business Day immediately following the final day of the Marketing Period.

(b)            Prior to the Closing Date, the Company shall provide to the Parent and the Merger Sub, and shall cause each of the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause the Company Representatives, including legal and accounting, to provide all cooperation reasonably requested by the Parent in connection with the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) (A) furnishing the Parent and the Merger Sub and their Financing Sources, as promptly as reasonably practicable following the Parent’s request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent available to the Company, regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by the Parent to consummate the offerings of debt securities contemplated by the Available Financing at the time and (B) furnishing the Parent and the Merger Sub and their Financing Sources, as promptly as reasonably practicable following the Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing (the “Bank Financing”), to the extent reasonably available to the Company and reasonably requested in writing by the Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, and including all information and data necessary to satisfy the conditions set forth in paragraphs B, E, F and K of Exhibit C of the Debt Commitment Letters (other than financial information, which is covered by clause (ii) below), (ii) furnishing the Parent and the Merger Sub and their Financing Sources as promptly as practicable all financial statements, pro forma financial statements and other financial data and financial information of the Company and the Company Subsidiaries that is required under the Debt Commitment Letters (as in effect on the date of this Agreement), including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time the Financing is to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs H and I of Exhibit C of the Debt Commitment Letter (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clauses (i) and (ii) herein shall mean the “Required Information”) and promptly providing Parent with any supplements to the Required Information as reasonably requested by the Parent, (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and the Company Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of the Parent and the Merger Sub and their Financing Sources, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing; provided that any offering documents in relation to debt securities need not be issued by the Company or any of the Company Subsidiaries, (v) using reasonable best efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by the Parent, (vi) using reasonable best efforts to assist in delivery of inventory appraisals and field audits reasonably requested by the Parent, (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by the Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (viii) executing and delivering any customary credit agreements, indentures and pledge and security documents (subject to occurrence of the Effective Time and to be effective on the Closing Date) and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by the Parent, (ix) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Available Financing, (x) assisting in (A) the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or the Company Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by the Parent in connection with the Available Financing; provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (xi) in connection with the Bank Financing or any bridge or loan financing contemplated by the Debt Commitment Letters, providing customary authorization letters to the Financing Sources of the Debt Financing authorizing the distribution of information to prospective lenders, (xii) cooperating with the due diligence of the Financing Sources of the Debt Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xiii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date and (xiv) prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by the Parent upon request by any Financing Source at least five (5) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; provided, however, that, no obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time, and none of the Company or any of the Company Subsidiaries or Company Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time, except to the extent such fee or liability is subject to reimbursement or indemnification pursuant to the next two sentences. The Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.5. The Parent shall indemnify and hold harmless the Company, Company Subsidiaries and the Company Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than historical financial information relating to the Company or the Company Subsidiaries and other than information furnished by or on behalf of the Company or the Company Subsidiaries) used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s, the Company Subsidiaries’ or its Representatives’ gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. The Company will use its reasonable best efforts to periodically update any Required Information provided to the Parent pursuant to this Section 6.5(b) as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Commitment Letters; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the Company Subsidiaries. The Parent acknowledges and agrees that none of the Company, the Company Subsidiaries or the Company Representatives shall have any responsibility for, or incur any liability to, any Person under, any Financing that the Parent or the Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.5(b). All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by the Parent or the Merger Sub or their respective representatives pursuant to this Section 6.5(b) shall be kept confidential in accordance with the Confidentiality Agreement.

6.6            Directors’ and Officers’ Indemnification and Insurance.

(a)            For a period of not less than six (6) consecutive years immediately after the Effective Time, unless otherwise required by applicable Law, the Parent shall cause the articles of incorporation or bylaws or equivalent organizational documents of the Surviving Corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees than are set forth in the Company Articles of Incorporation and Company By-Laws (or equivalent organizational documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims. The Parent shall cause the Surviving Corporation to indemnify and advance expenses to each present and former director, officer and employee and employee benefit plan fiduciary (each, an “Indemnified Person”) of the Company or any of the Company Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such individuals are entitled because they are serving as a director, officer or employee of another entity at the request of the Company or any of the Company Subsidiaries) in respect of actions, omissions or events occurring prior to or on the Effective Time to the fullest extent provided in the Company Articles of Incorporation or Company By-laws or the organizational documents of any Company Subsidiary, as applicable, any indemnification agreement or under applicable Laws, in each case, as in effect on the date of this Agreement (it being understood that, notwithstanding the foregoing, in no event shall the indemnification provided by the Surviving Corporation be less than the indemnification permitted by the applicable Laws then in effect). Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened Proceeding covered by this Section 6.6 after the Effective Time, the Parent shall, or the Parent shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such Indemnified Person providing the Parent with an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto; provided, that such obligation on the part of the Parent shall cease after the sixth (6th) anniversary of the Effective Time except with respect to any Proceeding covered by this Section 6.6 made or filed on or prior to the sixth (6th) anniversary of the Effective Time.

(b)            At or prior to the Effective Time, the Company shall and, if the Company is unable to, the Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) consecutive years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) consecutive years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.6.

(d)            The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, personal representatives or similar representatives, shall be binding on all successors and assigns of the Parent and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the express written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

6.7            No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Parent or any Parent Subsidiary as relates to the Company or any Company Subsidiary, or vice versa, directly or indirectly, the right to control or direct the other party’s or its Subsidiary’s operations prior to the Effective Time.

6.8            Transfer Taxes. The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Surviving Corporation and expressly shall not be a liability of any shareholder of the Company.

6.9            Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock resulting from the transactions contemplated hereby, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10.         Confidentiality Agreement. The Company and the Parent acknowledge and agree that the Confidentiality Agreement dated April 8, 2011 between the Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect and be binding upon the Company and the Parent and shall survive termination of this Agreement for the period set forth therein.

6.11          Cooperation with Solvency Opinion. Each of the Parent and the Company shall use their respective commercially reasonable efforts to (a) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (b) provide or make available such information and documents concerning the business, properties, Contracts, assets and liabilities of the Company and, in the case of the Parent, the Financing, as may reasonably be requested by such appraisal firm in connection with the preparation and delivery of the opinion described in Section 7.3(c). The Parent shall pay the fees and expenses incurred in connection with obtaining such opinion, when such fees and expenses are due and payable.

6.12          Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or stock exchange regulation or listing requirement, including disclosures required under the federal securities laws. Notwithstanding the foregoing, nothing in this Section 6.12 shall limit the rights of the Company or the rights of the Company Board under Section 4.3, including an announcement of any Change in Recommendation or Intervening Recommendation Change or acceptance of a Superior Proposal.

6.13          Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, the Company and the Parent shall promptly notify each other in writing promptly after (a) becoming aware of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) receiving any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or (c) any Proceeding is commenced or, to such party’s Knowledge, threatened against, relating to or involving such party or any of its Subsidiaries which relate to the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VII, below; and provided, further, that the delivery of any notice pursuant to this Section 6.13 shall not cause the failure of any condition set forth in Article VII, below, to be satisfied nor shall the delivery of any such notice be deemed an admission that any condition in Article VII, below, is not or will not be satisfied or that there has been any Company Material Adverse Effect.

6.14          Options; Restricted Awards; ESPP.

(a)            Pursuant to the terms of the Company Option Plans, all unvested Company Options and Company Restricted Stock Awards outstanding thereunder shall become vested at the Effective Time, and all unvested Company Restricted Stock Unit Awards outstanding shall become vested immediately prior to the Effective Time. Such Shares shall be considered outstanding for all purposes of this Agreement, including the conversion of such shares into the right to receive the Per Share Consideration in accordance with Article I of this Agreement.

(b)            As of the Effective Time, in exchange for the cancellation of all Company Restricted Stock Awards and Company Options, (i) each holder of a Company Restricted Stock Award shall be paid the Per Share Consideration for each share of Restricted Stock and (ii) each holder of an outstanding Company Option shall be paid a cash payment, if any, equal to (A) the Per Share Consideration less the exercise price of the Company Option per share, multiplied by (B) the number of shares outstanding under the Company Option. All Company Options outstanding immediately prior to the Effective Time for which the exercise price is more than the Per Share Consideration shall be cancelled as of the Effective Time for no consideration. Such amounts shall be reduced by any federal or state income and employment tax withholding required by law. As of the Effective Time, each holder of a Company Restricted Stock Unit Award shall either (i) be paid the Per Share Consideration for each Restricted Stock Unit or (ii) receive one Share in exchange for each Restricted Stock Unit Award and immediately thereafter be paid the Per Share Consideration for each Share received.

(c)            Prior to the Effective Time, the Company, the Company Board and the applicable committee(s) administering the Company Option Plans, as applicable, shall take such actions as are necessary to effect the provisions of this Section 6.14.

(d)            Prior to the Effective Time, (i) the Company, the Company Board and the applicable committee administering the Company’s Amended and Restated Employee Stock Purchase Plan, as applicable, shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares. The Amended and Restated Employee Stock Purchase Plan shall terminate immediately following the Effective Time. Notwithstanding anything to the contrary set forth herein, the Company shall take all further actions to ensure that a new offering period does not begin following the date of this Agreement.

6.15          Resignation of Directors. The Company shall cause each of its directors and, if requested by the Parent, each director of each Company Subsidiary (or person fulfilling a similar role) to resign (or otherwise to be removed) from such board of directors (or equivalent body) effective immediately prior to the Effective Time.

6.16          Takeover Laws. If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and the Parent and members of their respective boards of directors (or similar governing bodies) shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

6.17          FIRPTA Certification. At the Closing, the Company shall deliver to the Parent a certificate that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that an interest in the Company is not a United States real property interest. To the extent such a certificate is not delivered, the Parent and the Paying Agent shall deduct and withhold such amounts as may be required, in accordance with Section 1.8(f). For the avoidance of doubt, a failure by the Company to deliver such a certificate shall not otherwise impact the respective obligations of each party to effect the Merger and the other transactions contemplated hereby.

ARTICLE VII - CONDITIONS OF MERGER

7.1            Conditions Applicable to Each Party. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Company Requisite Vote. The Company Requisite Vote shall have been obtained.

(b)            Antitrust. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement.

7.2            Additional Conditions Applicable to the Parent and the Merger Sub. The respective obligations of the Parent and the Merger Sub to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)            Company’s Representations and Warranties. Without giving effect to any notice to the Parent under Section 6.13, above, (i) each of the representations and warranties contained in Sections 2.2 and 2.4 shall be true and correct (except in the case of Section 2.2 for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Sections 2.2 and 2.4), disregarding all references to “materiality” or “Company Material Adverse Effect”, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except, in either case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Company Material Adverse Effect. The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(b)            Company’s Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(c)            No Company Material Adverse Effect. Since December 31, 2010, there shall have been no Company Material Adverse Effect and no event or circumstance shall have occurred that would be reasonably expected to result in a Company Material Adverse Effect. The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(d)            No Challenge. There shall not be pending or, to the Knowledge of the Parent or the Company, threatened any Proceeding by any Governmental Authority wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect the right or powers of the Parent to own, operate or control the Company so as to result in a Company Material Adverse Effect.

7.3            Additional Conditions Applicable to the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)            Parent’s and Merger Sub’s Representations and Warranties. Without giving effect to any notice to the Company under Section 6.13, above, (i) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (ii) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date. The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

(b)            Parent’s and Merger Sub’s Agreements and Covenants. The Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

(c)            Solvency Opinion. The Company shall have received an opinion in form and substance reasonably acceptable to the Company, of a nationally recognized independent valuation firm reasonably acceptable to the Parent and the Company, addressed to the Company Board and dated as of the Closing Date, to the effect that, immediately before and immediately after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Parent, the Surviving Corporation and the Parent Subsidiaries, taken as a whole, are solvent, with such assumptions and qualifications as are customary in solvency opinions from valuation firms.

ARTICLE VIII - TERMINATION

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the Company Requisite Vote is obtained (except as noted), as applicable:

(a)            by mutual written consent duly authorized by the Parent Board and the Company Board;

(b)            by either the Company or the Parent by written notice to the other, if:

(i)             (x) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of the Company shall have taken a final vote on a proposal to adopt this Agreement and (y) the Company Requisite Vote shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to the Company if the failure to obtain the Company Requisite Vote was primarily due to the breach or failure of the Company to perform in a material respect any of its obligations under this Agreement;

(ii)            a Governmental Authority shall have issued a non-appealable Final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such non-appealable Final Order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement; or

(iii)           the consummation of the Merger shall not have occurred on or before December 15, 2011 (as may be extended in accordance with this Section 8.1(b)(iii), the “End Date”); provided, however, that if the Marketing Period has commenced on or before such End Date, but will not end before December 15, 2011, such End Date shall automatically be extended by thirty (30) days; provided, further, that the End Date will not occur sooner than three (3) Business Days after the final day of the Marketing Period; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure of the Merger to be consummated before the End Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(c)            by the Parent by written notice to the Company, if the representations and warranties of the Company contained in this Agreement shall have been untrue when made or shall become untrue or the Company breaches or fails to perform any of its agreements or covenants contained in this Agreement, and which such inaccuracy, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of a covenant or agreement is curable by the Company through exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement pursuant to this Section 8.1(c) for ten (10) consecutive days after delivery of written notice from the Parent to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Parent may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company is cured during such ten (10) day period); provided, that the Parent cannot terminate this Agreement pursuant to this clause (c) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(d)            by the Company by written notice to the Parent if the representations and warranties of the Parent or the Merger Sub contained in this Agreement shall have been untrue when made or shall become untrue or the Parent or the Merger Sub breaches or fails to perform any of their agreements or covenants contained in this Agreement, and which such inaccuracy, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3, provided, that if such inaccuracy in the Parent’s or the Merger Sub’s representations and warranties or breach by the Parent or the Merger Sub of a covenant or agreement is curable by the Parent or the Merger Sub through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(d) for ten (10) consecutive days after delivery of written notice from the Company to the Parent of such breach, so long as the Parent or the Merger Sub, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Parent or the Merger Sub is cured during such ten (10) day period); provided, that the Company cannot terminate this Agreement pursuant to this clause (d) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(e)            by the Company by written notice to the Parent, prior to the receipt of the Company Requisite Vote, if the Company terminates this Agreement and enters into an Acquisition Agreement with respect to a Superior Proposal pursuant to and in compliance with Section 4.3 and if the Company pays the Termination Fee and the Parent Reimbursable Expenses in accordance with Section 8.3;

(f)            [Reserved.];

(g)            by the Parent by written notice to the Company, if (A) the Company Board shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Change of Recommendation or an Intervening Recommendation Change; (B) the Company enters into an Acquisition Agreement; (C) the Company Board or any committee thereof approves, endorses or recommends any Takeover Proposal; (D) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; (E) the Company materially breaches any of its obligations set forth in Section 4.3; or (F) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

(h)            by the Company by written notice to the Parent if (i) the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed in writing that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 7.3 provided that the Closing occurs by the close of business on the second Business Day following the date of such notice, (iii) the Marketing Period has ended or will end on the date of such notice, and (iv) by the close of business on the second Business Day after the Company has delivered written notice to the Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated; provided that such conditions in Sections 7.1 and 7.2 remain satisfied and the Company’s certification remains in full force and effect at the close of business on such second Business Day; provided, further, that during such period of two (2) Business Days, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(iii) until after the close of business on the Business Day immediately following the last day of such period.

8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith be of no further force and effect, without any liability on the part of the Parent, the Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders and all rights and obligations of any party hereto shall cease, provided that (i) Section 2.23, Section 3.7, Section 4.4, the fifth to last and penultimate sentences of Section 6.5(b), and Section 6.10, above, this Section 8.2, and Section 8.3 and Article IX, below, shall survive any termination of this Agreement, (ii) the Funding Agreement (in accordance with its terms) shall survive the termination of this Agreement, (iii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement (subject to the time period set forth therein) and (iv) subject to Sections 8.3(d) , 8.3(e) and 9.9(d), nothing contained herein shall relieve any party from liabilities or damages suffered by the other parties hereto arising out of any intentional or willful breach arising prior to termination of this Agreement or fraud by such breaching party.

8.3            Fees and Expenses; Limitation of Liability.

(a)            In the event that:

(i)             (A) a Takeover Proposal shall have been publicly announced after the date hereof and not withdrawn prior to the Shareholders’ Meeting or prior to the termination of this Agreement if there has been no Shareholders’ Meeting, and (B) following the occurrence of a public announcement described in the preceding clause (A), this Agreement is terminated by the Company or the Parent pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(c) and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and thereafter such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 8.3(a)(i), the references to fifteen percent (15%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%); or

(ii)            this Agreement is terminated by the Company pursuant to Section 8.1(e); or

(iii)           this Agreement is terminated by the Parent pursuant to Section 8.1(g);

then, in any such event under clauses (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay to the Parent the Termination Fee by wire transfer (instructions for which have been provided to the Company on the date hereof) of same day funds within two (2) Business Days after such termination or after the consummation of a Takeover Proposal, as applicable, and following such termination or after consummation of such Takeover Proposal, as applicable, the Company shall pay to the Parent the Parent Reimbursable Expenses by wire transfer (instructions for which have been provided to the Company on the date hereof) of same day funds within two (2) Business Days after receiving from the Parent an itemized statement of the Parent Reimbursable Expenses; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $13,000,000. In the event that this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(c), the Parent Reimbursable Expenses shall be paid by the Company to the Parent by wire transfer of same day funds after such termination within two (2) Business Days after receiving from the Parent an itemized statement of the Parent Reimbursable Expenses; provided, that the payment of the expense reimbursement pursuant to this sentence shall not be deemed to relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to this Section 8.3. The payment of the expense reimbursement pursuant to this Section 8.3(a) shall not be a condition to the termination of this Agreement and the obligation to make such payment shall survive the termination of this Agreement.

(b)            In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) or Section 8.1(h), the Parent shall pay or cause to be paid to the Company a fee equal to $26,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination, by wire transfer of same day funds to one or more accounts designated by the Company and following such termination, the Parent shall pay to the Company the Company Reimbursable Expenses by wire transfer of same day funds to such account or accounts within two (2) Business Days after receiving from the Company an itemized statement of the Company Reimbursable Expenses; it being understood that in no event shall the Parent be required to pay the Parent Termination Fee or the Company Reimbursable Expenses on more than one occasion. The payment of the expense reimbursement pursuant to this Section 8.3(b) shall not be a condition to the termination of this Agreement and the obligation to make such payment shall survive the termination of this Agreement.

(c)            Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of transactions contemplated hereby, and that without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the other party commences a Proceeding which results in a judgment against the defaulting party for the payments set forth in this Section 8.3, the defaulting party shall pay the non-defaulting party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. For the avoidance of doubt, any payments required to be made pursuant to this Section 8.3(c) to the Company and the Parent shall not be subject to the caps on Company Reimbursable Expenses and Parent Reimbursable Expenses, respectively.

(d)            Except for and subject to the right of the Company to specific performance in accordance with Section 9.9, payment of the fees and expenses described in Section 8.3(b) shall be deemed liquidated damages and shall be in lieu of damages incurred in the event of termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(h) and shall be the exclusive remedy of the Company and the Company Subsidiaries for any such termination of this Agreement against the Parent, the Merger Sub, the Financing Sources under the Debt Financing, the Funding Parties and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Parent Related Parties”; provided, for the avoidance of doubt, that the term “Parent Related Parties” shall not include the Parent, the Merger Sub or any of their Subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon the payment by the Parent of the fees and expenses described in Section 8.3(b) when due in accordance with this Agreement, none of the Parent, the Merger Sub or any of their Subsidiaries or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties (other than the Financing Sources under the Debt Financing) shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and the indemnification, reimbursement and expense obligations of the Parent contained in Section 6.5(b)).

(e)            Except for and subject to the right of the Parent and the Merger Sub to specific performance in accordance with Section 9.9, (i) in the absence of intentional or willful breach or fraud, the payment of the fees and expenses described in Section 8.3(a) shall be deemed liquidated damages and shall be in lieu of damages incurred in the event of termination of this Agreement pursuant to Section 8.1(b)(i), Section 8.1(c), Section 8.1(e) or Section 8.1(g), and shall be the exclusive remedy of the Parent and the Merger Sub for any such termination of this Agreement against the Company, the Company Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, affiliates or agents (each of the foregoing, the “Company Related Parties”; provided, for the avoidance of doubt, that the term “Company Related Parties” shall not include the Company or any of their Subsidiaries), and upon the payment by the Company of the fees and expenses described in Section 8.3(a), when due in accordance with this Agreement, none of the Company or any of the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Parent and the Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement) and (ii) to the extent not further limited by the payment of fees and expenses referred to in clause (i) above, in no event shall the aggregate liability of the Company, the Company Subsidiaries and the Company Related Parties exceed $26,000,000 for any loss suffered as a result of any breach of this Agreement or the failure of the Merger to be consummated.

(f)            Notwithstanding anything to the contrary contained herein (including Section 9.9), in the event that (i) the Parent and Merger Sub fail to complete the Closing by the End Date, solely due to the fact that the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5(a), pursuant to the commitments with respect thereto) is not available to the Parent and (ii) the Parent and Merger Sub have complied with all of their covenants in this Agreement (including Section 6.5(a)), then the sole and exclusive remedy available to the Company shall be the termination of this Agreement pursuant to Section 8.1(h) and (if payable under Section 8.3(b)) receipt of (A) the Parent Termination Fee and Company Reimbursable Expenses pursuant to Section 8.3(b) and (B) any indemnification, reimbursement and expense obligations of the Parent and Merger Sub under Section 6.5(b).

8.4            Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the adoption of this Agreement by the Company Requisite Vote; provided, however, that after any such adoption, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

8.5           Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE IX - GENERAL PROVISIONS

9.1           Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any agreement, instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any agreement of the parties (for avoidance of doubt, excluding any representation or warranty provided by a party) that by its terms contemplates performance after the Effective Time.

9.2           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation of receipt), or when sent by facsimile or e-mail (with confirmation of receipt), in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

If to the Company:

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495
Attention: Glenn R. James, Chief Executive Officer
Telephone No.: (715) 424-3636
Telecopy No.: (715) 424-4242

with copies (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Attention: Dennis F. Connolly
Telephone No.: (414) 273-3500
Telecopy No.: (414) 273-5198

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Thomas A. Cole
Telephone No.: (312) 853-7473
Telecopy No.: (312) 853-7036

and

if to the Parent or the Merger Sub, to:

Permira Advisers LLC
64 Willow Place, Suite 101
Menlo Park, CA 94025
Attention: Brian Ruder
Telephone No.: (650) 681-4704
Telecopy No.: (650) 853-0180

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Kenton J. King
Telephone No.: (650) 470-4500
Telecopy No.: (650) 798-6527

9.3           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5            Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement, including the Confidentiality Agreement and the Funding Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as set forth in Section 9.7, below, is not intended to confer upon any other Person any rights or remedies hereunder.

9.6            Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Parent and the Merger Sub may assign all or any of their respective rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Parent of its obligations hereunder; provided, further, that the Parent and the Merger Sub may assign any or all of its rights under this Agreement or any related documents to any Financing Source as collateral security.

9.7            Parties in Interest. Subject to Section 9.6, above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (including Annex A hereto), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than: (a) the Indemnified Persons, who shall be entitled to enforce Section 6.6, above, respectively, as third-party beneficiaries of such provisions; (b) the Company Representatives, who shall be entitled to enforce the fifth to last sentence of Section 6.5(b), above, as third party beneficiaries of such provisions applicable to them and (c) the Financing Sources (solely with respect to Sections 8.3(d), 9.6 and 9.9).

9.8            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.9            Enforcement.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the city of New York (and appellate courts thereof) with respect to disputes relating to this Agreement or the transactions contemplated hereunder, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof; provided, however, that each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Except as otherwise set forth herein, including Section 8.3 and Section 9.9(d), all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

(b)            Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing the Parent and the Merger Sub to cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment or the Funding Agreement) shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Parent and the Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that (1) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.3 and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. It is further hereby acknowledged and agreed that the Company has the right to specific performance to cause the Parent and the Merger Sub to use reasonable best efforts to enforce the terms of the Debt Commitment Letters, which may include a demand that the Merger Sub and the Parent file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and the Parent’s and the Merger Sub’s rights thereunder, and such right shall be subject to the requirements that (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Parent and the Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Company has irrevocably confirmed that (1) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any of the conditions in Section 7.3 to the extent not so satisfied and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (D) all conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letters (other than the receipt of the Equity Financing and those conditions that by their nature cannot be satisfied until the Closing, but each of which, including the receipt of the Equity Financing, shall be capable of being satisfied on the Closing (and shall be satisfied on the Closing Date)) have been satisfied and remain satisfied. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded if the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5(a), pursuant to commitments with respect thereto) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c)            Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the party seeking such relief has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction.

(d)            While the Company may pursue either a grant of specific performance under this Section 9.9 or the payment of the Parent Termination Fee and/or Company Reimbursable Expenses by Parent under Section 8.3(b), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement in excess of the Parent Termination Fee and the Company Reimbursable Expenses.

(e)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM IN ANY SUCH LITIGATION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) INCLUDING ANY LITIGATION AGAINST FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTERS.

9.10          Counterparts. This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

9.11          Time is of the Essence. Time is of the essence as to all performance under this Agreement.

9.12          Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Annexes, such reference will be to an Article or Section of or Exhibit or Annex to this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all Exhibits and the Annex hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to the Company, the Parent or the Merger Sub, as the case may be. References herein to “ordinary course of business” shall be deemed to include “in a manner consistent with past practices.” The Company or the Parent, as the case may be, shall, without limitation, be deemed to have “made available” to the other party for purposes of this Agreement any agreements, instruments, certificates and other documents maintained on the Electronic Data Gathering, Analysis, and Retrieval system (a/k/a EDGAR) or in the RR Donnelley virtual data rooms provided in connection with the transactions contemplated by this Agreement, including the Merger, in each case at least one (1) Business Day prior to the date hereof.

9.13          Non-Reliance. The Parent and the Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of the Company Representatives has made, in connection with the Parent’s and the Merger Sub’s investigation of the Company or otherwise, any representation or warranty, express or implied, including with respect to the accuracy or completeness of any information, written or oral, relating to the Company or the Company Subsidiaries.

[Signatures follow.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

Raphael Holding Company

By:	/s/ Brian Ruder
Print Name:	Brian Ruder
Title:	President

MERGER SUB:

Raphael Acquisition Corp.

By:	/s/ Brian Ruder
Print Name:	Brian Ruder
Title:	President

COMPANY:

Renaissance Learning, Inc.

By:	/s/ Glenn R. James
Print Name:	Glenn R. James
Title:	CEO

Exhibit A

Glossary of Defined Terms

“Acquisition Agreement” has the meaning set forth in Section 4.3(d) of this Agreement.

“Adjustment” has the meaning set forth in Section 1.9 of this Agreement.

“Affiliate” means, with reference to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “ control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, no “portfolio company” of any partner of the Parent shall be deemed to be an Affiliate of the Parent, the Merger Sub or such partner.

“Agreement” means the Agreement and Plan of Merger dated August 15, 2011, by and among the Parent, the Merger Sub and the Company, as the same may be amended from time to time in accordance with the terms and conditions thereof.

“Antitrust Laws” has the meaning set forth in Section 6.3(b) of this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.3 of this Agreement.

“Available Financing” has the meaning set forth in Section 6.5(b) of this Agreement.

“Bank Financing” has the meaning set forth in Section 6.5(b) of this Agreement.

“Blackout Period” means each of (i) the period starting August 19, 2011 and ending September 5, 2011, (ii) the period starting November 23, 2011 and ending November 25, 2011, and (iii) the period starting December 23, 2011 and ending January 4, 2012.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of Wisconsin are required or authorized by applicable Law or executive order to be closed.

“Change of Recommendation” has the meaning set forth in Section 4.3(d) of this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement, including the Merger.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended to date.

“Company” has the meaning set forth in the opening paragraph of this Agreement.

“Company Articles of Incorporation” has the meaning set forth in Section 2.1 of this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 2.10(a) of this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Book Entry Shares” has the meaning set forth in Section 1.8(b) of this Agreement.

“Company By-Laws” has the meaning set forth in Section 2.1 of this Agreement.

“Company Certificates” has the meaning set forth in Section 1.8(b) of this Agreement.

“Company Common Stock” has the meaning set forth in Section 1.7(a) of this Agreement.

“Company Consents” has the meaning set forth in Section 6.3 of this Agreement.

“Company Disclosure Letter” has the meaning set forth in the opening paragraph of Article II of this Agreement.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with the Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 2.22 of this Agreement.

“Company License” has the meaning set forth in Section 2.11(a) of this Agreement.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each, an “Effect”) that, when considered either individually or together with all other Effects is materially adverse to (a) the business, assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the parties to consummate the transactions contemplated hereby; provided, however, with respect to clause (a), that in no event shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” hereunder: (i) any Effect that resulted from the entry into or announcement of the execution of this Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners that resulted from entry into or the announcement of the execution of this Agreement; (ii) the performance by the Company of obligations required to be taken under this Agreement; (iii) changes affecting the economy or the securities, credit or financial markets in general in the United States; (iv) changes that are the result of factors generally affecting any business in which the Company and/or any Company Subsidiary operates; (v) any change in the market price or trading volume of the Company Common Stock (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect); (vi) the suspension of trading in securities generally on the NASDAQ (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (vii) any adoption, implementation, proposal or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing after the date hereof; (viii) any action taken or not taken to which the Parent has expressly consented to in writing; (ix) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2010 (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (x) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of the Company Subsidiaries); (xi) any loss by the Company of the services of Terrance D. Paul or Judith Ames Paul; or (xii) any reductions of or reallocations within education budgets at the federal, state or local government level; provided, however, that changes set forth in clauses (iii), (iv), (vi), (vii), (x) and (xii), above, may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (i), (ii), (v) or (viii), above.

“Company Option” has the meaning set forth in Section 2.2 of this Agreement.

“Company Option Plan” has the meaning set forth in Section 2.2 of this Agreement.

“Company Preferred Stock” has the meaning set forth in Section 2.2 of this Agreement.

“Company Registered IP” has the meaning set forth in Section 2.18(b) of this Agreement.

“Company Reimbursable Expenses” means all reasonable out of pocket expenses incurred by the Company and its Affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby; provided, however, in no event shall the amount of Company Reimbursable Expenses for purposes hereof exceed $1,750,000.

“Company Related Parties” has the meaning set forth in Section 8.3(e) of this Agreement.

“Company Reports” has the meaning set forth in Section 2.6(a) of this Agreement.

“Company Representatives” means any officer, director, employee, consultant, agent, advisor (including any financial advisor, counsel or accountant), Affiliate or other representative of the Company or any Company Subsidiary

“Company Requisite Vote” has the meaning set forth in Section 2.21 of this Agreement.

“Company Restricted Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Restricted Stock Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Restricted Stock Unit Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.10 of this Agreement.

“Consent” means agreements, from the parties to those Contracts which by their terms terminate, are modified, have payments or other obligations which may be accelerated, or specifically require consent of another Person upon consummation of one or more of the transactions contemplated by this Agreement, including the Merger, consenting to the transactions contemplated by this Agreement without any amendment or modification of the Contract.

“Contract” means any agreement, lease, license, note, mortgage, indenture, contract or other legally binding obligation.

“Copyrights” has the meaning set forth in Section 2.18(a) of this Agreement.

“Debt Commitment Letters” has the meaning set forth in Section 3.6 of this Agreement.

“Debt Financing” has the meaning set forth in Section 3.6 of this Agreement.

“DFI” means the Wisconsin Department of Financial Institutions and any successor thereto.

“Domain Names” has the meaning set forth in Section 2.18(a) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.6(b) of this Agreement.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Exhibit A.

“Effective Time” means the date and time at which the Merger becomes effective in accordance with the WBCL.

“Employee Agreement” means each management, employment, change in control, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter) between the Company, any Company Subsidiaries or any Company ERISA Affiliate and any director or any employee pursuant to which the Company or any Company Subsidiary has or may have any current or future liabilities or obligations.

“End Date” has the meaning set forth in Section 8(b)(iii) of this Agreement.

“Environmental Claim” means any investigation, suit, proceeding, notice, Order, demand, letter, claim or request for information in writing alleging that the Company or any of the Company Subsidiaries has been, is or may be in violation of or subject to liability under any Environmental Law, or relating to Hazardous Substances.

“Environmental Laws” means any applicable Law or Order relating to any matter of pollution, protection of human health, the environment, natural resources or environmental regulation or control or regarding Hazardous Substances.

“Environmental License” means any License required under any applicable Environmental Law.

“Equity Financing” has the meaning set forth in Section 3.6 of this Agreement.

“Equity Funding Letters” has the meaning set forth in Section 3.6 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended to date.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Exchange Fund” has the meaning set forth in Section 1.8(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 1.7(a) of this Agreement.

“Exclusive Inbound License Agreements” has the meaning set forth in Section 2.18(h) of this Agreement.

“Existing PTO Policy” has the meaning set forth in Section 6.4(e) of this Agreement.

“Existing Severance Policy” has the meaning set forth in Section 6.4(a) of this Agreement.

“Financing” has the meaning set forth in Section 3.6 of this Agreement.

“Financing Letters” has the meaning set forth in Section 3.6 of this Agreement.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with this Agreement and the transactions contemplated hereby, including the parties named in Section 3.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Foreign Company Plan” has the meaning set forth in Section 2.10(j).

“Funding Agreement” has the meaning set forth in the recitals to this Agreement.

“Funding Parties” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Governmental Filings” has the meaning set forth in Section 6.3 of this Agreement.

“Governmental Licenses” has the meaning set forth in Section 6.3 of this Agreement.

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Inbound License Agreements” has the meaning set forth in Section 2.18(g) of this Agreement.

“Indemnified Person” has the meaning set forth in Section 6.6(a) of this Agreement.

“Information” has the meaning set forth in Section 9.13 of this Agreement.

“Intellectual Property” has the meaning set forth in Section 2.18(a) of this Agreement.

“Intervening Event” means a fact, event, change, development or set of circumstances material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any Company Subsidiary or any breach by any of the shareholders who are party to thereto of the Shareholders Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement); provided, however, that in no event shall any fact, event, change, development or set of circumstances resulting from or relating to any of the following give rise to an Intervening Event: (a) any Takeover Proposal; (b) the announcement, pendency, consummation or the existence of, or any action taken by the Company pursuant to and in compliance with the terms of, this Agreement; (c) changes in the market price of the Company Common Stock or the Company’s exceeding any internal or public projections, forecasts or estimates of revenues or earnings, in each case in and of itself (provided that the facts, events, changes, developments or set of circumstances giving rise to or contributing to such material improvement or improvements may be taken into account in the determinations to be made under Section 4.3(e)); (d) any adoption, implementation, proposal or change in any applicable Law, including amendment, modification or adoption of any Tax Law, or required change in GAAP or interpretation of any of the foregoing after the date hereof; (e) changes affecting the economy or the securities, credit or financial markets in general in the United States; or (f) changes that are the result of factors generally affecting any business in which the Company and/or any Company Subsidiary operates; provided, however, that changes set forth in clauses (d), (e) or (f) may be taken into account in determining whether an Intervening Event exists to the extent such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (a), (b) or (c) above.

“Intervening Recommendation Change” has the meaning set forth in Section 4.3(e) of this Agreement.

“IP Agreements” mean the Inbound License Agreements, Outbound License Agreements and Exclusive Inbound License Agreements.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of Terrance D. Paul, Glenn R. James, Steven A. Schmidt, Mary T. Minch and Mark R. Swanson.

“Knowledge of the Parent” means the actual knowledge, as of the date of this Agreement, of the executive officers of the Parent.

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, requirement, permit, authorization, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required, issued or granted by any Governmental Authority.

“Lien” means, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances or security interests of any kind or nature.

“Marketing Period” means the first period of 30 consecutive days (not including the Blackout Periods) after the date the Proxy Statement shall have been mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting and throughout which: (i) the Parent and the Merger Sub shall have the Required Information that the Company is required to provide to the Parent pursuant to Section 6.5(b) and (ii) the conditions set forth in Sections 7.1(b) and 7.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1(b) and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive day period; provided that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such 30 day period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company Reports, (B) the financial statements included in the Required Information that is available to the Parent on the first day of any such 30 consecutive-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 30 consecutive-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 30 consecutive-day period or to enable the Company’s accountants to provide a customary comfort letter at such time, in which case the Marketing Period shall not be deemed to commence until the receipt by the Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 30 consecutive-day period or to enable the Company’s accountants to provide a customary comfort letter at such time, (C) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Company Reports have been amended or the Company has determined that no restatement shall be required, or (D) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; and provided, further that, for purposes of determining the Marketing Period, the Blackout Periods shall not be counted.

“Marks” has the meaning set forth in Section 2.18(a) of this Agreement.

“Material Contracts” has the meaning set forth in Section 2.12 of this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means an amount equal to the product of the Per Share Consideration and the number of Shares issued and outstanding immediately prior to the Effective Times (excluding any Excluded Shares).

“Merger Sub” has the meaning set forth in the opening paragraph of this Agreement.

“Merger Sub Board” has the meaning set forth in the recitals to this Agreement.

“NASDAQ” means the NASDAQ Global Select Market and any successor thereto.

“New PTO Policy” has the meaning set forth in Section 6.4(e) of this Agreement.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any agreement entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Outbound License Agreements” has the meaning set forth in Section 2.18(g) of this Agreement.

“Owned Real Property” has the meaning set forth in Section 2.13(a) of this Agreement.

“Parent” has the meaning set forth in the opening paragraph of this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Consent” has the meaning set forth in Section 6.3 of this Agreement.

“Parent Reimbursable Expenses” means all reasonable out of pocket expenses incurred by the Parent, the Merger Sub and their Affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby; provided, however, in no event shall the amount of Parent Reimbursable Expenses for purposes hereof exceed $1,750,000.

“Parent Related Parties” has the meaning set forth in Section 8.3(d) of this Agreement.

“Parent Representatives” means any officer, director, employee, consultant, agent, advisor (including any financial advisor, counsel or accountant), Affiliate or other representative of the Parent or any Parent Subsidiary.

“Parent Subsidiary” means any direct or indirect Subsidiary of the Parent, including the Merger Sub.

“Parent Termination Fee” has the meaning set forth in Section 8.3(b) of this Agreement.

“Patents” has the meaning set forth in Section 2.18(a) of this Agreement.

“Paying Agent” has the meaning set forth in Section 1.8 of this Agreement.

“Per Share Consideration” has the meaning set forth in Section 1.7(a) of this Agreement.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate Proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iii) the interest of a landlord under a lease or a licensor under a license, and (iv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, in each case of clauses (i) through (iv), above, that would not reasonably be expected to result in a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

“Proxy Statement” has the meaning set forth in Section 6.1 of this Agreement.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company, which provisions to keep such information confidential are no less restrictive to such Person than the Confidentiality Agreement is to the Parent, its Affiliates, and their respective personnel and representatives, it being understood that such Qualifying Confidentiality Agreement will contain a “standstill” provision prohibiting the submission of Takeover Proposals or amendments thereto to the Company without the written consent of the Company Board (notwithstanding the execution of this Agreement), and which agreement does not prohibit compliance by the Company with its obligations under Section 4.3 to provide notices and other information to the Parent.

“Real Property Leases” has the meaning set forth in Section 2.13(b) of this Agreement.

“Recommendation” has the meaning set forth in Section 2.4(b) of this Agreement.

“Required Information” has the meaning set forth in Section 6.5(b) of this Agreement.

“Retained Employees” has the meaning set forth in Section 6.4(a) of this Agreement.

“Rights” means arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests or other Rights, or securities or Rights convertible into or exchangeable for shares of the capital stock or other equity interests of a Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, each as amended from time to time.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“SERP” has the meaning set fort in Section 6.4(c) of this Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Severance Adoption Date” has the meaning set forth in Section 6.4(a) of this Agreement.

“Shareholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Shareholders’ Meeting” has the meaning set forth in Section 6.2 of this Agreement.

“Shares” has the meaning set forth in Section 1.7(a) of this Agreement.

“Solvent”, when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (iii) such Person has not incurred and does not intend to incur or believe that it will incur liabilities, including contingent and other liabilities, beyond its ability to pay as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with reference to any corporation, partnership, limited liability company, business trust, joint venture or other entity, ownership by such entity, directly or indirectly, of fifty percent (50%) or more of the voting equity of such entity, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means any bona fide written Takeover Proposal that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor) to be (i) more favorable to the Company’s shareholders than the transactions contemplated hereby and (ii) reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable person that has agreed to provide or cause to be provided the amounts set forth therein; provided that for purposes of the definition of “Superior Proposal” the references to fifteen percent (15%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%).

“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group,” within the meaning of Section 13(d) of the Exchange Act relating to a single transaction or series of related transactions (i) any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries or fifteen percent (15%) or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with fifteen percent (15%) or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the shareholders of any Person would own fifteen percent (15%) or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

“Takeover Laws” has the meaning set forth in Section 2.14 of this Agreement.

“Tax” means taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including consolidated, combined and unitary tax returns.

“Termination Fee” has the meaning set forth in Section 8.3(a) of this Agreement.

“Timing Impediment” has the meaning set forth in Section 6.2 of this Agreement.

“Trade Secrets” has the meaning set forth in Section 2.18(a) of this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.8 of this Agreement.

“WARN Act” has the meaning set forth in Section 2.17(b) of this Agreement.

“WBCL” means the Wisconsin Business Corporation Law and the rules and regulations promulgated thereunder, if any, each as amended to date.

Appendix B

PERSONAL AND CONFIDENTIAL

August 15, 2011

Board of Directors
Renaissance Learning, Inc.
2911 Peach Street
Wisconsin Rapids, WI 54494

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Renaissance Learning, Inc. (the “Company”) of the $14.85 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 15, 2011 (the “Agreement”), by and among Raphael Holding Company (“Raphael”), Raphael Acquisition Corp., a wholly owned subsidiary of Raphael, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Raphael and any of their respective affiliates, including Permira Advisers LLC, an affiliate of Raphael (“Permira”), and any of its affiliates and portfolio companies, and of third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided, and are currently providing, certain investment banking services to Permira and its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Cognis GmbH, a portfolio company of Permira, in connection with its sale in December 2010; joint lead manager with respect to a public offering of 210,000,000 shares of TDC A/S, a portfolio company of Permira, in December 2010; co-manager with respect to an initial public offering of 43,500,000 shares of Freescale Semiconductor Holdings I, Ltd., a portfolio company of Permira, in May 2011; co-manager and participant with respect to a term loan and revolving credit facility (aggregate principal amount of $1,125,000,000) provided to NDS Group Ltd., a portfolio company of Permira, in February 2011; and financial advisor to Vacaciones eDreams, S.L., a portfolio company of Permira, in connection with the acquisition of Opodo Limited in May 2011. We may also in the future provide investment banking services to the Company, Raphael and their respective affiliates, including Permira and its affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Permira and its affiliates from time to time and may have invested in limited partnership units of affiliates of Permira from time to time and may do so in the future.

Board of Directors
Renaissance Learning, Inc.
August 15, 2011
Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the education industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $14.85 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $14.85 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Raphael or the ability of the Company or Raphael to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors
Renaissance Learning, Inc.
August 15, 2011
Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $14.85 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Appendix C

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT, dated as of August 15, 2011 (this “Agreement”), is by and among Raphael Holding Company, a Delaware corporation (“Parent”), Raphael Acquisition Corp., a Wisconsin corporation (“Merger Sub”), Renaissance Learning, Inc., a Wisconsin corporation (the “Company”), and each of the other parties signatory hereto (each a “Shareholder” and collectively the “Shareholders”).

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as an indirect, wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof the Shareholders owned of record, and had the right to vote, 20,175,139 shares (and each Shareholder owned the number of such shares set forth beside such Shareholder’s name on the signature page hereto) of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by any Shareholder by purchase or otherwise from the date hereof through the termination of this Agreement, are collectively referred to herein as the Shareholders’ “Subject Shares”);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholders agree, and each of the Shareholders has agreed, to enter into this Agreement; and

WHEREAS, as a condition and inducement to the Shareholders’ willingness to enter into this Agreement, the Shareholders have requested that the Company agree, and the Company has agreed, to certain indemnification, access and other matters as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT

Section 1.01 Voting Agreement.

(a) Each Shareholder irrevocably and unconditionally agrees to vote, or cause the holder of record on any applicable record date to vote, all Subject Shares that such Shareholder beneficially owns or controls in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger at any meeting of the shareholders of the Company (whether annual or special, and at each adjourned or postponed meeting) at which the Merger Agreement and the Merger are submitted for the consideration.

(b) Each Shareholder hereby irrevocably and unconditionally agrees to vote all Subject Shares that such Shareholder is entitled to vote against the approval of (i) any Takeover Proposal, (ii) any extraordinary dividend or distribution by the Company or any Company Subsidiary and (iii) any material change in the capital structure of the Company or any Company Subsidiary.

(c) Notwithstanding the foregoing or anything to the contrary contained herein, the obligations of the Shareholders under this Section 1.01 shall be suspended if the Company Board effects an Intervening Recommendation Change; provided, that such obligations shall be reinstated at such time, if any, that the Company Board or a committee thereof withdraws or publicly proposes to withdraw the Intervening Recommendation Change or approves or recommends, or publicly proposes to approve or recommend, the Merger Agreement.

(d) For the avoidance of doubt, each Shareholder agrees that the obligations of the Shareholders specified in this Section 1.01 shall not be affected by (i) any Change in Recommendation (other than an Intervening Recommendation Change) or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

(e) Each Shareholder hereby agrees that any agreements among the Shareholders or any of them that could be construed to limit their respective rights to enter into this Agreement, perform hereunder, or restrict the Company’s ability to consummate the Merger are amended to the full extent necessary to assure that entering into this Agreement and performance hereunder are permitted under each such agreement without breach thereof.

(f) For the avoidance of doubt, the agreements in this Section 1.01 shall not prevent any Shareholder from taking any action expressly permitted by Section 5.01 below.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholders that:

Section 2.01 Organization and Good Standing. The Company is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its jurisdiction of incorporation.

Section 2.02 Authorization; Execution; Enforceability. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.03 No Third Party Consents; No Violations.

(a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by the Company from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any governing documents of the Company, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to, (1) any Contract binding upon the Company or (2) any Law to which the Company is subject.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Shareholders that:

Section 3.01 Organization and Good Standing. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization.

Section 3.02 Authorization; Execution; Enforceability. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent’s and Merger Sub’s corporate or similar powers and have been duly and validly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.03 No Third Party Consents; No Violations.

(a) No notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by Parent or Merger Sub from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than (i) applicable requirements, if any, of (1) the Exchange Act, (2) state securities or “blue sky” Laws, (3) the WBCL to file the Articles of Merger or other appropriate documentation, and (4) NASDAQ, (ii) those required by applicable Antitrust Laws, including the HSR Act, and (iii) where the failure to obtain such consents, registrations, permits, approvals or authorizations or to make such notifications, reports or other filings, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any governing documents of Parent or Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, (1) any Contract binding upon Parent or Merger Sub or (2) any Law to which Parent or Merger Sub is subject.

Section 3.04 Independent Review, Non-Reliance. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and the Company Subsidiaries. In connection with entering into this Agreement and the Merger Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company and the Shareholders contained in the Merger Agreement and this Agreement. Parent also acknowledges and agrees that, except for the representations and warranties expressly set forth in the Merger Agreement and this Agreement, neither it nor Merger Sub has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company or any of the Shareholders. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company or the Shareholders certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to Parent that:

Section 4.01 Organization and Good Standing. If such Shareholder is an entity, such Shareholder is duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization.

Section 4.02 Authorization; Execution; Enforceability. If such Shareholder is an entity, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within such Shareholder’s corporate or similar powers and have been duly and validly authorized by all necessary corporate or similar action on the part of such Shareholder and no other corporate or similar proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03 No Third Party Consents; No Violations.

(a) No notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by such Shareholder from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation by such Shareholder of the transactions contemplated hereby will not, constitute or result in (i) if such Shareholder is an entity, a breach or violation of, or a default under, any governing documents of such Shareholder, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Shareholder pursuant to, (1) any Contract binding upon such Shareholder or (2) any Law to which such Shareholder is subject.

Section 4.04 Ownership of Subject Shares. Except for transfers of Subject Shares expressly permitted by Section 5.01 below:

(a) such Shareholder is the record owner of, and has the right to vote, such Shareholder’s Subject Shares, free and clear of any Lien (including any restriction on the right to vote or otherwise dispose of such Shareholder’s Subject Shares), other than those Liens that would not impede in any manner such Shareholder’s ability to perform this Agreement in any material respect;

(b) none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such Subject Shares; and

(c) such Shareholder is not the beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the Subject Shares, shares owned by the trusts listed on Exhibit A (each a “Trust” and collectively the “Trusts”) and, in the case of Alexander F. Paul, additional shares owned by his wife, Carolyn M. Paul.

Section 4.05 Other Representations.

(a) Each Shareholder has received and reviewed a copy of the Merger Agreement and each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(b) Except for the Company’s financial advisor as provided in Section 2.23 of the Merger Agreement, no broker, investment bank, financial advisor, employee or affiliate of the Company or any other Person is entitled to any broker’s, finder’s, financial advisor’s, success or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

ARTICLE 5
COVENANTS OF SHAREHOLDERS

Section 5.01 No Inconsistent Proxies.

(a) Each Shareholder hereby covenants and agrees that, except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares in a manner inconsistent, or that is reasonably likely to be exercised in a manner inconsistent, with the terms of this Agreement, (ii) sell, assign, transfer, gift-over, hedge, pledge, encumber or otherwise dispose of, or enter into any Contract or other arrangement or understanding with respect to the sale, assignment, transfer, gift-over, hedge, pledge, encumbrance or other disposition of, any Subject Shares during the term of this Agreement except for transfers to any person or entity who is subject to this Agreement or (iii) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio, and each Shareholder agrees that any such prohibited action may and should be enjoined.

(b) If any involuntary transfer of any of the Subject Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

(c) Each Shareholder agrees that each Shareholder shall not, and shall not authorize or permit any of such Shareholder’s agents, representatives, advisors, employees, officers or directors to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Common Stock, Company Options or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.

(d) Notwithstanding the foregoing, each Shareholder may make (i) transfers of Subject Shares by will or by operation of law or other transfers for estate planning or charitable purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such transfer and (ii) transfers as Parent may otherwise agree in writing in its sole discretion.

(e) If so requested by Parent, each Shareholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.

Section 5.02 No Solicitation of Takeover Proposals. Subject to Section 5.08, each Shareholder, in such Shareholder’s capacity as a beneficial owner of the Subject Shares, agrees that it shall not, (a) solicit, initiate, or knowingly facilitate, cooperate with or knowingly encourage (including by way of furnishing non-public information or data) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (c) enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal or (d) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the Merger.

Section 5.03 Non-Competition. Each of Terrance Paul and Judith Paul (the “Primary Shareholders”) agrees and acknowledges that in order to assure Parent and Merger Sub that the Company will retain its value as a going concern, it is necessary that, during the Restricted Period (as defined below), the Primary Shareholders undertake not to utilize their special confidential knowledge of the Company and its relationship with clients or customers to compete with the Parent and Merger Sub. Each of the Primary Shareholders further agrees and acknowledges that, during the Restricted Period, the Company could be irreparably damaged if they were to engage in a business similar to, or competitive with, the Business (as defined below). Therefore, as an inducement for Parent and Merger Sub to enter into the Merger Agreement, each of the Primary Shareholders hereby agrees, severally and not jointly, that during the period which shall commence at the time of the Effective Time and shall terminate five (5) years from the Closing Date (the “Restricted Period”), such Primary Shareholder shall not directly or indirectly (including through any Affiliate of such Primary Shareholder): (a) own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesperson, guarantor, advisor, member of the board of directors of, employee of or consultant of any company, business, venture or activity, or any division, group, or other subset of any company, business or venture, that engages in, or is developing, a business that is competitive with, the Business or any substantive part thereof (each a “Competitor”) within the world; or (b) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Company prior to the Closing Date. For the purpose of this Agreement, “Business” means the business of the Company, as conducted as of the date of this Agreement, of providing computer-based assessment technology and school improvement programs for pre-kindergarten through senior high (pre-K-12) schools and districts. Notwithstanding the foregoing, (A) each Primary Shareholder may own securities in any Competitor or Affiliate of a Competitor that is a publicly held corporation, but only to the extent that such Primary Shareholder does not own, of record or beneficially, more than 2% (two percent) of the outstanding beneficial ownership of any such Competitor or Affiliate and (B) nothing in this Agreement shall limit the Primary Shareholders’ investment in or involvement with the LENA Foundation in connection with any of its present activities or with or in charter or private schools. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

Section 5.04 No Solicitation of Company Employees and Customers.

(a) During the Restricted Period, no Primary Shareholder shall, directly or indirectly, for such Primary Shareholder or on behalf of or in conjunction with any other Person, employ, engage, solicit or attempt to solicit, recruit, or receive or accept the performance of services by, any employee of the Company; provided, however, that a general solicitation of employment through a mass publication media shall not be deemed to violate the provisions hereof. Each Primary Shareholder shall use commercially reasonable efforts to communicate the restrictions imposed by this Section 5.04 to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment on their behalf and instruct such Persons to comply with such restrictions.

(b) During the Restricted Period, no Primary Shareholder shall, directly or indirectly, for such Primary Shareholder or on behalf of or in conjunction with any other Person:

(i)            solicit any Person who is a customer of the Company with respect to the Business; or

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company to cease doing business with the Company or in any way interfere with its relationship with the Company.

For the avoidance of doubt, nothing in this Section 5.04(b) shall prevent the Primary Shareholders from soliciting, recruiting or hiring teachers, administrators or other school personnel (including customers of the Company) for employment, voluntary service or otherwise at charter or private schools with which the Primary Shareholders become affiliated.

(c) Each Primary Shareholder shall refer all inquiries regarding the Business, products and services of the Company to Parent.

Section 5.05 Confidentiality. From and after the Closing, subject to the terms and conditions of Article 7 and Article 8, each Primary Shareholder shall use, and shall cause each of its Affiliates to use, its reasonable best efforts to hold in confidence and not, without the prior written approval of Parent and the Company, disclose to any Person other than Parent, the Company or representatives of such Primary Shareholder who are subject to an obligation of confidentiality, any information of any kind relating to the Company, unless: (i) such information becomes generally known to the public through no fault of the Primary Shareholders, or (ii) the Primary Shareholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the Company or the Primary Shareholders or is otherwise compelled to be disclosed under applicable Law; provided, however, that prior to disclosing any information pursuant to clause (i) or (ii) above (except in the case of a lawsuit by the Primary Shareholders against Parent), the Primary Shareholders shall give prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure and shall cooperate with efforts to prevent or otherwise limit such disclosure.

Section 5.06 Non-Disparagement. As long as the Company continues to conduct the type of business which it currently conducts, each Primary Shareholder agrees that, other than as is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory process or proceeding or as may be required by Law, such Primary Shareholder will not, and will cause its Affiliates not to, make any public or private, oral or written statements that disparage, denigrate or malign (a) the Parent, the Company or any of their respective Affiliates, successors, assigns or investors or any of their respective officers, directors, employees or agents or (b) any of the Company’s, the Parent’s or any of their respective Affiliates’ products or services. This Section 5.06 shall terminate with respect to non-public statements upon the conclusion of the Restricted Period and with respect to all other statements on the tenth anniversary of the Effective Time.

Section 5.07 Blue-Penciling. Each Primary Shareholder agrees that the territorial, time and scope limitations of the restrictive covenants set forth in Sections 5.03, 5.04, 5.05 and 5.06 are reasonable and that Parent has a legitimate business interest justifying the restrictions contained in these Sections. In the event that any court determines that the territorial, time and/or scope limitations are unreasonable and that such provision(s) is to that extent unenforceable, the parties agree to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 5.08 Merger Agreement and Legal Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent: (a) any Shareholder from, as a member of the Board of Directors of the Company and in his or her capacity as such, (i) participating in or facilitating any action that the Company or its Board of Directors, or members thereof, are permitted to take under the Merger Agreement or (ii) taking any action that a director of the Company determines in good faith that he or she must take given his or her fiduciary duties or in order to comply with applicable Law; or (b) the Shareholders from negotiating a shareholders or similar agreement with a third party if the conditions for negotiating an Acquisition Agreement with such party, as set forth in the Merger Agreement, have been satisfied.

ARTICLE 6
SHAREHOLDER MAXIMUM LIABILITY

Section 6.01 Indemnification. From and after the Closing, the Company shall, and Parent shall cause the Company to, indemnify each Shareholder and each of the Trusts against, and hold each Shareholder and each of the Trusts harmless from, any and all Losses incurred or suffered by such Shareholder or Trust arising out of, related to or in connection with any claim by Parent, Merger Sub or any of their respective Affiliates (i) related to the Merger Agreement or (ii) the transactions contemplated by the Merger Agreement. For purposes of this Agreement, “Losses” shall mean any and all losses, damages, costs, expenses, liabilities, obligations, judgments and claims of any kind (including attorneys’ fees and all expenses and costs of investigation and litigation).

Section 6.02 Contribution. If the indemnification of a Shareholder or a Trust provided for in Section 6.01 is for any reason held unenforceable or invalid, although otherwise applicable in accordance with its terms, the Company agrees to contribute, and Parent agrees to provide such funds to the Company as may be necessary for such contribution, to the Losses for which such indemnification is held unenforceable or invalid in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Shareholders and the Trusts, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative fault of the Company shall be deemed to be 99.99%, and the relative fault of the Shareholders and the Trusts, taken together, shall be deemed to be 0.01%.

Section 6.03 Shareholder Maximum Liability. The maximum aggregate liability of the Shareholders for damages in connection with breaches of the Merger Agreement or this Agreement if the Closing does not occur (“No Closing Breaches”) shall be limited to the Shareholder Liability Limitation (as defined below), and, in no event shall Parent or Merger Sub be permitted to obtain, nor shall they permit any Parent Representative to obtain, any monetary recoveries or awards in connection with No Closing Breaches in excess of the Shareholder Liability Limitation against any of the Shareholders. “Shareholder Liability Limitation” means an amount equal to $26,000,000. For the avoidance of doubt, in the event the Closing occurs, no Shareholder shall have any liability to Parent, Merger Sub or any of their respective Affiliates for any acts or omissions of any Shareholder, the Company or any Company Representative that occurred, or facts or circumstances that existed, prior to Closing.

ARTICLE 7
ACCESS TO INTELLECTUAL PROPERTY; FUTURE PUBLICATIONS

Section 7.01 Access to Intellectual Property. From and after the Closing, the Company shall afford the Primary Shareholders reasonable access to all non-confidential Intellectual Property owned or licensed by the Company (including unpublished research or information relating to the history of the Company owned or licensed by the Company or any Company Subsidiary, and to employees of the Company who have or are aware of such research or information), for the sole purpose of their research whether or not in connection with the books and other publications discussed in Section 7.02; provided, however, that the Primary Shareholders have provided advance written notice to the Company requesting such access and obtained the prior written consent of the Company, which consent shall not be unreasonably delayed or withheld.

Section 7.02 Future Publications. Parent and the Company hereby agree to waive any and all rights and interests in any future books or other publications authored by the Primary Shareholders and acknowledge and agree that neither Parent nor the Company shall be entitled to any revenues, proceeds or royalties of any kind resulting from such books or other publications. The Primary Shareholders shall be permitted to use, reference or disclose confidential information of the Company, including confidential Intellectual Property, in any authored book or other publication, provided that the Primary Shareholders have obtained the prior written consent of the Company for such use, reference or disclosure, which consent shall not be unreasonably delayed or withheld.

ARTICLE 8
AMENDED AND RESTATED AGREEMENT AND LICENSE

At the Closing, the Company shall, and Terrance D. Paul and Judith Ames Paul shall cause Base Camp Learning Solutions, Inc. to, enter into an Amended and Restated Agreement and License in substantially the form attached hereto as Exhibit B.

ARTICLE 9
TERMINATION

This Agreement shall automatically terminate without any further action of any party on the date of termination of the Merger Agreement in accordance with its terms. In the event of the termination of this Agreement as provided in this Article 9, this Agreement shall forthwith be of no further force and effect, without any liability on the part of any party hereto and their respective directors, officers, employees, partners, members or shareholders and all rights and obligations of any party hereto shall cease, provided that nothing contained herein shall relieve any party hereto from Losses suffered by the other parties hereto arising out of any intentional or willful breach arising prior to termination or fraud by such breaching party. All articles of this Agreement shall survive the Effective Time except Article 1 and Sections 5.01 and 5.02.

ARTICLE 10
MISCELLANEOUS

Section 10.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation of receipt), or when sent by facsimile or e-mail (with confirmation of receipt), in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

(a) if to Parent, Merger Sub or the Company, to the applicable address set forth in the Merger Agreement; and

(b) if to a Shareholder, to the address set forth under such Shareholder’s name on the signature page hereto.

Section 10.02 Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 10.03 Costs and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.04 Assignment and Successors. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their respective rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

Section 10.06 Counterparts. This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

Section 10.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.08 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (a) “or” is disjunctive but not necessarily exclusive, (b) words in the singular include the plural and vice versa, and (c) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 10.09 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. With respect to disputes arising out of or relating to this Agreement, the parties hereby (i) submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York (and appellate courts thereof), (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10.01. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.11 Acknowledgment; Non-Reliance; Limitation of Damages.

(a) Each of Parent, Merger Sub and the Company acknowledges that each Shareholder signs solely in its capacity as the record or beneficial (as applicable) owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Shareholder, or require such Shareholder to take any action, in his or her capacity as an officer or director of the Company. Parent and Merger Sub acknowledge and agree that except for representations and warranties expressly set forth in this Agreement, neither the Shareholders nor any representatives of the Shareholders have made any representation or warranty, express or implied, in connection with this Agreement, the Merger Agreement or the Parent’s and the Merger Sub’s investigation of the Company. The Parent and the Merger Sub acknowledge and agree that the Shareholders shall have no liability to the Parent or the Merger Sub or any of the Parent Representatives for any breach of the Merger Agreement.

(b) Without limiting the generality of Section 10.11(a), Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders have made any representation or warranty, including with respect to (i) any projections, forecasts, or forward-looking statements made or made available to Parent or Merger Sub or any of the Parent Representatives or (ii) any memoranda, charts, summaries, schedules or other information about the Company or the Company Subsidiaries made available to Parent or Merger Sub or any of the Parent Representatives (including any information prepared by any financial advisor to the Company), except as expressly set forth in the Merger Agreement and this Agreement. Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders shall have any liability to Parent or Merger Sub or any of the Parent Representatives relating to or resulting from the use of any information, written or oral, relating to the Company or the Company Subsidiaries (collectively, the “Information”) or any errors or inaccuracies contained therein or omissions therefrom, except in the case of (1) the Company for any liability resulting from the breach of its representations, warranties, covenants and agreements expressly set forth in the Merger Agreement or this Agreement but only to the extent provided in the Merger Agreement or this Agreement or (2) the Shareholders for any liability resulting from the breach of their representations, warranties, covenants and agreements expressly set forth in this Agreement but only to the extent provided in this Agreement. Parent and Merger Sub also agree that neither they nor any of the Parent Representatives has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders (other than those set forth in this Agreement or the Merger Agreement), and Parent and Merger Sub acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company and the representations and warranties expressly set forth in this Agreement and the Merger Agreement, subject to the limitations and restrictions specified herein and therein.

(c) Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders shall have any liability to Parent or Merger Sub or any of the Parent Representatives relating to or resulting from the use of the Information or any errors or inaccuracies contained therein or omissions therefrom, except in the case of (i) the Company for any liability resulting from the breach of its representations, warranties, covenants and agreements expressly set forth in the Merger Agreement or this Agreement but only to the extent provided in the Merger Agreement or this Agreement or (ii) the Shareholders for any liability resulting from the breach of their representations, warranties, covenants and agreements expressly set forth in this Agreement but only to the extent provided in this Agreement.

(Intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

PARENT

Raphael Holding Company

By:	/s/ Brian Ruder
Print Name:	Brian Ruder
Title:	President

MERGER SUB:

Raphael Acquisition Corp.

By:	/s/ Brian Ruder
Print Name:	Brian Ruder
Title:	President

COMPANY:

Renaissance Learning, Inc.

By:	/s/ Glenn R. James
Print Name:	Glenn R. James
Title:	CEO

SHAREHOLDERS SIGNATURE PAGE
TO THE SHAREHOLDERS AGREEMENT

Shares of Company Common Stock

/s/ Terrance D. Paul	7,643,825
Terrance D. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/ Judith A. Paul	7,643,825
Judith A. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143

GLOBAL EQUITY HOLDING PARTNERSHIP	439,560

BY:            GLOBAL EQUITY HOLDING FUND I, L.P., General Partner

By:	/s/ Terrance D. Paul
Terrance D. Paul, General Partner

By:	/s/ Judith A. Paul
Judith A. Paul, General Partner

BY:            GLOBAL EQUITY HOLDING FUND II, L.P., General Partner

By:	/s/ Terrance D. Paul
Terrance D. Paul, General Partner

By:	/s/ Judith A. Paul
Judith A. Paul, General Partner

SHAREHOLDERS SIGNATURE PAGE
TO THE SHAREHOLDERS AGREEMENT

Shares of Company Common Stock

/s/ Louis S. Harrison	2,000,000
Louis S. Harrison, Trustee of Terrance Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247

/s/ Robert S. Held	2,000,000
Robert S. Held, Trustee of Judith Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247

/s/ Alexander F. Paul	183,987
Alexander F. Paul, Trustee of Judith Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/ Mia P. Moe	183,986
Mia P. Moe, Trustee of Terrance Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143

/s/ Mia P. Moe	39,978
Mia P. Moe, Trustee of Alexander Paul Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143

SHAREHOLDERS SIGNATURE PAGE
TO THE SHAREHOLDERS AGREEMENT

Shares of Company Common Stock

/s/ Alexander F. Paul	39,978
Alexander F. Paul, Trustee of Mia Moe Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143

EXHIBIT A

ALEXANDER F. PAUL CHILD’S TRUST
MIA T. MOE CHILD’S TRUST
ALYSSA M. MARIA CHILD’S TRUST
BLISS E. COHEN CHILD’S TRUST

The following entity serves as trustee for each of the foregoing Trusts:

Tahoe Management Company, Inc.
400 South Rampart
Suite 400
Las Vegas, NV 89145-5725

EXHIBIT B

FORM OF AMENDED AND RESTATED AGREEMENT AND LICENSE

(see attached)

Amended and Restated Agreement and License

This Amended and Restated Agreement and License (this “Agreement”) is made and entered into as of the Effective Date (defined below) by and between Renaissance Learning, Inc., a Wisconsin corporation with its principal place of business at Wisconsin Rapids, Wisconsin (the “Company” or “RL”) and Base Camp Learning Solutions, Inc., a Delaware corporation with its principal place of business at Boulder, Colorado (“BCLS”).

WHEREAS, BCLS desires to use (solely for the Purpose, defined below) the Company’s current and future software products and services in various learning environments on the same basis as other school district customers of the Company;

WHEREAS, the Company is willing to grant BCLS a license for such use on the terms and conditions of this Agreement; and

WHEREAS, this Agreement amends, restates and supersedes in its entirety that certain Renaissance Learning, Inc. and Base Camp Learning Solutions, Inc. Agreement and License, dated as of October 31, 2007.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby agreed between the parties as follows:

1.	DEFINITIONS
Definitions as used in this Agreement:
a.           “Software” means the software provided by RL pursuant to this Agreement, including the current and future versions of Renaissance Place, Accelerated Reader Enterprise, Accelerated Reader, Accelerated Math Enterprise, Accelerated Math, STAR Reading, STAR Early Literacy, STAR Math and Math Facts in a Flash, together with all subsequent RL-authorized updates, replacements, modifications or enhancements thereof and Documentation that RL makes generally-available to its customers in connection therewith.
b.           “Services” means all support services provided by RL pursuant to this Agreement.
c.           “Materials” means the hardware, books, videos, and other tangible products (excluding Software) provided by RL pursuant to this Agreement.
d.           “Documentation” means the user guides, reference manuals, and installation information provided by RL to BCLS.
e.           “Effective Date” means the date set forth immediately preceding the signatures at the end of this agreement.
f.            “Paul Family” means the family and descendants of Terrance D. Paul and Judith A. Paul.
g.           “Purpose” means the internal educational use of the Paul Family.

2.	LICENSE GRANT
All Software provided to BCLS under this Agreement is subject to the software license terms attached hereto as Exhibit C.

3.	FEES
a.           RL will deliver the Materials, Software and Services in accordance with the exhibits hereto and BCLS shall pay RL according to the payment terms set forth on Exhibit A.
b.           All prices and fees are in U.S. dollars unless otherwise specified.
c.           BCLS is responsible for all sales, use, value-added, excise, property, withholding, and other taxes and duties (if any) assessed by any authority in connection with this Agreement.
d.           Invoices not paid within the terms set out in Exhibit A are subject to interest charges accruing from the invoice date at an annual rate equal to the prime rate listed in the Money Rates section of The Wall Street Journal published on the first business day preceding the date of invoice plus 4%, but in no case more than the maximum amount allowed by law, if any.

4.	SUPPORT
The Paul Family and BCLS’s educators, administrative users and technical support personnel will have unlimited access to phone support and online chat support for the Software solely for the Purpose; Monday through Friday during RL’s normal business hours, excluding holidays observed by RL.

Use of computer technology, public utilities and the internet are inherently subject to uncertainties and RL does not represent that use of the Software will be uninterrupted, error-free, virus free, without slow response time, or completely secure.

Support does not include issues relating to use of the Internet or software and hardware not provided by RL. Maintenance and support of any RL-provided equipment is subject to the limited warranty terms included in the equipment documentation. BCLS agrees to provide RL with all information reasonably requested by RL for use in replicating, diagnosing and correcting any Software errors or other problems reported by BCLS.

BCLS is responsible for limiting Software access rights to its employees, students, parents and anyone else for whom BCLS sets up a user account in the Software (collectively “Users”) solely in the furtherance of the Purpose and assumes all risks associated with its password policies, administration of User rights, and for the use or misuse of the system by the Users.

5.	AGREEMENT TO USE COMMERCIALLY REASONABLE EFFORTS
RL agrees to use its commercially reasonable efforts to deliver the Materials, Software and Services, as described more fully in the exhibits to this Agreement, in a competent and professional manner, and in compliance with the terms and conditions set forth in this Agreement.

6.	PROPRIETARY INFORMATION
a.           The parties agree to maintain the confidentiality of business, operational and other information provided to one another hereunder, provided such information is marked or otherwise identified as confidential or proprietary or is of a nature that the receiving party knows or should know is confidential or proprietary (referred to herein as “Proprietary Information”), and will only use it in carrying out its rights and obligations under this Agreement. Without limiting the foregoing, BCLS will only use the Software for the Purpose.

b.           Both parties agree to restrict access to the Proprietary Information of the other only to employees and contractors who require access in the course of their assigned duties and responsibilities in connection with this Agreement.
c.           The confidentiality obligations of the parties regarding the Proprietary Information of the other shall not apply to any material or information that (i) is or becomes a part of the public domain through no act or omission by the receiving party, (ii) is independently developed by employees of the receiving party without use or reference to the Proprietary Information of the other party, (iii) is disclosed to the receiving party by a third-party that, to the receiving party’s knowledge, was not bound by a confidentiality obligation to the other party, (iv) is demanded by a lawful order from any court or any body empowered to issue such an order, or (v), is required by operation of law.

7.	PRIVACY
a.           Each party is responsible for its compliance with the applicable privacy laws, including the Children’s Online Privacy Protection Act and the Family Educational Rights and Privacy Act (collectively, the “Privacy Laws”). In the event of conflict or uncertainty interpreting the Privacy Laws, a party will resolve the uncertainty or conflict in favor of prohibiting the disclosure of personally identifiable information.
b.           All personally identifiable information and school-identifying information (collectively “BCLS Information”) shall remain the property of the BCLS.
c.           Non-identifiable and de-identified information is the property of RL and may be used for research, product development, improving the Software, and other legitimate purposes.
d.           BCLS will keep confidential the technical information relating to the setup and security of the Software including but not limited to RL server IP addresses, passwords, virtual private network setup, and encryption keys.

8.	TERM AND TERMINATION
a.           The initial term of this Agreement will commence on the Effective Date and will continue for a period of five (5) years. BCLS shall have the option (but not the obligation) to extend the initial term for an additional five (5) years by providing the Company written notice prior to the termination of the initial term. The initial term of this Agreement and any extension thereof are referred to herein as the “Term.”
b.           RL may terminate this Agreement, and/or any licenses granted herein immediately without right to cure if BCLS uses, transfers or discloses any of the Software or other Proprietary Information, or any copy or modification thereof, in violation of this Agreement.
c.           Either party may cancel this Agreement upon 30-day’s written notice if the other party has breached any material provision of this Agreement, including failure to make payments when due and such breach is not fully cured within such 30-day period.
d.           BCLS may terminate this Agreement at any time by returning all copies of the Software to the Company or informing the Company in writing that it will no longer utilize any Software and deleting all copies thereof.

e.           Upon termination BCLS shall immediately pay to RL all undisputed amounts due for Materials, Software and Services provided under this Agreement, and RL shall reimburse BCLS the pro-rata portion of any annual subscription fees or any other fees paid in advance for any unexpired subscription period or any other unexpired period. Termination of this Agreement shall not limit the remedies otherwise available to either party, including injunctive relief. Sections 6 through 9 of this Agreement and all Software restrictions and intellectual property ownership provisions included in the exhibits to this Agreement shall survive any termination or expiration of this Agreement.

9.	DISCLAIMER OF WARRANTIES
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SOFTWARE, SERVICES AND MATERIALS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. NEITHER THE COMPANY NOR ITS SUPPLIERS MAKES ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY FOR ANY PURPOSES WHATSOEVER OF THE SOFTWARE, SERVICES OR MATERIALS. NEITHER COMPANY NOR ITS SUPPLIERS MAKES ANY WARRANTIES OR REPRESENTATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, CORRESPONDENCE WITH DESCRIPTION, QUIET ENJOYMENT OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10.	LIMITATIONS OF LIABILITY AND DAMAGES
RL WILL NOT BE LIABLE FOR NOR SHALL CUSTOMER MAKE ANY CLAIM FOR (WHETHER BASED ON CONTRACT, TORT, STRICT OR STATUTORY LIABILITY, NEGLIGENCE OR OTHERWISE), ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES (EVEN IF RL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, LOSS OF USE OF SERVICES, COST OF CAPITAL, COST OF SUBSTITUTE SERVICES OR FACILITIES, DOWNTIME COSTS OR DAMAGES AND EXPENSES ARISING OUT OF THIRD-PARTY CLAIMS.

11.	MISCELLANEOUS
a.           BCLS shall comply with all then current export and import laws and regulations of the United States and such other governments as are applicable to the Software. In particular, but without limitation, the Software may not be exported (i) into (or to a national or resident of) any U.S. embargoed country (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Table of Denial Orders. By using the Software you represent and warrant that you are not located in, under control of, or a national or resident of any such country or on any such list.
b.           RL may use third-parties in performance of this Agreement and all references to RL or its employees shall be deemed to include such third-parties.

c.           A party may not assign this Agreement or any license granted or created hereunder whether by operation of law, or in any other manner, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Company may assign this Agreement either (i) to an affiliate of Company so long as the Company remains secondarily liable, or (ii) in its entirety as part of the sale or transfer, directly, indirectly or by operation of law of all or substantially all of the assets or business of the Company.
d.           The parties are independent contractors and nothing in this Agreement shall be deemed to make either party an agent, employee, partner or joint ventures of the other party.
e.           The waiver by either party of a breach by the other party of any provisions of this agreement shall not be deemed a waiver of any subsequent breach.
f.            This agreement shall be governed by the laws of the State of Wisconsin, excluding its conflict of law provisions.
g.           Any notice required under this Agreement shall be given in writing and shall be deemed effective upon mailing by first class mail, properly addressed and postage prepaid, or delivery by courier service to the address specified on the face page hereof or to such other address as the parties may designate in writing.
h.           If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion.
i.            The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation, or expiration of this Agreement.
j.            Except for payment defaults, neither party shall be considered in default in performance of its obligations hereunder if performance of such obligations is prevented or delayed by force majeure or any cause beyond its reasonable control.
k.           This Agreement, including the attached exhibits, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all proposals and prior discussions and writings between the parties with respect thereto. This Agreement may only be modified in writing and only if signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the     day of      2011.

RENAISSANCE LEARNING, INC.	BASE CAMP LEARNING SOLUTIONS, INC.

Title:	Title:

Date:	Date:

EXHIBIT A

PAYMENT TERMS

1.            BCLS shall pay the Company for the license set forth in Exhibit C the amount of four thousand U.S. dollars ($4000) per year each year during the Term, with the first payment due within two weeks of the Effective Date and then annually thereafter, subject to price increases of no more than five percent (5%) per year.

2.            In the event that BCLS provides Company with written notice of its election to obtain the Source Code License (defined in Exhibit B), BCLS shall promptly pay to Company a one-time fee of twenty-five thousand U.S. dollars ($25,000).

3.            BCLS may purchase Materials at a price equal to the price the Company charges school district customers of the Company at the time of the sale to BCLS.

4.            Send all payments to:

Renaissance Learning, Inc.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, WI 54495-8036
Attn: Mary Minch

EXHIBIT B

OPTIONAL MATERIALS AND SOURCE CODE LICENSE PURCHASES

1.            Option to Purchase Materials. During the Term, the Company grants to BCLS the right to purchase (per Exhibit A) up to a maximum of fifty (50) units annually of:

the Company’s hardware Materials produced or marketed by the Company currently or in the future, including but not limited to Neo Laptops, Accelerated Math scanners, and 2 Know Responders; and

all other supporting Materials produced or marketed by the Company currently or in the future, including Accelerated Math Learning Cards, Math Builders, Reading Renaissance Power Lessons, Math Renaissance Power Lessons, Renaissance Vocabulary Power Lessons and any other training materials, on-line courses and any related Materials.

2.            Option to Purchase Source Code License. The Company grants to BCLS the right to purchase during the Term (in accordance with Exhibit A) and subject to Section 4 of the Agreement and all of the restrictions on use of Software set forth in Exhibit C, for confidential, non-commercial use by BCLS solely for the Purpose, access to and a perpetual, fully-paid up (upon Company’s receipt of the applicable license fees set forth on Exhibit A), royalty-free license to use, modify, and adapt the source code of Accelerated Reader Enterprise, Accelerated Reader, Accelerated Math Enterprise, Accelerated Math, Math Facts in a Flash, STAR Reading, STAR Early Literacy and STAR Math in the form that each item of such Software exists as of the Effective Date, including all necessary Documentation related thereto in existence as of the Effective Date, and the library of Accelerated Reader quizzes existing as of the date during the Term of BCLS’s election hereunder, in each case solely for the Purpose (the “Source Code License”).

3.            Source Code Escrow. Within sixty (60) days following the Effective Date, the parties will set up a source code escrow account with a reputable escrow agent mutually agreed upon by the parties. The source code escrow account will include the source code of the Software that is the subject of the Source Code License. Company shall maintain the account at its own expense during the Term; provided, however, that Company shall have no obligation to provide any Software updates, enhancements or new versions to the escrow account; provided, further, however, that Company shall, no less than annually during the Term or until BCLS elects to exercise its right to obtain the Source Code License, provide to the escrow account the updated library of Accelerated Reader quizzes. Promptly upon the establishment of the account, BCLS shall verify the accuracy and completeness of the source code files included in the account. No source code shall be released to BCLS unless and until BCLS tenders to Company the fees set forth on Exhibit A applicable to the Source Code License.

EXHIBIT C

SOFTWARE LICENSE

1.
Grant of License. In accordance with the terms and conditions of the Agreement, RL grants BCLS a non-exclusive, nontransferable license to use the Software during the Term solely for the Purpose. Unless BCLS elects to exercise the Source Code License, such Software shall be provided by RL to BCLS solely in object code form.

2.
Student Capacity. Students permitted to use this Software are limited to the Paul Family. Circumventing this restriction by any means is a material breach of this Agreement and may result in immediate termination of this Agreement by RL.

3.
Restrictions. BCLS shall not make the Software or Content available in whole or in part in any networked or time-sharing environment extending beyond BCLS ’s internal systems and intranet; provided, however, that BCLS may use the Software or Content on any device or any at site so long as it restricts access to the Paul Family through reasonable security efforts. “Content” means all types of information including without limitation text, software, sound recordings, photographs, graphics, video, databases or any other compilations rendered available by RL and accessible through the Software. BCLS SHALL NOT PERMIT STUDENT TESTING OR ANY OTHER STUDENT USE OF THE SOFTWARE OR THE CONTENT OF THE SOFTWARE (“CONTENT”) OTHER THAN FOR THE PURPOSE. BCLS may not copy any portion of the Software or translate, reverse-engineer, disassemble, or decompile any Software provided to BCLS in object code form only. Embedded third-party applications may only be used in conjunction with the Software and data processed by the Software. BCLS is responsible for use of the Software by all persons BCLS provides Software access to (i.e. its: educators, parents, students or other users involved in the Purpose) and shall ensure that use of the Software by persons to whom BCLS provides access is in accordance with the terms and conditions hereof.

4.
Ownership. All rights in the Software and Content including but not limited to copyright, database rights and other intellectual property rights, are owned and retained by RL and the relevant licensors of any embedded third-party software. The Software and Content are protected by U.S. and international copyright laws and the Software’s source code is a trade secret of RL. Neither the Software nor the BCLS ’s rights or obligations under this Agreement may be sublicensed, leased, rented, distributed, assigned, or transferred in whole or in part to any third-party. All Content provided with the Software shall be used solely by BCLS at sites reasonably related to the Purpose in accordance with the restrictions in Clause 3 and the other terms and conditions of this Agreement. Content shall not be copied, published, given away, posted, leased, sold, or licensed to any third-party. Content shall not be used in conjunction with software other than that provided or authorized by RL. BCLS is prohibited from capturing or extracting Content by any means not expressly granted hereunder, or using it for any purpose other than the Purpose.

5.
Technological Changes. As technology advances it becomes necessary for software companies to discontinue support for older operating systems and third-party software. It is the responsibility of BCLS to keep its computers, networks, operating systems, and third-party software up-to-date and functional.